As filed with the Securities and Exchange Commission on January 30, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MY SIZE, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	51-0394637
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4 Hayarden St.

P.O.B. 1026,

Airport City, 7010000

Israel

+972-3-600-9030

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

1-800-927-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary Emmanuel, Esq. Eyal Peled, Esq. Greenberg Traurig, LLP One Vanderbilt Avenue New York, NY 10017 +1 212 801 9337	Andrey Yanai Barnea & Co. Electra City Tower 58 HaRakevet St. Tel Aviv 6777016, Israel Tel: +972-3-640-0600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 30, 2023

My Size, Inc.

2,572,832 Shares of Common Stock

This prospectus relates to the resale, by the selling stockholders identified in this prospectus, of up to an aggregate of up to 2,572,832 shares of common stock, par value $0.001 per share of My Size, Inc. consisting of (i) 441,899 shares of common stock issuable upon the exercise of Series A warrants and 441,899 shares of common stock issuable upon the exercise of Series B warrants issued in a private placement concurrently with a registered direct offering in January 2023, or the RD Offering, (ii) 540,098 shares of common stock issuable upon the exercise of pre-funded warrants issued in a private placement to the same purchaser as in the RD Offering, or the PIPE Offering, (iii) 540,098 shares of common stock issuable upon the exercise of Series A warrants and 540,098 shares of common stock issuable upon the exercise of Series B warrants issued in connection with the PIPE Offering, and (iv) 68,740 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the RD Offering and PIPE Offering, or the Offerings.

The selling stockholders are identified in the table commencing on page 32. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The selling stockholders may sell all or a portion of the shares of common stock from time to time in market transactions through any market on which our shares of common stock are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our common stock is listed on the Nasdaq Capital Market under the symbol “MYSZ” and on the Tel Aviv Stock Exchange, or the TASE, under the symbol “MYSZ”. On January 27, 2023, the last reported sale price of our common stock on the Nasdaq Capital Market was $2.81 per share.

Investing in our securities involves a high degree of risk. You should read this prospectus supplement and the accompanying prospectus as well as the information incorporated herein and therein by reference carefully before you make your investment decision. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is January              , 2023.

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About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information that is contained in this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any security other than the shares of common stock offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Our financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our historical results do not necessarily indicate our expected results for any future periods.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

We implemented a 1-for-25 reverse stock split of our outstanding shares of common stock that was effective for Nasdaq Capital Market purposes at the open of business on December 8, 2022. All share and related option and warrant information presented in this prospectus have been retroactively adjusted to reflect the reduced number of shares and the increase in the share price which resulted from this action.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context otherwise requires, references to “we,” “our,” “us,” “My Size” or the “Company” in this prospectus mean My Size, Inc. on a consolidated basis with its wholly-owned subsidiaries, My Size (Israel) 2014 Ltd., Orgad International Marketing Ltd, and Naiz Bespoke Technologies, S.L., as applicable.

Overview

We are an omnichannel e-commerce platform and provider of AI-driven apparel sizing and digital experience solutions that drive revenue growth and reduce costs for our business clients for online shopping and physical stores.

Our flagship innovative tech products, MySizeID, enables shoppers to generate highly accurate measurements of their body to find the accurate fitting apparel by using our application on their mobile phone or through MySizeID Widget: a simple questionnaire which uses a database collected over the years.

MySizeID syncs the user’s measurement data to a sizing chart integrated through a retailer’s (or a white labeled) mobile application, and only presents items for purchase that match their measurements to ensure a correct fit.

We are positioning ourselves as a consolidator of sizing solutions and new digital experience due to new developments for the fashion industry needs. Our other product offerings include First Look Smart Mirror for physical stores and Smart Catalog to empower brand design teams, which are designed to increase end consumer satisfaction, contributing to a sustainable world and reduce operation costs.

Recent Developments

Orgad Acquisition

On February 7, 2022, My Size Israel 2014 Ltd, or My Size Israel, entered into a Share Purchase Agreement, or the Orgad Agreement, with Amar Guy Shalom and Elad Bretfeld, or the Orgad Sellers, pursuant to which the Orgad Sellers agreed to sell to My Size Israel all of the issued and outstanding equity of Orgad International Marketing Ltd., or Orgad.

Orgad operates an omnichannel e-commerce platform engaged in online retailing in the global market. It operates as a third-party seller on Amazon.com, eBay and others. Orgad currently manages more than 1,000 stock-keeping units, or SKUs, mainly in fashion, apparel and shoes.

The Orgad Sellers are the sole title and beneficial owners of 100% of the shares of Orgad. In consideration of the shares of Orgad, the Orgad Sellers are entitled to receive (i) up to $1,000,000 in cash, or the Orgad Cash Consideration, (ii) an aggregate of 2,790,049 shares, or the Orgad Equity Consideration, of our common stock, and (iii) earn-out payments of 10% of the operating profit of Orgad for the years 2022 and 2023. The transaction closed on the same day.

The Orgad Cash Consideration is payable to the Orgad Sellers in three installments, according to the following payment schedule: (i) $300,000 which we paid upon closing, (ii) $350,000 payable on the two-year anniversary of the closing, and (iii) $350,000 payable on the three-year anniversary of the closing, provided that in the case of the second and third installments certain revenue targets are met and subject further to certain downward post-closing adjustment.

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The Equity Consideration is payable to the Orgad Sellers according to the following payment schedule: (i) 1,395,025 shares were issued at closing, and (ii) 1,395,024 shares will be issued in eight equal quarterly installments until the lapse of two years from closing, subject to certain downward post-closing adjustment.

The payment of the second and third cash installments, the equity installments and the earn out are further subject in each case to the Orgad Sellers being actively engaged with Orgad at the date such payment is due (except if the Orgad Sellers resign due to reasons relating to material reduction of salary or adverse change in their position with Orgad or its affiliates).

In connection with the Orgad Agreement, each of the Orgad Sellers entered into employment agreements with Orgad and six-month lock-up agreements with us.

Naiz Acquisition

On October 7, 2022, we entered into a Share Purchase Agreement, or the Naiz Agreement, with Borja Cembrero Saralegui, or Borja, Aritz Torre Garcia, or Aritz, Whitehole, S.L., or Whitehole, Twinbel, S.L., or Twinbel and EGI Acceleration, S.L., or EGI. Each of Borja, Aritz, Whitehole, Twinbel and EGI shall be referred to as the Naiz Sellers herein. Pursuant to the Naiz Agreement, the Naiz Sellers agreed to sell to My Size all of the issued and outstanding equity of Naiz Bespoke Technologies, S.L., or Naiz, a limited liability company incorporated under the laws of Spain. The acquisition of Naiz was completed on October 11, 2022.

In consideration of the purchase of the shares of Naiz, the Naiz Agreement provided that the Naiz Sellers are entitled to receive (i) an aggregate of 6,000,000 shares, or the Naiz Equity Consideration, of My Size common stock, or the Shares, representing in the aggregate, immediately prior to the issuance of such shares at the closing of the transaction, not more than 19.9% of the issued and outstanding Shares and (ii) up to $2,050,000 in cash, the Naiz Cash Consideration.

The Naiz Equity Consideration was issued to the Naiz Sellers at closing of the transaction of which 2,365,800 shares of My Size common stock were issued to Whitehole constituting 6.6% of our outstanding shares following such issuance. The Naiz Agreement also provides that, in the event that the actual value of the Naiz Equity Consideration (based on the average closing price of the Shares on the Nasdaq Capital Market over the 10 trading days prior to the closing of the transaction, or the Equity Value Averaging Period) is less than $1,650,000, My Size shall make an additional cash payment, or the Shortfall Value to the Naiz Sellers within 45 days of our receipt of Naiz’s 2025 audited financial statements; provided that certain revenue targets are met. Following the Equity Value Averaging Period, it was determined that the Shortfall Value is $459,240.

The Naiz Cash Consideration is payable to the Naiz Sellers in five installments, according to the following payment schedule: (i) US$500,000 at closing, (ii) up to US$500,000 within 45 days of My Size’s receipt of Naiz’s 2022 audited financial statements, (iii) up to US$350,000 within 45 days of My Size’s receipt of Naiz’s unaudited financial statements for the six months ended June 30, 2023, (iv) up to $350,000 within 45 days of My Size’s receipt of Naiz’s unaudited financial statements for the six months ended December 31, 2023, and (v) up to $350,000 within 45 days of My Size’s receipt of Naiz’s 2024 audited financial statements; provided that in the case of the second, third, fourth and fifth installments certain revenue targets are met.

The payment of the second, third, fourth and fifth cash installments are further subject to the continuing employment or involvement of Borja and Aritz, or the Key Persons, by or with Naiz at the date such payment is due (except if a Key Person is terminated from Naiz due to a Good Reason (as defined in the Naiz Agreement).

The Naiz Agreement contains customary representations, warranties and indemnification provisions. In addition, the Naiz Sellers are subject to non-competition and non-solicitation provisions pursuant to which they agree not to engage in competitive activities with respect to My Size’s business.

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In connection with the Naiz Agreement, (i) each of the Naiz Sellers entered into six-months lock-up agreements, or the Lock-Up Agreement, with My Size, (ii) Whitehole, Twinbel and EGI entered into a voting agreement, or the Voting Agreement, with My Size and (iii) each of the Key Persons entered into employment agreements and services agreements with Naiz.

The Lock-Up Agreement provides that each Naiz Seller will not, for the six-months period following the closing of the transaction, (i) offer, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares in each case, that are currently or hereafter owned of record or beneficially (including holding as a custodian) by such Naiz Seller, or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition; or (ii) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such Naiz Seller’s Shares regardless of whether any such transaction described in clause (i) or this clause (ii) is to be settled by delivery of Shares or such other securities, in cash or otherwise. The Lock-Up Agreement also contains an additional three-months “dribble-out” provision that provides following the expiration of the initial six-months lock-up period, without My Size’s prior written consent (which My Size shall be permitted to withhold at its sole discretion), each Naiz Seller shall not sell, dispose of or otherwise transfer on any given day a number of Shares representing more than the average daily trading volume of the Shares for the rolling 30 day trading period prior to the date on which such Seller executes a trade of the Shares.

The Voting Agreement provides that the voting of any Shares held by each of Whitehole, Twinbel and EGI, or the Naiz Acquisition Stockholders, will be exercised exclusively by a proxy designated by My Size’s board of directors from time to time, or the Proxy, and that each Naiz Acquisition Stockholder will irrevocably designate and appoint the then-current Proxy as its sole and exclusive attorney-in-fact and proxy to vote and exercise all voting right with respect to the Shares held by each Naiz Acquisition Stockholder. The Voting Agreement also provides that, if the voting power held by the Proxy, taking into account the proxies granted by the Naiz Acquisition Stockholders and the Shares owned by the Proxy, represents 20% or more of the voting power of My Size’s stockholders that will vote on an item, or the Voting Power, then the Proxy shall vote such number of Shares in excess of 19.9% of the Voting Power in the same proportion as the Shares that are voted by My Size’s other stockholders. The Voting Agreement will terminate on the earliest to occur of (i) such time that such Naiz Acquisition Stockholder no longer owns the Shares, (ii) the sale of all or substantially all of the assets of My Size or the consolidation or merger of My Size with or into any other business entity pursuant to which stockholders of My Size prior to such consolidation or merger hold less than 50% of the voting equity of the surviving or resulting entity, (iii) the liquidation, dissolution or winding up of the business operations of My Size, and (iv) the filing or consent to filing of any bankruptcy, insolvency or reorganization case or proceeding involving My Size or otherwise seeking any relief under any laws relating to relief from debts or protection of debtors.

Reverse Stock Split

On December 7, 2022, our board approved a 1-for-25 reverse stock split of our issued and outstanding shares of common stock, or the Reverse Stock Split, and on the same day, we filed with the Secretary of State of the State of Delaware a Certificate of Amendment to our Certificate of Incorporation to effect the Reverse Stock Split. The Reverse Stock Split became effective on December 8, 2022.

Warehouse Fire

On January 2, 2023, Orgad experienced a fire at its warehouse in Israel. We are not aware of any casualties or injuries associated with the fire. We are working to assess the damage and to determine when operations may be resumed at this warehouse or potentially shifted to another location. From a preliminary estimation, we believe that the value of the inventory that was in the warehouse was approximately $450,000. As of the date of this prospectus, it is too early to determine the potential impact of this incident on our results of operations and financial condition or the scope of insurance coverage related to this incident. However, we do not believe that this incident will affect the future sales results of Orgad.

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January 2023 Financing

On January 10, 2023, we entered into a securities purchase agreement, or the RD Purchase Agreement, pursuant to which the Company agreed to sell and issue in the RD Offering an aggregate of 162,000 of the Company’s shares of common stock, or the RD Shares, and pre-funded warrants, or the Pre-funded Warrants, to purchase up to 279,899 shares of common stock and, in a concurrent private placement, unregistered warrants to purchase up to 883,798 shares of common stock, or the RD Warrants, consisting of Series A warrants, or Series A Warrants, to purchase up to 441,899 shares of common stock and Series B warrants, or Series B Warrants, to purchase up to 441,899 shares of common stock, at an offering price of $3.055 per RD Share and associated Series A and Series B Warrants and an offering price of $3.054 per Pre-funded Warrant and associated Series A and Series B Warrants.

In addition, the Company entered into a securities purchase agreement, or the PIPE Purchase Agreement, and together with the RD Purchase Agreement, the Purchase Agreements, pursuant to which the Company agreed to sell and issue in the PIPE Offering an aggregate of up to 540,098 unregistered Pre-funded Warrants and unregistered warrants to purchase up to an aggregate of 1,080,196 shares of common stock, or the PIPE Warrants and together with the RD Warrants, the Warrants, consisting of Series A Warrants to purchase up to 540,098 shares of common stock and Series B Warrants to purchase up to 540,098 shares of common stock at an offering price of $3.054 per Pre-funded Warrant and associated Series A and Series B Warrants.

The Pre-funded Warrants are immediately exercisable at an exercise price of $0.001 per share and will not expire until exercised in full. The Warrants are immediately exercisable upon issuance at an exercise price of $2.805 per share, subject to adjustment as set forth therein. The Series A Warrants have a term of five and one-half years from the date of issuance and the Series B Warrants have a term of 28 months from the date of issuance. The Warrants may be exercised on a cashless basis if there is no effective registration statement registering the shares underlying the warrants.

In connection with the PIPE Purchase Agreement, the Company entered into a registration rights agreement, or the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company is required to file a resale registration statement, or the Registration Statement, with the Securities and Exchange Commission, or the SEC, to register for resale the shares issuable upon exercise of the unregistered Pre-funded Warrants and the Series A and Series B Warrants, within 20 days of the signing date of the PIPE Purchase Agreement, or the Signing Date, and to have such Registration Statement declared effective within 60 days after the Signing Date in the event the Registration Statement is not reviewed by the SEC, or 90 days of the Signing Date in the event the Registration Statement is reviewed by the SEC. The Company will be obligated to pay certain liquidated damages if the Company fails to file the Registration Statement when required, fails to cause the Registration Statement to be declared effective by the SEC when required, of if the Company fails to maintain the effectiveness of the Registration Statement.

The Purchase Agreements and the Registration Rights Agreements also contain representations, warranties, indemnification and other provisions customary for transactions of this nature. In addition, subject to limited exceptions, the Purchase Agreements provide that for a period of one year following the closing of the Offerings, the Company will not effect or enter into an agreement to effect a “variable rate transaction” as defined in the Purchase Agreements. In addition, pursuant to the Purchase Agreements, the Company agreed to abide by certain customary standstill restrictions for a period of sixty (60) days following the closing of the offering.

Aggregate gross proceeds to the Company in respect of the Offerings was approximately $3.0 million, before deducting fees payable to the placement agent and other offering expenses payable by the Company.

We also entered into a letter agreement, or the Engagement Agreement, with H.C. Wainwright & Co., LLC, or Wainwright, pursuant to which Wainwright agreed to serve as the exclusive placement agent for the Company in connection with the Offerings. The Company paid Wainwright a cash placement fee equal to 7% of the aggregate gross proceeds raised in the Offerings, a management fee of 1% of the aggregate gross proceeds raised in the Offerings, a non-accountable expense allowance of $85,000 and clearing fees of $15,950. Wainwright also received placement agent warrants, or the Placement Agent Warrants, with substantially the same terms as the Series A Warrants issued in the Offering in an amount equal to 7% of the aggregate number of Shares and Pre-funded Warrants sold in the Offerings, or 68,740 shares, at an exercise price of $3.8188 per share and a term expiring on January 10, 2028.

Company Information

We were incorporated in the State of Delaware and commenced operations in September 1999 under the name Topspin Medical, Inc. In December 2013, we changed our name to Knowledgetree Ventures Inc. Subsequently, in February 2014, we changed our name to My Size, Inc. Our principal executive offices are located at 4 Hayarden, pob 1026, Airport City, Israel 7010000, and our telephone number is +972-3-600-9030. Our website address is www.MySizeID.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

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The Offering

Shares Offered	Up to 2,572,832 shares of common stock, par value $0.001 per share of My Size Inc., consisting of (i) 441,899 shares of common stock issuable upon the exercise of Series A warrants and 441,899 shares of common stock issuable upon the exercise of Series B warrants issued in a private placement concurrently with the RD Offering, (ii) 540,098 shares of common stock issuable upon the exercise of pre-funded warrants issued in a private placement to the same purchasers as in the RD Offering, (iii) 540,098 shares of common stock issuable upon the exercise of Series A warrants and 540,098 shares of common stock issuable upon the exercise of Series B warrants issued in connection with the PIPE Offering, and (iv) 68,740 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the RD Offering and PIPE Offering, or the Offerings. The selling stockholders are identified in the table commencing on page 32.

Shares of Common Stock Outstanding at January 27, 2023	1,626,117 shares of common stock.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. However, we may receive the proceeds from any exercise of Pre-funded Warrants, Warrants and Placement Agent Warrants if the holders do not exercise the warrants on a cashless basis. See the section of this prospectus titled “Use of Proceeds.”

Nasdaq Capital Market Symbol	MYSZ

Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 7 of this prospectus.

Unless otherwise indicated, the number of shares of common stock outstanding prior to and after this offering is based on 1,626,117 shares of common stock outstanding as of January 27, 2023, and excludes as of such date:

●	42,339 shares of common stock issuable upon exercise of outstanding options under our 2017 Equity Incentive Plan at a weighted exercise price of $22.18;

●	1,890 shares of common stock issuable upon exercise of outstanding options under our 2017 Consultant Equity Incentive Plan and non-plan options at a weighted exercise price of $74.88;

●	76,793 shares of common stock reserved for potential future issuance pursuant to our 2017 Equity Incentive Plan and 2017 Consultant Incentive Plan, combined;
●	270,063 shares of common stock issuable upon the exercise of warrants outstanding at a weighted exercise price of $30.21 per share, prior to giving effect to the price-based anti-dilution adjustment of warrants to purchase an aggregate of 3,682 shares of common stock as a result of the Offerings, under which the exercise price of such warrants will be decreased to a price per share that is equal to the lower of (x) the offering price per share and (y) the lowest volume weighted average price of our common stock on any trading day during the four trading day period immediately following the public announcement of the Offerings; and

●	279,899 shares of common stock issuable upon the exercise of pre-funded warrants outstanding at a weighted exercise price of $0.001 per share.

Unless otherwise indicated, all information in this prospectus (i) assumes no exercise of the outstanding options or warrants described above, and (ii) gives retroactive effect to the 1-for-25 reverse stock split effected on December 8, 2022.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider these risks as well as other information we include in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Summary Risk Factors

The principal factors and uncertainties that make investing in our ordinary shares risky, include, among others:

Risks Related to Our Financial Position and Capital Requirements

●	We have historically incurred significant losses and there can be no assurance when, or if, we will achieve or maintain profitability.

●	Our limited operating history makes it difficult to evaluate our business and prospects.

●	We will need to raise additional capital to meet our business requirements in the future, which is likely to be challenging, could be highly dilutive and may cause the market price of our common stock to decline.

●	The report of our independent registered public accounting firm contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

Risks Related to Our Company and Our Business

●	The market for our measurement technology is new and unproven, may experience limited growth and is highly dependent on U.S. retailers and online third-party resellers adopting our flagship product, MySizeID.

●	Our business may be adversely affected by the impact of the COVID-19 pandemic.

●	Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to grow our business and achieve broader market acceptance of our products.

●	We expect our sales cycle to be long and unpredictable and require considerable time and expense before executing a customer agreement, which may make it difficult to project when, if at all, we will obtain new customers and when we will generate revenue from those customers.

●	We recently acquired Orgad and Naiz and may in the future engage in additional acquisitions, joint ventures or collaborations which may increase our capital requirements, dilute our shareholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks. We may not realize the benefits of these acquisitions, joint ventures or collaborations.

●	If we are not able to enhance our brand and increase market awareness of our company and products, then our business, results of operations and financial condition may be adversely affected.

●	If we do not develop enhancements to our products and introduce new products that achieve market acceptance, our business, results of operations and financial condition could be adversely affected.

●	The mobile technology industry is subject to rapid technological change and, to compete, we must continually enhance our mobile device applications and custom development services.

●	Our growth depends, in part, on the success of our strategic relationships with third parties.

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●	Changes in economic conditions could materially affect our business, financial condition and results of operations.

●	We rely upon third parties to provide distribution for our applications, and disruption in these services could harm our business.

●	We rely on third-party hosting and cloud computing providers to operate certain aspects of our business. Any failure, disruption or significant interruption in our network or hosting and cloud services could adversely impact our operations and harm our business.

●	Real or perceived errors, failures, or bugs in our products could adversely affect our operating results and growth prospects.

●	We could be harmed by improper disclosure or loss of sensitive or confidential company, employee, or customer data, including personal data.

●	A material breach in security relating to our information systems and regulation related to such breaches could adversely affect us.

●	Our products and our business are subject to a variety of U.S. and international laws and regulations, including those regarding privacy, data protection and information security, and our customers may be subject to regulations related to the handling and transfer of certain types of sensitive and confidential information. Any failure of our products to comply with or enable our customers to comply with applicable laws and regulations would harm our business, results of operations and financial condition.

●	We may not be able to adequately protect our intellectual property, which, in turn, could harm the value of our brands and adversely affect our business.

●	We may face intense competition and expect competition to increase in the future, which could limit us in developing a customer base and generating revenue.

●	Our business operations and future development could be significantly disrupted if we lose key members of our management team.

●	If we are able to expand our operations, we may be unable to successfully manage our future growth.

Risks Related to Our Operations in Israel and Russia

●	Our headquarters and most of our operations are located in Israel, and therefore, political conditions in Israel may affect our operations and results.

●	Russia’s invasion of Ukraine and sanctions brought against Russia could disrupt our operations in Russia.

Risks Related to Our Common Stock

●	A more active, liquid trading market for our common stock may not develop, and the price of our common stock may fluctuate significantly.

●	Sales by our stockholders of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

●	Our securities are traded on more than one market which may result in price variations.

●	We are a former “shell company” and as such are subject to certain limitations not generally applicable to other public companies.

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Risks Related to Our Financial Position and Capital Requirements

We have historically incurred significant losses and there can be no assurance when, or if, we will achieve or maintain profitability.

We realized a net loss of approximately $5.9 million for the nine months ended September 30, 2022, $10.5 million and $6.2 million for the years ended December 31, 2021 and 2020, respectively, and had an accumulated deficit of $51.1 million as at September 30, 2022. Because of the numerous risks and uncertainties associated with the development and commercialization of our products and business, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Expected future operating losses will have an adverse effect on our cash resources, shareholders’ equity and working capital. Our failure to become and remain profitable could depress the value of our stock and impair our ability to raise capital, expand our business, maintain our development efforts, or continue our operations. A decline in our value could also cause you to lose all or part of your investment in us.

Our limited operating history makes it difficult to evaluate our business and prospects.

We have only been developing our measurement technology since 2014. Since then, our operating history has been primarily limited to research and development, pilot studies, raising capital, and more recently sales and marketing efforts. Therefore, it may be difficult to evaluate our business and prospects. We have not yet demonstrated an ability to commercialize our products. Consequently, any predictions about our future performance may not be accurate, and you may not be able to fully assess our ability to complete development and/or commercialize our products, and any future products.

We will need to raise additional capital to meet our business requirements in the future, which is likely to be challenging, could be highly dilutive and may cause the market price of our common stock to decline.

Based on our projected cash flows and the cash balances as of the date of this prospectus, our existing cash will be sufficient to fund operations for a period less than 12 months. As a result, there is substantial doubt about our ability to continue as a going concern. In order to meet our business objectives in the future, we will need to raise additional capital, which may not be available on reasonable terms or at all. Additional capital would be used to accomplish the following:

●	finance our current operating expenses;

●	pursue growth opportunities;

●	hire and retain qualified management and key employees;

●	respond to competitive pressure;

●	comply with regulatory requirements; and

●	maintain compliance with applicable laws.

Current conditions in the capital markets are such that traditional sources of capital may not be available to us when needed or may be available only on unfavorable terms. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions, and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot assure you that we will be able to successfully raise additional capital at all or on terms that are acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our business, results of operations and financial condition.

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To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in substantial dilution for our current stockholders. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then-outstanding. We may issue additional shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock in connection with hiring or retaining personnel, option or warrant exercises, future acquisitions or future placements of our securities for capital-raising or other business purposes. The issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline and existing stockholders may not agree with our financing plans or the terms of such financings. In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition. Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, or we may have to cease our operations, which would have a material adverse effect on our business, results of operations and financial condition.

The report of our independent registered public accounting firm contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

We have incurred significant losses and negative cash flows from operations and have an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Our audited consolidated financial statements for the year ended December 31, 2021 were prepared under the assumption that we would continue our operations as a going concern. Our independent registered public accounting firm has included a “going concern” explanatory paragraph in its report on our financial statements for the year ended December 31, 2021. If we are unable to improve our liquidity position, by, among other things, raising capital through public or private offerings or reducing our expenses, we may exhaust our cash resources and will be unable to continue our operations. If we cannot continue as a viable entity, our shareholders would likely lose most or all of their investment in us.

Risks Related to Our Company and Our Business

The market for our measurement technology is new and unproven, may experience limited growth and is highly dependent on U.S. retailers and online third-party resellers adopting our flagship product, MySizeID.

The market for our measurement technology is relatively new and unproven and is subject to a number of risks and uncertainties. We believe that our future success will depend in large part on market adoption of our flagship product, MySizeID, by U.S. retailers and online third-party resellers. In order to grow our business, we intend to focus on educating retailers and resellers and other potential customers about the benefits of our measurement technology, expanding the functionality of our products and bringing new products to market to increase market acceptance and use of our technology. Our ability to develop and expand the market that our products address depends upon a number of factors, including the cost savings, performance and perceived value associated with such products. The market for our products could fail to develop or there could be a reduction in interest or demand for our products as a result of a lack of consumer acceptance, technological challenges, competing products and services, weakening economic conditions and other causes. We may never successfully commercialize our products and if our products fail to achieve market acceptance, this would have a material adverse effect on our business, results of operations and financial condition.

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Our business may be adversely affected by the impact of COVID-19 pandemic.

Public health epidemics or outbreaks could adversely impact our business. In late 2019, a novel strain of COVID-19, also known as coronavirus, was reported in Wuhan, China. While initially the outbreak was largely concentrated in China, it has now spread to Israel and the United States, and infections have been reported globally. Many countries around the world, including in Israel, have implemented significant governmental measures to control the spread of the virus, including temporary closure of businesses, severe restrictions on travel and the movement of people, and other material limitations on the conduct of business. These measures have resulted in work stoppages and other disruptions. We implemented remote working and work place protocols for our employees in accordance with Israeli government requirements. In addition, while we have seen an increased demand for MySizeID, the COVID-19 pandemic has had a particularly adverse impact on the retail industry and this has resulted in an adverse impact on our marketing and sales activities.

In particular, the continued spread of COVID-19 in Israel and globally could adversely impact our operations, including among others, our sales and marketing efforts and our ability to raise additional funds, and accordingly, the impact of coronavirus could have an adverse impact on our business and our financial results.

Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to grow our business and achieve broader market acceptance of our products.

Our ability to achieve customer adoption, especially among U.S. retailers will depend, in part, on our ability to effectively organize, focus and train our sales and marketing personnel. We have limited experience selling to U.S. retailers and only recently established a U.S. sales force.  We believe that there is significant competition for experienced sales professionals with the skills and industry knowledge that we require. Our ability to achieve significant revenue growth in the future will depend, in part, on our ability to recruit, train and retain a sufficient number of experienced sales professionals, particularly those with experience selling to U.S. retailers. In addition, even if we are successful in hiring qualified sales personnel, new hires require significant training and experience before they achieve full productivity, particularly for sales efforts targeted at U.S. retailers and new markets. Because we only recently started sales efforts, we cannot predict whether, or to what extent, our sales efforts will be successful.

We expect our sales cycle to be long and unpredictable and require considerable time and expense before executing a customer agreement, which may make it difficult to project when, if at all, we will obtain new customers and when we will generate revenue from those customers.

In this market segment, the decision to adopt our products may require the approval of multiple technical and business decision makers, including security, compliance, procurement, operations and IT. In addition, while U.S. retailers may be willing to deploy our products on a limited basis, before they will commit to deploying our products at scale, they often require extensive education about our products and significant customer support time, engage in protracted pricing negotiations and seek to secure readily available development resources. As a result, it is difficult to predict when we will obtain new customers and begin generating revenue from these customers. As part of our sales cycle, we may incur significant expenses before executing a definitive agreement with a prospective customer and before we are able to generate any revenue from such agreement. We have no assurance that the substantial time and money spent on our sales efforts will generate significant revenue. If conditions in the marketplace generally or with a specific prospective customer change negatively, it is possible that no definitive agreement will be executed, and we will be unable to recover any of these expenses. If we are not successful in targeting, supporting and streamlining our sales processes and if revenue expected to be generated from a prospective customer is not realized in the time period expected or not realized at all, our ability to grow our business, and our operating results and financial condition may be adversely affected. If our sales cycles lengthen, our future revenue could be lower than expected, which would have an adverse impact on our operating results and could cause our stock price to decline.

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We recently acquired Orgad and Naiz and may in the future engage in additional acquisitions, joint ventures or collaborations which may increase our capital requirements, dilute our shareholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks. We may not realize the benefits of these acquisitions, joint ventures or collaborations.

In order to reduce time to market and obtain complementary technologies, we are seeking to acquire technologies and businesses that are synergistic to our product offering. For example, we recently acquired Orgad which operates an omnichannel e-commerce platform and Naiz which provides SaaS technology solutions that solve size and fit issues for fashion ecommerce companies. We evaluate from time to time various acquisitions and collaborations, including licensing or acquiring complementary technologies, intellectual property rights, or businesses. The process for acquiring a company may take from several months up to a year and costs can vary greatly. We may also compete with others to acquire companies, and such competition may result in decreased availability of, or an increase in price for, suitable acquisition candidates. In addition, we may not be able to consummate acquisitions or investments that we have identified as crucial to the implementation of our strategy for other commercial or economic reasons. As a result, it may be more difficult for us to identify suitable acquisition or investment targets or to consummate acquisitions or investments on acceptable terms or at all. If we are not able to execute on any acquisition, we may not be able to achieve a future growth strategy and may lose market share.

In addition, the acquisition of Orgad, Naiz and any potential future acquisition, joint venture or collaboration may entail numerous potential risks, including:

●	increased operating expenses and cash requirements;

●	the assumption of additional indebtedness or contingent liabilities;

●	assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;

●	the diversion of our management’s attention from our existing programs and initiatives in pursuing such a strategic merger or acquisition;

●	retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;

●	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing technologies; and

●	our inability to generate revenue from acquired technologies or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

All of the foregoing risks may be magnified as the cost, size or complexity of an acquisition or acquired company increases, or where the acquired company’s products, market or business are materially different from ours, or where more than one integration is occurring simultaneously or within a concentrated period of time. We may not be able to obtain the necessary regulatory approvals, including those of antitrust authorities and foreign investment authorities, in countries where we seek to consummate acquisitions or make investments. For those and other reasons, we may ultimately fail to consummate an acquisition, even if we announce the intended acquisition.

In addition, we may require significant financing to complete an acquisition or investment, whether through bank loans, raising of equity or debt or otherwise. We cannot assure you that such financing options will be available to us on reasonable terms, or at all. If we are not able to obtain such necessary financing, it could have an impact on our ability to consummate a substantial acquisition or investment and execute a future growth strategy. Alternatively, we may issue a significant number of shares as consideration for an acquisition, which would have a dilutive effect on our existing shareholders. For example, in partial consideration for the acquisition of Orgad, we agreed to issue up to 111,602 shares of our common stock and in the Naiz acquisition we issued 240,000 shares of our common stock. Furthermore, if we undertake acquisitions, we may incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense.

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If we are not able to enhance our brand and increase market awareness of our company and products, then our business, results of operations and financial condition may be adversely affected.

We believe that enhancing the “MySize” brand identity and increasing market awareness of our company and products, particularly among U.S. retailers, is critical to achieving widespread acceptance of our products. Our ability to successfully develop new retailers may be adversely affected by a lack of awareness or acceptance of our brand. To the extent that we are unable to foster name recognition and affinity for our brand, our growth may be significantly delayed or impaired. The successful promotion of our brand will depend largely on our continued marketing efforts, market adoption of our products, and our ability to successfully differentiate our products from competing products and services. Our brand promotion may not be successful or result in revenue generation. Any incident that erodes consumer affinity for our brand could significantly reduce our brand value and damage our business. If consumers perceive or experience a reduction in quality, or in any way believe we fail to deliver a consistently positive experience, our brand value could suffer and our business may be adversely affected.

In particular, adverse weather conditions can impact guest traffic at our retailers, and, in more severe cases, cause temporary retail closures, sometimes for prolonged periods. Our business is subject to seasonal fluctuations, with retail sales typically higher during certain months, such as December. Adverse weather conditions during our most favorable months or periods may exacerbate the effect of adverse weather on consumer traffic and may cause fluctuations in our operating results from quarter-to-quarter within a fiscal year.

If we do not develop enhancements to our products and introduce new products that achieve market acceptance, our business, results of operations and financial condition could be adversely affected.

Our ability to attract new customers depends in part on our ability to enhance and improve our existing products, increase adoption and usage of our products and introduce new products. The success of any enhancements or new products depends on several factors, including timely completion, adequate quality testing, actual performance quality, and overall market acceptance. Enhancements and new products that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, may have interoperability difficulties with our platform or other products or may not achieve the broad market acceptance necessary to generate significant revenue. Furthermore, our ability to increase the usage of our products depends, in part, on the development of new use cases for our products and may be outside of our control. If we are unable to successfully enhance our existing products to meet evolving customer requirements, increase adoption and usage of our products, develop new products, then our business, results of operations and financial condition would be adversely affected.

The mobile technology industry is subject to rapid technological change and, to compete, we must continually enhance our mobile Apps and custom development services.

We must continue to enhance and improve the performance, functionality and reliability of our products. The mobile technology industry is characterized by rapid technological change, changes in user requirements and preferences, frequent new product and services introductions embodying new technologies and the emergence of new industry standards and practices that could render our products obsolete. Our success will depend, in part, on our ability to both internally develop and enhance our existing products, develop new products that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, customer requirements or emerging industry standards, we may not be able to increase our revenue and expand our business.

Changes in economic conditions could materially affect our business, financial condition and results of operations.

Because our primary target customers include U.S. retailers , we, together with the rest of the fashion/apparel industry, will depend upon consumer discretionary spending. Increases in unemployment rates, reductions in home values, increases in home foreclosures, investment losses, personal bankruptcies and reductions in access to credit and reduced consumer confidence, may impact consumers’ ability and willingness to spend discretionary dollars. In addition, volatile economic conditions may repress consumer confidence and discretionary spending. Any of the foregoing may have a material adverse effect on our business, financial condition and results of operations.

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Our growth depends, in part, on the success of our strategic relationships with third parties.

To grow our business, we anticipate that we will continue to depend on relationships with third parties, such as our customers and third-party platforms. Identifying partners, and negotiating and documenting relationships with them, requires significant time and resources. If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our revenue could be impaired, and our results of operations may suffer. Even if we are successful, we cannot assure you that these relationships will result in increased customer usage of our products or increased revenue.

We rely upon third parties to provide distribution for our applications, and disruption in these services could harm our business.

We currently utilize, and plan on continuing to utilize over the current fiscal year, third-party networking providers and distribution through companies including, but not limited to, Apple and Google as well as Shopify, WooCommerce and, Datalogic, Honeywell and Zebra to distribute our technologies. If disruptions or capacity constraints occur, we may have no means of replacing these services, on a timely basis or at all. This could cause a material adverse condition for our operations and financial earnings.

We rely on third-party hosting and cloud computing providers to operate certain aspects of our business. Any failure, disruption or significant interruption in our network or hosting and cloud services could adversely impact our operations and harm our business.

Our technology infrastructure is critical to the performance of our products and customer satisfaction. Our products run on a complex distributed system, or what is commonly known as cloud computing. We own, operate and maintain elements of this system, but significant elements of this system are operated by third-parties that we do not control and which would require significant time to replace. We expect this dependence on third-parties to continue. In particular, a significant portion, if not almost all data storage, data processing and other computing services and systems is hosted by cloud computing providers. Any disruptions, outages and other performance problems relating to such services, including infrastructure changes, human or software errors and capacity constraints, could adversely impact our business, financial condition or results of operations.

Real or perceived errors, failures, or bugs in our products could adversely affect our operating results and growth prospects.

We update our products on a frequent basis. Despite efforts to test our updates, errors, failures or bugs may not be found in our products until after they are deployed to a customer. We have discovered and expect we will continue to discover errors, failures and bugs in our products and anticipate that certain of these errors, failures and bugs will only be discovered and remediated after deployment. Real or perceived errors, failures or bugs in our platform could result in negative publicity, government inquiries, loss of or delay in market acceptance of our products, loss of competitive position, or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem.

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We could be harmed by improper disclosure or loss of sensitive or confidential company, employee, or customer data, including personal data.

In connection with the operation of our business, we store, process and transmit data, including personal and payment information, about our employees and customers, a portion of which is confidential and/or personally sensitive. Unauthorized disclosure or loss of sensitive or confidential data may occur through a variety of methods. These include, but are not limited to, systems failure, employee negligence, fraud or misappropriation, or unauthorized access to or through our information systems, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who may develop and deploy viruses, worms or other malicious software programs. Such disclosure, loss or breach could harm our reputation and subject us to government sanctions and liability under our contracts and laws that protect sensitive or personal data and confidential information, resulting in increased costs or loss of revenues. It is possible that security controls over sensitive or confidential data and other practices we and our third-party vendors follow may not prevent the improper access to, disclosure of, or loss of such information. The potential risk of security breaches and cyberattacks may increase as we introduce new products and offerings. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions in which we provide services. Any failure or perceived failure to successfully manage the collection, use, disclosure, or security of personal information or other privacy related matters, or any failure to comply with changing regulatory requirements in this area, could result in legal liability or impairment to our reputation in the marketplace.

A material breach in security relating to our information systems and regulation related to such breaches could adversely affect us.

Information security risks have generally increased in recent years, in part because of the proliferation of new technologies and the use of the Internet, and the increased sophistication and activity of organized crime, hackers, terrorists, activists, cybercriminals and other external parties, some of which may be linked to terrorist organizations or hostile foreign governments. For example, a cybercriminal could use cybersecurity threats to gain access to sensitive information about another company or to alter or disrupt news or information to be distributed by PR Newswire. Cybersecurity attacks are becoming more sophisticated and include malicious software, ransomware, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data, substantially damaging our reputation. Any person who circumvents our security measures could steal proprietary or confidential customer information or cause interruptions in our operations. We incur significant costs to protect against security breaches, and may incur significant additional costs to alleviate problems caused by any breaches. Our failure to prevent security breaches, or well-publicized security breaches affecting the Internet in general, could significantly harm our reputation and business and financial results.

Our products and our business are subject to a variety of U.S. and international laws and regulations, including those regarding privacy, data protection and information security, and our customers may be subject to regulations related to the handling and transfer of certain types of sensitive and confidential information. Any failure of our products to comply with or enable our customers to comply with applicable laws and regulations would harm our business, results of operations and financial condition.

We and our customers that use our products may be subject to privacy- and data protection-related laws and regulations that impose obligations in connection with the collection, processing and use of personal data, financial data, health or other similar data. The U.S. federal and various state and foreign governments have adopted or proposed limitations on, or requirements regarding, the collection, distribution, use, security and storage of personally identifiable information of individuals. The U.S. Federal Trade Commission and numerous state attorneys general are applying federal and state consumer protection laws to impose standards on the online collection, use and dissemination of data, and to the security measures applied to such data.

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Similarly, many foreign countries and governmental bodies, including the EU member states, have laws and regulations concerning the collection and use of personally identifiable information obtained from individuals located in the EU or by businesses operating within their jurisdiction, which are often more restrictive than those in the United States. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of personally identifiable information that identifies or may be used to identify an individual, such as names, telephone numbers, email addresses and, in some jurisdictions, IP addresses and other online identifiers.

For example, the GDPR, which took full effect on May 25, 2018. The GDPR enhances data protection obligations for businesses and requires service providers (data processors) processing personal data on behalf of customers to cooperate with European data protection authorities, implement security measures and keep records of personal data processing activities. Noncompliance with the GDPR can trigger fines equal to or greater of €20 million or 4% of global annual revenues. In addition, the CCPA, effective as of January 1, 2020, gives California residents expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches, that is expected to increase data breach litigation. Further, failure to comply with the Israeli Privacy Protection Law of 1981, and its regulations, as well as the guidelines of the Israeli Privacy Protection Authority, may expose us to administrative fines, civil claims (including class actions) and in certain cases criminal liability. Current pending legislation may result in a change of the current enforcement measures and sanctions. There are also additional laws and regulations in additional jurisdictions around the world which govern the protection of consumers and of electronic communications. If our efforts to comply with GDPR, CCPA or other applicable laws and regulations are not successful, we may be subject to penalties and fines that would adversely impact our business and results of operations, and our ability to conduct business could be significantly impaired.

Additionally, although we endeavor to have our products comply with applicable laws and regulations, these and other obligations may be modified, they may be interpreted and applied in an inconsistent manner from one jurisdiction to another, and they may conflict with one another, other regulatory requirements, contractual commitments or our internal practices. We also may be bound by contractual obligations relating to our collection, use and disclosure of personal, financial and other data or may find it necessary or desirable to join industry or other self-regulatory bodies or other privacy- or data protection-related organizations that require compliance with their rules pertaining to privacy and data protection.

We expect that there will continue to be new proposed laws, rules of self-regulatory bodies, regulations and industry standards concerning privacy, data protection and information security in the United States, the European Union and other jurisdictions, and we cannot yet determine the impact such future laws, rules, regulations and standards may have on our business. Moreover, existing U.S. federal and various state and foreign privacy- and data protection-related laws and regulations are evolving and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current or enact new laws and regulations regarding privacy- and data protection-related matters. Because global laws, regulations and industry standards concerning privacy and data security have continued to develop and evolve rapidly, it is possible that we or our products or platform may not be, or may not have been, compliant with each such applicable law, regulation and industry standard and compliance with such new laws or to changes to existing laws may impact our business and practices, require us to expend significant resources to adapt to these changes, or to stop offering our products in certain countries. These developments could adversely affect our business, results of operations and financial condition.

We may not be able to adequately protect our intellectual property, which, in turn, could harm the value of our brands and adversely affect our business.

Our ability to implement our business plan successfully depends in part on our ability to build brand recognition using our trademarks, service marks and other proprietary intellectual property, including our names and logos. We currently have no registered trademarks. While we plan to register a number of our trademarks; however, no assurance can be given that our trademark applications will be approved. As of December 31, 2022, we own 18 issued patents: six in Europe, four in the U.S., three in each of Russia and Japan and one in each of Canada and Israel which expire between January 20, 2033 and August 18, 2036, and we have two additional patent applications in process. As of such date, we do not have any registered trademarks., No assurance can be given that our patent applications which are in process will be approved. If our patent applications are not approved, our ability to expand or develop our business may be negatively affected.

Third parties may also oppose our trademark or patent applications, or otherwise challenge our use of the trademarks or patents. In the event that our trademarks or patents are successfully challenged, we could be forced to rebrand our goods and services or redesign our technology, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands and products.

If our efforts to register, maintain and protect our intellectual property are inadequate, or if any third-party misappropriates, dilutes or infringes on our intellectual property, the value of our brands may be harmed, which could have a material adverse effect on our business and might prevent our brands from achieving or maintaining market acceptance. We may also face the risk of claims that we have infringed third parties’ intellectual property rights. If third parties claim that we infringe upon their intellectual property rights, our operating profits could be adversely affected. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend, require us to rebrand our services, if feasible, divert management’s attention and resources or require us to enter into royalty or licensing agreements in order to obtain the right to use a third-party’s intellectual property.

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Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly license or royalty agreements, or stop the sale of certain products or services, any of which could have a negative impact on our operating profits and harm our future prospects.

We may face intense competition and expect competition to increase in the future, which could prohibit us from developing a customer base and generating revenue.

We face significant competition in every aspect of our business. Our competitors include True Fit, Virtusize, EasyMeasure, AR MeasureKit, Smart Measure and 3DLook.  These companies may already have an established market in our industry. Most of these companies have significantly greater financial and other resources than us and have been developing their products and services longer than we have been developing ours.

In addition, some of our larger competitors have substantially broader product offerings and leverage their relationships based on other products or incorporate functionality into existing products to gain business in a manner that discourages potential customers from purchasing our products. Potential customers may also prefer to purchase from their existing solution providers rather than a new solution provider regardless of product performance or features. These larger competitors often have broader product lines and market focus and will therefore not be as susceptible to downturns in a particular market. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors or continuing market consolidation. New start-up companies that innovate and large competitors that are making significant investments in research and development may invent similar or superior products and technologies that compete with our products. In addition, some of our competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships. Any such consolidation, acquisition, alliance or cooperative relationship could lead to pricing pressure and our loss of any future market share and could result in a competitor with greater financial, technical, marketing, service and other resources, all of which could harm our ability to compete. Furthermore, organizations may be more willing to incrementally add solutions to their existing infrastructure from competitors than to replace their existing infrastructure with our products. Any failure to meet and address these factors could harm our business, results of operations and financial condition.

Our business operations and future development could be significantly disrupted if we lose key members of our management team.

The success of our business continues to depend to a significant degree upon the continued contributions of our senior officers and key employees, both individually and as a group. Our future performance will be substantially dependent in particular on our ability to retain and motivate Ronen Luzon, our Chief Executive Officer, and certain of our other senior executive officers. The loss of the services of our Chief Executive Officer, senior officers or other key employees could have a material adverse effect on our business and plans for future development. We have no reason to believe that we will lose the services of any of these individuals in the foreseeable future; however, we currently have no effective replacement for any of these individuals due to their experience, reputation in the industry and special role in our operations. We also do not maintain any key man life insurance policies for any of our employees.

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If we are able to expand our operations, we may be unable to successfully manage our future growth.

Our growth may strain our infrastructure and resources. Any such growth could place increased strain on our management, operational, financial and other resources, and we will need to train, motivate, and manage employees, as well as attract management, sales, finance and accounting, international, technical, and other professionals. Any failure to expand these areas and implement appropriate procedures and controls in an efficient manner and at a pace consistent with our business objectives could have a material adverse effect on our business, results of operations and financial condition.

Our business operations are conducted in multiple languages and could be disrupted due to miscommunications or translation errors.

The success of our business continues to depend on our marketing efforts in the United States, Europe and Israel, each of which is conducted in the local language. Miscommunications or inaccurate foreign language translations could have a material adverse effect on our business operations and financial conditions. Additionally, contracts, communications and complex technical information must be accurately translated into foreign languages.

We will continue to incur costs and be subject to various obligations as a result of being a public company, listed in the United States and in Israel.

We will continue to incur significant legal, accounting and other expenses as a result of being a public company, listed in the United States and in Israel. Although we will incur costs each year associated with being a publicly-traded company, it is possible that our actual costs of being a publicly-traded company will vary from year to year and may be different than our estimates. In estimating these costs, we take into account expenses related to insurance, legal, accounting and compliance activities.

Furthermore, the need to maintain the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a U.S. publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

Any future or current litigation could have a material adverse impact on our results of operations, financial condition and liquidity.

From time to time, we may be subject to litigation, including, among others, potential stockholder derivative actions and class actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. Subject to certain exceptions, our Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, and Amended and Restated Bylaws, or Bylaws, require us to indemnify and advance expenses to our officers and directors involved in legal proceedings. To date we have obtained directors and officers’ liability, or D&O, insurance to cover some of the risk exposure for our directors and officers. Such insurance generally pays the expenses (including amounts paid to plaintiffs, fines, and expenses including attorneys’ fees) of officers and directors who are the subject of a lawsuit as a result of their service to us. There can be no assurance that we will be able to continue to maintain this insurance at reasonable rates or at all, or in amounts adequate to cover such expenses should such a lawsuit occur. Without D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to us could have a material adverse effect on our financial condition, results of operations and liquidity. Such lawsuits, and any related publicity, may result in substantial costs and, among other things, divert the attention of management and our employees. An unfavorable outcome in any claim or proceeding against us could have a material adverse impact on our financial position and results of operations for the period in which the unfavorable outcome occurs, and potentially in future periods. Further, any settlement announced by us may expose us to further claims against us by third parties seeking monetary or other damages which, even if unsuccessful, would divert management attention from the business and cause us to incur costs, possibly material, to defend such matters, which could have a material adverse impact on our financial position. See “Legal Proceedings” for more information regarding our involvement in ongoing litigation matters.

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Federal, state and local or Israeli tax rules may adversely impact our results of operations and financial position.

We are subject to federal, state and local taxes in the U.S., as well as local taxes in Israel in respect to our operations in Israel. Although we believe our tax estimates are reasonable, if the Internal Revenue Service or other taxing authority disagrees with the positions we have taken on our tax returns, we could face additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position. In addition, complying with new tax rules, laws or regulations could impact our financial condition, and increases to federal or state statutory tax rates and other changes in tax laws, rules or regulations may increase our effective tax rate. Any increase in our effective tax rate could have a material impact on our financial results.

A significant majority of Orgad’s revenue is from sales of products on Amazon’s U.S. Marketplace and any change, limitation or restriction on our ability to operate on Amazon’s platform or any other marketplace could have a material adverse impact to our business, results of operations, financial condition and prospects.

Orgad, our wholly owned subsidiary, operates an omnichannel e-commerce platform engaged in online retailing in the global market. It operates as a third-party seller on Amazon.com, eBay and others. A substantial percentage of Orgad’s revenue is driven by sales on Amazon’s U.S. marketplace and Orgad is subject to terms of service of Amazon and other maketplaces and various other seller policies and services that apply to third parties selling products on Amazon and other marketplaces. Generally, a marketplace has the right to terminate or suspend its agreement with Orgad at any time and for any reason. Such marketplace may take other actions against Orgad such as suspending or terminating a seller account or product listing and withholding payments owed to Orgad indefinitely. For example, in July 2022, Amazon deactivated Orgad’s Amazon U.S. store as a result of complaints submitted due to an error in the listed manufacturer of certain products on Orgad’s store. Although its account was subsequently reinstated in September 2022, if the deactivation were to occur in the future for a prolonged period of time, or if Amazon were to terminate Orgad’s account, this would have a material adverse effect on our business, results of operations, financial condition and prospects. While Orgad endeavors to materially comply with the terms of services of the marketplaces on which it operates, we can provide no assurance that these marketplaces will have the same determination with respect to our compliance.

In addition, Amazon and other marketplaces can make changes to its platform that could require Orgad to change the manner in which it operates, limit its ability to successfully launch new products or increase its costs to operate and such changes could have an adverse effect on our business, results of operations, financial condition and prospects. Examples of changes that could impact us relate to platform fee charges (i.e., selling commissions), exclusivity, inventory warehouse availability, excluded products and limitations on sales and marketing. Any change, limitation or restriction on our ability to sell on Amazon’s platform or any other marketplace, even if temporary, could have a material impact on our business, results of operations, financial condition and prospects.

Orgad also relies on services provided by Amazon’s fulfillment platform, including Prime Certification, which provides for expedited shipping to the consumer, an important aspect in the buying decision for consumers. For products that Orgad fulfills itself, Orgad is qualified to offer our products for sale with Prime Certification delivery. Any inability to market our products for sale with expedited delivery provided under Prime Certification could have a material impact on our business, results of operations, financial condition and prospects. Failure to remain compliant with the best fulfillment practices on Amazon’s platform could have a material impact on our business, results of operations, financial condition and prospects. In addition, due to the COVID-19 pandemic, Amazon has changed the amount of inventory it accepts per product for a period of time. If this were to continue it could cause us to miss sales and/or pay additional shipping costs which would harm our business operations and financial conditions.

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Orgad’s business depends on its ability to build and maintain strong product listings on e-commerce platforms. Orgad may not be able to maintain and enhance our product listings if it receives unfavorable customer complaints, negative publicity or otherwise fails to live up to consumers’ expectations, which could materially adversely affect our business, results of operations and growth prospects.

Maintaining and enhancing Orgad’s product listings is critical in expanding and growing its business. However, a significant portion of Orgad’s perceived performance to the customer depends on third parties outside of its control, including suppliers and third-party delivery agents as well as online retailers such as Amazon and eBay. Because Orgad’s agreements with its online retail partners are generally terminable at will, it may be unable to maintain these relationships, and our results of operations could fluctuate significantly from period to period. Because Orgad relies on third parties to deliver its products, it is subject to shipping delays or disruptions caused by inclement weather, natural disasters, labor activism, health epidemics or bioterrorism. It may also experience shipping delays or disruptions due to other carrier-related issues relating to their own internal operational capabilities. Further, Orgad relies on the business continuity plans of these third parties to operate during pandemics, like the COVID-19 pandemic, and it has limited ability to influence their plans, prevent delays, and/or cost increases due to reduced availability and capacity and increased required safety measures.

Customer complaints or negative publicity about its products, delivery times, or marketing strategies, even if not accurate, especially on blogs, social media websites and third-party market sites, could rapidly and severely diminish consumer view of Orgad’s product listings and result in harm to its brand. Customers may also make safety-related or other types of claims regarding products sold through our online retail partners, such as Amazon, which may result in an online retail partner removing the product from its marketplace. We also use and rely on other services from third parties, such as our telecommunications services, and those services may be subject to outages and interruptions that are not within our control.

Orgad faces risks related to successfully optimizing and operating its fulfillment and customer service operations.

Failures to adequately predict customer demand or otherwise optimize and operate its fulfillment and customer service operations successfully from time to time result in excess or insufficient fulfillment or customer service capacity, increased costs, and impairment charges, any of which could materially harm our business. As Orgad continues to add fulfillment and customer service capability or add new businesses with different requirements, its fulfillment and customer service operations become increasingly complex and operating them becomes more challenging. There can be no assurance that Orgad will be able to operate our operations effectively.

In addition, failure to optimize inventory in our fulfillment operations increases net shipping cost by requiring long-zone or partial shipments. Orgad may be unable to adequately staff its fulfillment and customer service operations. Orgad’s failure to properly handle such inventory or to accurately forecast product demand may result in it being unable to secure sufficient storage space or to optimize its fulfillment operations or cause other unexpected costs and other harm to our business and reputation.

Orgad relies on a limited number of shipping companies to deliver inventory to it and completed orders to our customers. The inability to negotiate acceptable terms with these companies or performance problems or other difficulties experienced by these companies could negatively impact our operating results and customer experience. In addition, Orgad’s ability to receive inbound inventory efficiently and ship completed orders to customers also may be negatively affected by natural or man-made disasters, extreme weather, geopolitical events and security issues, labor or trade disputes, and similar events.

The variability in Orgad’s retail business places increased strain on its operations.

Demand for Orgad’s product listings can fluctuate significantly for many reasons, including as a result of seasonality, promotions, product launches, or unforeseeable events, such as in response to natural or man-made disasters, extreme weather, or geopolitical events. For example, Orgad expects a disproportionate amount of our retail sales to occur during our fourth quarter. Failure to stock or restock popular products in sufficient amounts such that Orgad fails to meet customer demand could significantly affect our revenue and our future growth. If too many customers access the websites on which Orgad engages in online retailing within a short period of time due to increased demand, Orgad may experience system interruptions that make the websites unavailable or prevent us from efficiently fulfilling orders, which may reduce the volume of goods its offers or sell and the attractiveness of its products. In addition, Orgad may be unable to adequately staff for fulfillment of orders and customer service during these peak periods and delivery and other fulfillment companies and customer service co-sourcers may be unable to meet the seasonal demand.

Our business is subject to the risks of earthquakes, fire, power outages, floods, health risks and other catastrophic events, and to interruption by man-made problems such as terrorism.

Natural disasters, such as fire or floods, a significant power outage, telecommunications failure, terrorism, an armed conflict, cyberattacks, epidemics and pandemics such as COVID-19, or other geo-political unrest could affect our supply chain, manufacturers, logistics providers, channel partners, or end-customers or the economy as a whole and such disruption could impact us and the shipments and sales. These risks may be further increased if the disaster recovery plans for us and our suppliers prove to be inadequate. To the extent that any of the above should result in delays or cancellations of customer orders, the loss of customers, or the delay in the deployment or shipment of products, our business, financial condition, and operating results would be adversely affected.

For example, in January 2022, our subsidiary, Orgad, experienced a fire at its warehouse in Israel. From a preliminary estimation, we believe that the value of the inventory that was in the warehouses was approximately $450,000. While it is too early to determine the potential impact of this incident on our results of operations and financial condition or the scope of insurance coverage related to this incident, we are working to assess the damage and to determine when operations may be resumed at this warehouse or potentially shifted to another location and whether this incident will affect the future sales of Orgad.

Our business could be negatively impacted by unsolicited takeover proposals, by shareholder activism or by proxy contests relating to the election of directors or other matters.

Our business could be negatively affected as a result of an unsolicited takeover proposal, by shareholder activism or a proxy contest. During 2021, an activist shareholder sought to make changes to our board of directors, among other matters, which ultimately resulted in us entering into a settlement agreement with the activist shareholder and another shareholder, and for which considerable costs were incurred and absorbed significant time and attention by management and the board of directors. A future proxy contest, unsolicited takeover proposal, or other shareholder activism relating to the election of directors or other matters would most likely require us to incur significant legal fees and proxy solicitation expenses and require significant time and attention by management and our Board of Directors. The potential of a proxy contest, unsolicited takeover proposal, or other shareholder activism could interfere with our ability to execute our strategic plan, give rise to perceived uncertainties as to our future direction, result in the loss of potential business opportunities or make it more difficult to attract and retain qualified personnel, any of which could materially and adversely affect our business and operating results.

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Risks Related to Our Operations in Russia

Russia’s invasion of Ukraine and sanctions brought against Russia could disrupt our operations in Russia.

In addition to our Israel operations, we have operations in Russia through our wholly owned subsidiary, My Size LLC. Specifically, we undertake some of our sales and marketing using personnel located in Russia and we engage two software developers through a third party who are based in Ukraine. On February 24, 2022, Russia invaded Ukraine. The outbreak of hostilities between the two countries could result in more widespread conflict and could have a severe adverse effect on the region. Following Russia’s actions, various countries, including the U.S., Canada, the United Kingdom, Germany and France, as well as the European Union, issued broad-ranging economic sanctions against Russia. Such sanctions included, among other things, a prohibition on doing business with certain Russian companies, officials and oligarchs; a commitment by certain countries and the European Union to remove selected Russian banks from the Society for Worldwide Interbank Financial Telecommunications (SWIFT) electronic banking network that connects banks globally; and restrictive measures to prevent the Russian Central Bank from undermining the impact of the sanctions. In response to sanctions, the Russian Central Bank raised its interest rates and banned sales of local securities by foreigners. Russia may take additional counter measures or retaliatory actions in the future. While diplomatic efforts have been ongoing, the conflict between Russia and Ukraine is currently unpredictable and has the potential to result in broadened military actions. The duration of ongoing hostilities and such sanctions and related events cannot be predicted. Uncertainty as to future relations between Russia and the U.S. and other countries in the west, or between Russia and other eastern European countries, may have a negative impact on our operations.

Such international sanctions and potential responses to such sanctions, including those that may limit or restrict transfer funds into Russia, may in the future significantly affect our ability to conduct our activities in Russia including paying our personnel. To date, the conflict has had minimal impact on operations . Nevertheless, we have no way to predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond our control. Prolonged unrest, intensified military activities or more extensive sanctions impacting the region could have a material adverse effect on our operations, results of operations, financial condition, liquidity and business outlook.

Political, military conditions or other risks in Russia could adversely affect our business.

Russia is a federative state consisting of 85 constituent entities, or “subjects.” The Russian Constitution reserves some governmental powers for the Russian Government, some for the subjects and some for areas of joint competence. In addition, eight “federal districts” (“federal’nye okruga”), which are overseen by a plenipotentiary representative of the President, supplement the country’s federal system. The delineation of authority among and within the subjects is, in many instances, unclear and contested, particularly with respect to the division of tax revenues and authority over regulatory matters. For these reasons, the Russian political system is vulnerable to tension and conflict between federal, subject and local authorities. This tension creates uncertainties in the operating environment in Russia, which may prevent us from carrying out our strategy effectively. The risks associated with these events or potential events could materially and adversely affect the investment environment and overall consumer and entrepreneurial confidence in Russia, and our business, prospects, financial condition, hiring ability, and results of operations could be materially and adversely affected.

Furthermore, high levels of corruption reportedly exist in Russia, including the bribing of officials for the purpose of initiating investigations by government agencies. Corruption and other illegal activities could disrupt our ability to conduct our business effectively, and claims that the we are involved in such corruption or illegal activities could generate negative publicity, of which could harm our development, financial condition, results of operations or prospects.

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Economic and other risks in Russia could adversely affect our business.

Operating a business in an emerging market such as Russia can involve a greater degree of risk than operating a business in more developed markets.

Over the last two decades, the Russian economy has experienced or continues to experience at various times:

●	significant volatility in its GDP;

●	the impact of international sanctions;

●	high levels of inflation;

●	increases in, or high, interest rates;

●	sudden price declines in oil and other natural resources;

●	instability in the local currency market;

●	budget deficits;

●	the continued operation of loss-making enterprises due to the lack of effective bankruptcy proceedings;

●	capital flight; and

●	significant increases in poverty rates, unemployment and underemployment.

The Russian economy has been subject to abrupt downturns in the past, including as a result of the invasion of Ukraine, global financial crisis, and, as an emerging market, remains particularly vulnerable to further external shocks and any future fluctuations in the global markets. Any further deterioration in the general economic conditions in Russia (whether or not as a result of the events mentioned above) could have a material adverse effect on the Russian economy and may result in hiring and operational difficulties, as well as potential flight of human capital, which could have a material adverse effect on our business, product development and results of operations.

Legal risks in Russia could materially adversely affect our operations and Russian tax legislation is subject to frequent change.

Among the risks of the Russian legal system are: inconsistencies among laws, presidential decrees, and government and ministerial orders and resolutions; conflicting local, regional and federal laws and regulations; the untested nature of the independence of the judiciary and its sensitivity to economic or political influences; substantial gaps in the regulatory structure due to the delay or absence of implementing legislation; a high degree of discretion on the part of governmental authorities; reported corruption within governmental entities and other governmental authorities; the relative inexperience of judges and courts in interpreting laws applicable to complex transactions; and the unpredictability of enforcement of foreign judgments and foreign arbitral awards. Many Russian laws and regulations are construed in a way that provides for significant administrative discretion in application and enforcement. Unlawful, selective or arbitrary actions of the Russian Government have reportedly included the denial or withdrawal of licenses, sudden and unexpected tax audits, criminal prosecutions, and civil claims. Any of the above events may have a material adverse effect on our product development and results of operations.

Despite certain improvements in the taxation system made by the Russian Government over the past decade, Russian tax legislation is still subject to frequent change, varying interpretations, and inconsistent and selective enforcement. There are currently no clear rules for distinguishing between lawful tax optimization and tax evasion. In addition, Russian tax laws do not contain detailed rules on the taxation in Russia of foreign companies. As such, taxpayers often have to resort to court proceedings to defend their position against the Russian tax authorities. However, in the absence of consistent court practice or binding precedents, there is inconsistency amongst court decisions. Further, the possibility exists that the Russian Federation would impose arbitrary or onerous taxes and penalties in the future, which could have a material adverse effect on our product development and results of operations.

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Risks Related to Our Operations in Israel

Our headquarters and most of our operations are located in Israel, and therefore, political conditions in Israel may affect our operations and results.

Our headquarters and most of our operations are located in central Israel and our key employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations and results of operations and could make it more difficult for us to raise capital. During the winter of 2008, winter of 2012 and the summer of 2014, Israel was engaged in an armed conflict with Hamas, a militia group and political party operating in the Gaza Strip, and during the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. Israel faces political tension with respect to its relationships with Turkey, Iran and certain Arab neighbor countries. In addition, recent conflicts involved missile strikes against civilian targets in various parts of Israel, and negatively affected business conditions in Israel. Recent political uprisings and social unrest in various countries in the Middle East and North Africa are affecting the political stability of those countries. This instability may lead to deterioration of the political relationships that exist between Israel and these countries, and have raised concerns regarding security in the region and the potential for armed conflict. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm our results of operations. For example, any major escalation in hostilities in the region could result in a portion of our employees and service providers being called up to perform military duty for an extended period of time. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Any future deterioration in the political and security situation in Israel will negatively impact our business.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to an economic boycott. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

The legislative power of the State resides in the Knesset, a unicameral parliament that consists of 120 members elected by nationwide voting under a system of proportional representation. Israel’s most recent general elections were held on April 9, 2019, September 17, 2019 and March 2, 2020. The uncertainty surrounding the results of the recent elections may continue. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and prospects.

Some of our employees are obligated to perform military reserve duty in Israel.

Many Israeli citizens, including our employees are obligated to perform one month, and in some cases more, of annual military reserve duty until they reach the age of 40 (or older, for reservists with certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups. Such disruption could materially adversely affect our business, results of operations and financial condition.

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It may be difficult to enforce a non-Israeli judgment against the Company or its officers and directors.

The operating subsidiary of ours is incorporated in Israel. All of our executive officers and directors are not residents of the United States, and a substantial portion of our assets and the assets of our executive officers and directors are located outside the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not necessarily be enforced by an Israeli court. It also may be difficult to affect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law often involves the testimony of expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, it may be impossible to collect any damages awarded by either a U.S. or foreign court.

Our international operations could expose us to additional risks, including exchange rate fluctuations, legal regulations and political or economic instability that could harm our business and operating results.

Our international operations expose us to the following risks which may have a material adverse effect on our business and operating results:

●	devaluations and fluctuations in currency exchange rates including fluctuations between the U.S. dollar and the NIS and the Russian Ruble;

●	costs of compliance with local laws, including labor laws and intellectual property laws;

●	compliance with domestic and foreign government policies, including compliance with Israeli securities laws and TASE;

●	changes in trade regulations and procedures affecting approval, production, pricing, marketing, reimbursement for and access to, our products;

●	compliance with applicable foreign anti-corruption laws, anti-trust/competition laws, anti-Boycott Israel law and anti-money laundering laws; and

●	economic and geopolitical developments and conditions, including ongoing instability in global economies and financial markets, international hostilities, acts of terrorism and governmental reactions, inflation, outbreaks of contagious disease (e.g., the COVID-19 pandemic) and military and political alliances.

Risks Related to Our Common Stock

A more active, liquid trading market for our common stock may not develop, and the price of our common stock may fluctuate significantly.

Although our common stock is listed on the Nasdaq Capital Market, it has only been traded on the Nasdaq Capital Market since July 25, 2016. There has been relatively limited trading volume in the market for our common stock, and a more active, liquid public trading market may not develop or may not be sustained. Limited liquidity in the trading market for our common stock may adversely affect a stockholder’s ability to sell its shares of common stock at the time it wishes to sell them or at a price that it considers acceptable. If a more active, liquid public trading market does not develop, we may be limited in our ability to raise capital by selling shares of common stock and our ability to acquire other companies or assets by using shares of our common stock as consideration. In addition, if there is a thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile and it would be harder for you to liquidate any investment in our common stock. Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of our common stock could fluctuate widely in response to several factors, including:

●	our quarterly or annual operating results;

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●	changes in our earnings estimates;

●	investment recommendations by securities analysts following our business or our industry;

●	additions or departures of key personnel;

●	changes in the business, earnings estimates or market perceptions of our competitors;

●	our failure to achieve operating results consistent with securities analysts’ projections;

●	changes in industry, general market or economic conditions;

●	announcements of legislative or regulatory changes; and

●	natural disasters (including for example, the recent fire in the Orgad warehouse) and political and economic instability, including wars, terrorism, political unrest, results of certain elections and votes, emergence of a pandemic, or other widespread health emergencies (or concerns over the possibility of such an emergency, including for example, the recent the COVID-19 pandemic), boycotts, adoption or expansion of government trade restrictions, and other business restrictions.

The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies. The changes often appear to occur without regard to specific operating performance. The price of our common stock could fluctuate based upon factors that have little or nothing to do with us and these fluctuations could materially reduce our stock price.

Sales by our stockholders of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

If any of our shareholders were to decide to sell large amounts of stock over a short period of time (presuming such sales were permitted) such sales could cause the market price of our common stock to drop significantly, even if our business is doing well. Further, the market price of our common stock could decline as a result of the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

Our securities are traded on more than one market which may result in price variations.

Our securities have been trading on the Nasdaq Capital Market since July 2016 and on TASE since September 2005. Trading in our securities on such exchanges occurs in different currencies (U.S. dollars on the Nasdaq Capital Market and NIS on the TASE), and at different times (due to different time zones, trading days and public holidays in the United States and Israel). The trading prices of our securities on the two exchanges may differ due to the foregoing and other factors. Any decrease in the price of our shares on the TASE could cause a decrease in the trading price of our shares on the Nasdaq Capital Market and vice versa.

We are a smaller reporting company and, as a result of the reduced disclosure and governance requirements applicable to such companies, our common stock may be less attractive to investors.

We are a smaller reporting company, (i.e. a company with “public float” held by non-affiliates with a market value of less than $250 million) and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies. We have elected to adopt these reduced disclosure requirements. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

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We do not expect to pay any cash dividends in the foreseeable future.

We have never declared or paid cash dividends on our common stock. We intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant. Investors should not purchase our common stock expecting to receive cash dividends. Because we do not pay dividends, and there may be limited trading, investors may not have any manner to liquidate or receive any payment on their investment. Therefore, our failure to pay dividends may cause investors to not see any return on investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds, which could affect our ability to expand our business operations.

We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of shareholders’ interests in the company and could depress our stock price.

Our Certificate of Incorporation currently authorizes 250,000,000 shares of common stock, of which 1,626,117 are currently outstanding as of January 27, 2023 and our board of directors is authorized to issue additional shares of our common stock. Although our board of directors intends to utilize its reasonable business judgment to fulfil its fiduciary obligations to our then existing stockholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our capital stock could cause immediate, and potentially substantial, dilution to our existing stockholders, which could also have a material effect on the market value of the shares. Further, other than certain participation rights that we have granted in a past offering, our shares do not have preemptive rights, which means we can sell shares of our capital stock to other persons without offering purchasers in this offering the right to purchase their proportionate share of such offered shares. Therefore, any additional sales of stock by us could dilute your ownership interest in our Company.

A number of our outstanding warrants contain anti-dilution provisions that, if triggered, could cause substantial dilution to our then-existing stockholders and adversely affect our stock price.

A number of our outstanding warrants contain anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock or other securities convertible into our common stock, for a per share price less than the exercise price of certain of our warrants, the exercise price will be reduced, subject to certain exceptions. To the extent that we issue or are or deemed to have issued securities for consideration that is less than the exercise price of those warrants, holders of our common stock may experience dilution, which may be substantial and which could lower the market price of our securities. Further, the potential application of such anti-dilution rights may prevent us from seeking additional financing, which would adversely affect our ability to finance our operations and continue to support our growth initiatives.

Our quarterly operating results may fluctuate significantly.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

●	variations in the level of expenses related to our research and development;

●	any lawsuits in which we may become involved;

●	regulatory developments affecting our products; and

●	our execution of any collaborative, licensing or sales agreements, and the timing of payments under these arrangements.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our common stock to fluctuate substantially.

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If we fail to comply with the rules under the Sarbanes Oxley Act of 2002 related to accounting controls and procedures or if we discover material weaknesses and deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting and, if we are no longer a non-accelerated filer, a report by our independent auditors addressing these assessments. If material weaknesses or significant deficiencies are discovered or if we otherwise fail to achieve and maintain the adequacy of our internal control, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly.

Our Certificate of Incorporation, Bylaws and Delaware law may have anti-takeover effects that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our Certificate of Incorporation, Bylaws and Delaware law could make it more difficult for a third-party to acquire us, even if closing such a transaction would be beneficial to our stockholders. Provisions of our Certificate of Incorporation, Bylaws and Delaware law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, the Certificate of Incorporation, Bylaws and Delaware law, as applicable, among other things:

●	provide the board of directors with the ability to alter the Bylaws without stockholder approval;

●	the classification of our board of directors;

●	place limitations on the removal of directors;

●	provide that vacancies on the Board of Directors may be filled by a majority of directors in office, although less than a quorum;

●	require that stockholder actions must be affected at a duly called stockholder meeting and generally prohibiting stockholder actions by written consent;

●	eliminate the ability of stockholders to call a special meeting of stockholders; and

●	establish advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at duly called stockholder meetings.

We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock and the value of our securities to decline.

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If we fail to comply with the continued listing requirements of the Nasdaq Capital Market, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

Nasdaq has established certain standards for the continued listing of a security on the Nasdaq Capital Market. The standards for continued listing include, among other things, that the minimum bid price for the listed securities not fall below $1.00 per share for a period of 30 consecutive trading days and that we maintain a minimum of $2,500,000 in shareholders’ equity.

On January 3, 2022, we were notified, or the Notification Letter, by the Nasdaq Listing Qualifications that we are not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2), or the Rule, for continued listing on The Nasdaq Capital Market. In accordance with the Nasdaq Listing Rules, the Company was provided with a grace period, through July 5, 2022, to regain compliance with the Rule. The Company did not regain compliance with the Rule by July 5, 2022. Nasdaq granted the Company an extension of the grace period, until January 2, 2023, to regain compliance with the Rule. On December 23, 2022, the Company received a letter from Nasdaq that, for the 10 consecutive business days from December 9, 2022 to December 22, 2022, the closing bid price of the Company’s common stock had been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Nasdaq Listing Rule 5550(a)(2) and Nasdaq considers the prior bid price deficiency matter now closed.

No assurance can be given that we will continue to be in compliance with the Rule. Failure to meet applicable Nasdaq continued listing standards could result in a delisting of our common stock. A delisting of our common stock from Nasdaq could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, employees and fewer business development opportunities.

The exercise of outstanding warrants and stock options will have a dilutive effect on the percentage ownership of our capital stock by existing stockholders.

As of January 27, 2023, we had outstanding warrants to acquire 270,063 shares of our common stock and stock options to purchase 1,890 shares of our common stock, which warrants and options are exercisable for prices ranging between $23.2 and $375. The expiration of the term of such options and warrants range from 0.07 years to 3.76 years. If a significant number of such warrants and stock options are exercised by the holders, the percentage of our common stock owned by our existing stockholders will be diluted.

Were our common stock to become subject to the penny stock rules then this could result in U.S. broker-dealers becoming discouraged from effecting transactions in shares of our common stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. If we do not retain a listing on the Nasdaq Capital Market or do not meet certain net tangible asset or average revenue requirements and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

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Sales of our currently issued and outstanding stock may become freely tradable pursuant to Rule 144 and may dilute the market for your shares and have a depressive effect on the price of the shares of our common stock.

A portion of our outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that an affiliate (as such term is defined in Rule 144(a)(1)) of an issuer who has held restricted securities for a period of at least six months (one year after filing Form 10 information with the SEC for shell companies and former shell companies) may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company’s outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale (the four calendar week rule does not apply to companies quoted on the OTC Markets). Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an Affiliate of the Company and who has satisfied a one-year holding period. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registrations of our shares of common stock, may have a depressive effect upon the price of our shares of common stock in any active market that may develop.

We are a former “shell company” and as such are subject to certain limitations not applicable to other public companies generally.

Prior to our suspension of reporting in 2012, we were a public reporting “shell company,” as defined in Rule 12b-2 under the Exchange Act. Although we are no longer a “shell company,” we are subject to certain restrictions under the Securities Act for the resale of securities issued by issuers that have been at any time previously a shell company. Specifically, the Rule 144 safe harbor available for the resale of our restricted securities is only available to our stockholders if we have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, as applicable, during the preceding twelve months, other than current reports on Form 8-K, at the time of the proposed sale, regardless of whether the restricted securities were initially issued at the time we were a shell company or subsequent to termination of such status. Accordingly, holders of our “restricted securities” within the meaning of Rule 144 will be subject to the conditions set forth in Rule 144 with respect to our company. Other reporting companies that are not former shell companies and have been reporting for more than twelve months are not subject to this same reporting threshold for non-affiliate reliance on Rule 144. Accordingly, any restricted securities we have sold or sell in the future or issue to consultants or employees, in consideration for services rendered or for any other purpose, may not be resold unless such securities are registered with the SEC or the requirements of Rule 144 have been satisfied. As a result, it may be harder for us to fund our operations and pay our employees and consultants with our securities instead of cash. Furthermore, it may be harder for us to raise funding through the sale of debt or equity securities unless we agree to register such securities with the SEC, which could cause us to expend additional resources in the future. Our prior status as a “shell company” could prevent us in the future from raising additional funds, engaging employees and consultants, and using our securities to pay for any acquisitions, which could cause the value of our securities, if any, to decline in value or become worthless.

The sale of a substantial amount of our shares of common stock including resale of the shares being registered hereunder in the public market could adversely affect the prevailing market price of our common stock.

We are registering for resale 2,572,832 shares of common stock. Sales of substantial amounts of shares of our shares of common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares of common stock, and the market value of our other securities. We cannot predict if and when selling stockholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into shares of common stock. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

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SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and “would.” For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement.

Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in this prospectus or in our Annual Report on Form 10-K that is incorporated by reference herein. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to:

●	our history of losses and needs for additional capital to fund our operations and our inability to obtain additional capital on acceptable terms, or at all;

●	risks related to our ability to continue as a going concern;

●	risk related to the COVID-19 pandemic;

●	the new and unproven nature of the measurement technology markets;

●	our ability to achieve customer adoption of our products;

●	our ability to enhance our brand and increase market awareness;

●	our ability to introduce new products and continually enhance our product offerings;

●	the success of our strategic acquisitions and relationships with third parties;

●	information technology system failures or breaches of our network security;

●	competition from competitors;

●	our reliance on key members of our management team;

●	current or future litigation; and

●	the impact of the political and security situation in Israel on our business.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. You should read this prospectus and the documents that we reference herein and have filed as exhibits to the Annual Report on Form 10-K, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date hereof. Because the risk factors referred to in this prospectus or in our Annual Report on Form 10-K, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. We expect that the selling stockholders will sell their shares of common stock as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the Pre-funded Warrants, Warrants and Placement Agent Warrants and issuance of the underlying warrant shares to the extent that these warrants are exercised for cash. The Warrants and Placement Agent Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $5.8 million. We intend to use the net proceeds of such warrant exercise, if any, for general corporate purposes and working capital.

Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. We can make no assurances that any of the warrants and placement agent warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those shares of common stock issuable upon exercise of the Pre-funded Warrants in the PIPE Offering, and those shares of common stock issuable upon exercise of Warrants and Placement Agent Warrants previously issued in connection with both the RD Offering and PIPE Offering. For additional information regarding the issuance of those shares of common stock and warrants, see “Prospectus Summary – January 2023 Financing” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares of common stock for resale from time to time. Other than with respect to Wainwright, which acted as our placement agent in each of the January 2023, October 2021, the January 2020, May 2020 financings and our former at-the-market offering facility that was established in September 2019, except for the ownership of the Warrants and Placement Agent Warrants issued, and the shares of common stock issued and issuable pursuant to prior financings, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number the shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock and Warrants or Placement Agent Warrants to purchase the shares of common stock, as of January 27, 2023, assuming exercise of the Warrants or Placement Agent Warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of the shares of common stock being offered in this prospectus by the selling stockholders. The fourth and fifth columns list the amount of the shares of common stock owned after the offering, by number of the shares of common stock and percentage of outstanding the shares of common stock (assuming for the purpose of such percentage, 1,626,117 shares outstanding as of January 27, 2023) assuming in both cases the sale of all of the shares of common stock offered by the selling stockholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the Warrants and Placement Agent Warrants issued in the Offerings, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock not yet issuable upon exercise of the warrants and placement agent warrants which have not been exercised. The number of shares does not reflect this limitation. The selling stockholders may sell all, some or none of their shares of common stock or warrants or placement agent warrants in this offering. See “Plan of Distribution.”

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Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After the Offering		Percentage of Shares of Common Stock Owned After the Offering
Armistice Capital Master Fund Ltd. (1)	2,991,966	(2)	2,504,092	(3)	487,874	(4)	*
Michael Vasinkevich (5)	63,155	(6)	44,079	(7)	19,076	(8)	*
Noam Rubinstein (5)	31,025	(9)	21,654	(10)	9,371	(11)	*
Craig Schwabe (5)	3,324	(12)	2,320	(13)	1,004	(14)	*
Charles Worthman (5)	984	(15)	687	(16)	297	(17)	*

*	Denotes less than 1%

(1)	The shares of common stock are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC, or Armistice Capital, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. Of the shares of common stock held by the Master Fund, 333,917 are issuable only upon the exercise of warrants, which are subject to a beneficial ownership limitation preventing the Master Fund from exercising any portion of the warrants if such exercise would result in the Master Fund owning greater than 4.99% or 9.99% (in the case of the Pre-funded Warrants) of our outstanding shares of common stock following such exercise. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

(2)	Represents (i) 6,865 shares of common stock issuable upon exercise of warrants issued in our January 2020 private placement, (ii) 18,861 shares of common stock issuable upon exercise of warrants issued in the October 2021 registered direct offering, (iii) 28,292 shares of common stock issuable upon exercise of warrants issued in the October 2021 private placement, (iv) 153,957 shares issued in the RD Offering, (v) 279,899 shares of common stock issuable upon exercise of Pre-funded Warrants issued in the RD Offering, (vi) 441,899 shares of common stock issuable upon exercise of Class A Warrants issued in the RD Offering, (vii) 441,899 shares of common stock issuable upon exercise of Class B Warrants issued in the RD Offering, (viii) 540,098 shares of common stock issuable upon exercise of Pre-funded Warrants issued in the PIPE Offering, (ix) 540,098 shares of common stock issuable upon exercise of Series A Warrants issued in the PIPE Offering, and (x) 540,098 shares of common stock issuable upon exercise of Series B Warrants issued in the PIPE Offering.

(3)	Represents (i) 441,899 shares of common stock issuable upon exercise of Series A Warrants issued in the RD Offering, (ii) 441,899 shares of common stock issuable upon exercise of Series B Warrants issued in the RD Offering, (iii) 540,098 shares of common stock issuable upon exercise of Pre-funded Warrants in the PIPE Offering, (iv) 540,098 shares of common stock issuable upon exercise of Series A Warrants issued in the PIPE Offering, and (v) 540,098 shares of common stock issuable upon exercise of Series B Warrant issued in the PIPE Offering.

(4)	Represents (i) 6,865 shares of common stock issuable upon exercise of warrants issued in our January 2020 private placement, (ii) 18,861 shares of common stock issuable upon exercise of warrants issued in the October 2021 registered direct offering, (iii) 28,292 shares of common stock issuable upon exercise of warrants issued in the October 2021 private placement, (iv) 153,957 shares issued in the RD Offering, and (v) 279,899 shares of common stock issuable upon exercise of Pre-funded Warrants issued in the RD Offering.

(5)	Referenced person is affiliated with Wainwright, a registered broker dealer. Wainwright is a registered broker-dealer and acted as our placement agent in the Offerings and our January 2020, May 2020 and October 2021 financings and has acted as sales agent in our at-the-market equity offering.

(6)	Represents (i) 792 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 private placement, (ii) 6,995 shares of common stock issuable upon exercise of placement agent warrants issued in our May 2020 offering, (iii) 11,288 shares of common stock issuable upon exercise of placement agent warrants issued in our October 2021 offering, and (iv) 44,079 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the Offerings.

(7)	Represent 44,079 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the Offerings.

(8)	Represents (i) 792 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 private placement, (ii) 6,995 shares of common stock issuable upon exercise of placement agent warrants issued in our May 2020 offering, and (iii) 11,288 shares of common stock issuable upon exercise of placement agent warrants issued in our October 2021 offering.

(9)	Represents (i) 389 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 private placement, (ii) 3,436 shares of common stock issuable upon exercise of placement agent warrants issued in our May 2020 offering, (iii) 5,545 shares of common stock issuable upon exercise of placement agent warrants issued in our October 2021 offering, and (iv) 21,654 shares of common stock issuable on exercise of Placement Agent Warrants issued in connection with the Offerings.

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(10)	Represent 21,654 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the Offerings.

(11)	Represents (i) 389 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 private placement, (ii) 3,436 shares of common stock issuable upon exercise of placement agent warrants issued in our May 2020 offering, and (iii) 5,545 shares of common stock issuable upon exercise of placement agent warrants issued in our October 2021 offering.

(12)	Represents (i) 42 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 private placement, (ii) 368 shares of common stock issuable upon exercise of placement agent warrants issued in our May 2020 offering, (iii) 594 shares of common stock issuable upon exercise of placement agent warrants issued in our October 2021 offering, and (iv) 2,320 shares of common stock issuable upon exercise of our Placement Agent Warrants issued in connection with the Offerings.

(13)	Represent 2,320 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the Offerings.

(14)	Represents (i) 42 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 private placement, (ii) 368 shares of common stock issuable upon exercise of placement agent warrants issued in our May 2020 offering, and (iii) 594 shares of common stock issuable upon exercise of placement agent warrants issued in our October 2021 offering.

(15)	Represents (i) 12 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 private placement, (ii) 109 shares of common stock issuable upon exercise of placement agent warrants issued in our May 2020 offering, (iii) 176 shares of common stock issuable upon exercise of placement agent warrants issued in our October 2021 offering, and (iv) 687 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the Offerings.

(16)	Represent 687 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the Offerings.

(17)	Represents (i) 12 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 private placement, (ii) 109 shares of common stock issuable upon exercise of placement agent warrants issued in our May 2020 offering, and (iii) 176 shares of common stock issuable upon exercise of placement agent warrants issued in our October 2021 offering.

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DESCRIPTION OF THE OFFERED SECURITIES

The selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. This prospectus provides you with a general description of the common stock the selling stockholders may offer.

As of January 27, 2023, our authorized share capital consists of 250,000,000 shares of common stock, $0.001 par value per share, of which 1,626,117 are outstanding. Our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. Unless approval of our stockholders is so required, our board of directors does not intend to seek stockholder approval for the issuance and sale of our common stock.

The description below is intended as a summary, and is qualified in its entirety by reference to our amended and restated certificate of incorporation, or our Certificate of Incorporation, and amended and restated bylaws, or our Bylaws.

We implemented a 1-for-25 reverse stock split of our outstanding shares of common stock that was effective for Nasdaq Capital Market purposes at the open of business on December 8, 2022. All share and related option and warrant information presented in this prospectus supplement have been retroactively adjusted to reflect the reduced number of shares and the increase in the share price which resulted from this action.

Common Stock

Holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of our company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrants, the form of which was filed with the SEC by us as an exhibit to a Current Report on Form 8-K on January 12, 2023. Prospective investors should carefully review the terms and provisions of the form of Private Placement Pre-Funded Warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price. Each pre-funded warrant has an initial exercise price per share equal to $0.001. The pre-funded warrants are immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations, or similar events affecting our common stock and the exercise price. The pre-funded warrants will be issued separately and may be transferred separately immediately thereafter.

Exercisability. The pre-funded warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). The purchaser of the pre-funded warrants in this offering may elect to deliver its exercise notice following the pricing of the offering and prior to the issuance of the pre-funded warrants at closing to have its pre-funded warrants exercised immediately upon issuance and receive shares of common stock underlying the pre-funded warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, which percentage may be changed at the holder’s election to a lower percentage at any time or to a higher percentage not to exceed 9.99% upon 61 days’ notice to us. The purchaser of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of the pre-funded warrants. In lieu of fractional shares, at our election, we will either round up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

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Cashless Exercise. A holder may elect to receive upon exercise of its pre-funded warrants (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price.

Transferability. Subject to certain transfer restrictions, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrants to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Fundamental Transaction. In the event of any fundamental transaction, as described in the pre-funded warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, reclassification of our common stock, or purchase agreement or other business combination pursuant to which another person or group of persons acquires more than 50% of the outstanding shares of our common stock, then upon any subsequent exercise of a pre-funded warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the pre-funded warrant is exercisable immediately prior to such event.

Warrants

The following summary of certain terms and provisions of the Series A and Series B warrants and placement agent warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the Series A and Series B warrants and Placement Agent warrants, the form of which were filed with the SEC by us as an exhibit to a Current Report on Form 8-K on January 12, 2023. Prospective investors should carefully review the terms and provisions of the form of Series A and Series B Warrant for a complete description of the terms and conditions of the Series A and Series B warrants and Placement Agent warrants.

Duration and Exercise Price. Each Warrant Placement Agent Warrant is immediately exercisable and has an initial exercise price per share equal to $2.805 in the case of Warrants and $3.8188 in the case of Placement Agent Warrants. The Series A Warrants have a term of five and one-half years from the date of the issuance and the Series B Warrants have a term of 28 months from the date of issuance and the Placement Agent Warrants have a term of five years, expiring on January 10, 2028. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations, or similar events affecting our common stock and the exercise price.

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Exercisability. The Warrants and Placement Agent Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrants to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, which percentage may be changed at the holder’s election to a lower percentage at any time or to a higher percentage not to exceed 9.99% upon 61 days’ notice to us. No fractional shares of common stock will be issued in connection with the exercise of the Warrants. In lieu of fractional shares, at our election, we will either round up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Cashless Exercise. A holder may elect to receive upon exercise of its Warrants and Placement Agent Warrants (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Warrants in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price.

Transferability. Subject to certain transfer restrictions, the Warrants and Placement Agent Warrants may be transferred at the option of the holder upon surrender of the Warrants and Placement Agent Warrants to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the Warrants and Placement Agent Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Warrants and Placement Agent Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the Warrants and Placement Agent Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Warrants and Placement Agent Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Warrants and Placement Agent Warrants.

Fundamental Transaction. In the event of any fundamental transaction, as described in the Warrants and Placement Agent Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, reclassification of our common stock, or purchase agreement or other business combination pursuant to which another person or group of persons acquires more than 50% of the outstanding shares of our common stock, then upon any subsequent exercise of a Warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the Warrant or Placement Agent Warrant is exercisable immediately prior to such event.  In the event of a fundamental transaction, upon the holder’s option, our company or any successor entity will purchase the Warrant or Placement Agent Warrant from the holder by paying an amount of cash equal to the Black Scholes Value (as defined in the Warrants and Placement Agent Warrants) of the remaining unexercised portion of the Warrant or Placement Agent Warrant on the date of the consummation of such fundamental transaction.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and the DGCL

Certain provisions of our Certificate of Incorporation and our Bylaws, which are summarized in the following paragraphs, may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and our Bylaws and Delaware law, as applicable, among other things:

●	provide the board of directors with the ability to alter the Bylaws without stockholder approval;

●	the classification of our board of directors;

●	place limitations on the removal of directors;

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum;

●	require that stockholder actions must be affected at a duly called stockholder meeting and generally prohibiting stockholder actions by written consent;

●	eliminate the ability of stockholders to call a special meeting of stockholders; and

●	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at duly called stockholder meetings.

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These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with its board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause our market price of our common stock to decline.

Advance Notice Bylaws. Our Bylaws contain an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to our Board of Directors. Stockholders at any meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Interested Stockholder Transactions. We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder.

Forum Selection

Our Bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) will, to the fullest extent permitted by applicable law and subject to applicable jurisdictional requirements, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring claims, including claims in the right of the Company, (i) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors and Certificate of Incorporation will include such an exculpation provision. Our Certificate of Incorporation and Bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of us, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Certificate of Incorporation and Bylaws will also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our Certificate of Incorporation will expressly authorize us to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598. The telephone number of VStock Transfer, LLC is (212) 828-8436.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “MYSZ” and on the TASE under the symbol “MYSZ”.

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PLAN OF DISTRIBUTION

Each selling stockholder, or the Selling Stockholders, of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS

The following discussion of our results of operations and financial condition should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The discussion and analysis should also be read together with our unaudited pro forma financial information for the year ended December 31, 2021 and the nine months ended September 30, 2022. This discussion contains forward-looking statements based upon our current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” This discussion contains forward-looking statements based upon our current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, for purposes of this Management’s Discussion and Analysis, all references to “we,” “us,” “our” or “the Company” are to My Size, Inc. a Delaware corporation, and its subsidiaries, including MySize Israel 2014 Ltd, Topspin Medical (Israel) Ltd, Orgad International Marketing Ltd., or Orgad, My Size LLC and Naiz Bespoke Technologies, S.L taken as a whole.

Overview

MySize is an omnichannel e-commerce platform and provider of AI-driven apparel sizing and digital experience solutions that drive revenue growth and reduce costs for our business clients for online shopping and physical stores.

Our flagship innovative tech products, MySizeID, enables shoppers to generate highly accurate measurements of their body to find the accurate fitting apparel by using our application on their mobile device or through MySizeID Widget: a simple questionnaire which was uses a database collected over the years.

MySizeID synchronizes the user’s measurement data to a sizing chart integrated through a retailer’s (or a white labeled) mobile application, and only presents items available for purchase that match their measurements to ensure a correct fit.

MySize is positioning itself as a consolidator of sizing solutions and new digital experience due to new developments for the fashion industry needs. Our other product offerings include First Look Smart Mirror for physical stores and Smart Catalog to empowering brand design teams, which are designed to increase end consumer satisfaction, contributing to a sustainable world and reduce operation costs.

Orgad Acquisition

On February 7, 2022, My Size Israel 2014 Ltd, or My Size Israel, entered into a Share Purchase Agreement, or the Orgad Agreement, with Amar Guy Shalom and Elad Bretfeld, or the Orgad Sellers, pursuant to which the Orgad Sellers agreed to sell to My Size Israel all of the issued and outstanding equity of Orgad.

Orgad operates an omnichannel e-commerce platform engaged in online retailing in the global market. It operates as a third-party seller on Amazon.com, eBay and others. Orgad currently manages more than 1,000 stock-keeping units, or SKUs, mainly in fashion, apparel and shoes.

The Orgad Sellers are the sole title and beneficial owners of 100% of the shares of Orgad. In consideration of the shares of Orgad, the Orgad Sellers are entitled to receive (i) up to $1,000,000 in cash, or the Orgad Cash Consideration, (ii) an aggregate of 2,790,049 shares, or the Orgad Equity Consideration, of our common stock, and (iii) earn-out payments of 10% of the operating profit of Orgad for the years 2022 and 2023. The transaction closed on the same day.

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The Orgad Cash Consideration is payable to the Orgad Sellers in three installments, according to the following payment schedule: (i) $300,000 which we paid upon closing, (ii) $350,000 payable on the two-year anniversary of the closing, and (iii) $350,000 payable on the three-year anniversary of the closing, provided that in the case of the second and third installments certain revenue targets are met and subject further to certain downward post-closing adjustment.

The Equity Consideration is payable to the Orgad Sellers according to the following payment schedule: (i) 1,395,025 shares were issued at closing, and (ii) 1,395,024 shares will be issued in eight equal quarterly installments until the lapse of two years from closing, subject to certain downward post-closing adjustment.

The payment of the second and third cash installments, the equity installments and the earn out are further subject in each case to the Orgad Sellers being actively engaged with Orgad at the date such payment is due (except if the Orgad Sellers resign due to reasons relating to material reduction of salary or adverse change in their position with Orgad or its affiliates).

In connection with the Orgad Agreement, each of the Orgad Sellers entered into employment agreements with Orgad and six-month lock-up agreements with us.

Naiz Acquisition

On October 7, 2022, we entered into a Share Purchase Agreement, or the Naiz Agreement, with Borja Cembrero Saralegui, or Borja, Aritz Torre Garcia, or Aritz, Whitehole, S.L., or Whitehole, Twinbel, S.L., or Twinbel and EGI Acceleration, S.L., or EGI. Each of Borja, Aritz, Whitehole, Twinbel and EGI shall be referred to as the Naiz Sellers herein. Pursuant to the Naiz Agreement, the Naiz Sellers agreed to sell to My Size all of the issued and outstanding equity of Naiz Bespoke Technologies, S.L., or Naiz, a limited liability company incorporated under the laws of Spain. The acquisition of Naiz was completed on October 11, 2022.

In consideration of the purchase of the shares of Naiz, the Naiz Agreement provided that the Naiz Sellers are entitled to receive (i) an aggregate of 6,000,000 shares, or the Naiz Equity Consideration, of My Size common stock, or the Shares, representing in the aggregate, immediately prior to the issuance of such shares at the closing of the transaction, not more than 19.9% of the issued and outstanding Shares and (ii) up to $2,050,000 in cash, the Naiz Cash Consideration.

The Naiz Equity Consideration was issued to the Naiz Sellers at closing of the transaction of which 2,365,800 shares of My Size common stock were issued to Whitehole constituting 6.6% of our outstanding shares following such issuance. The Naiz Agreement also provides that, in the event that the actual value of the Naiz Equity Consideration (based on the average closing price of the Shares on the Nasdaq Capital Market over the 10 trading days prior to the closing of the transaction, or the Equity Value Averaging Period) is less than $1,650,000, My Size shall make an additional cash payment, or the Shortfall Value to the Naiz Sellers within 45 days of our receipt of Naiz’s 2025 audited financial statements; provided that certain revenue targets are met. Following the Equity Value Averaging Period, it was determined that the Shortfall Value is $459,240.

The Naiz Cash Consideration is payable to the Naiz Sellers in five installments, according to the following payment schedule: (i) US$500,000 at closing, (ii) up to US$500,000 within 45 days of My Size’s receipt of Naiz’s 2022 audited financial statements, (iii) up to US$350,000 within 45 days of My Size’s receipt of Naiz’s unaudited financial statements for the six months ended June 30, 2023, (iv) up to $350,000 within 45 days of My Size’s receipt of Naiz’s unaudited financial statements for the six months ended December 31, 2023, and (v) up to $350,000 within 45 days of My Size’s receipt of Naiz’s 2024 audited financial statements; provided that in the case of the second, third, fourth and fifth installments certain revenue targets are met.

The payment of the second, third, fourth and fifth cash installments are further subject to the continuing employment or involvement of Borja and Aritz, or the Key Persons, by or with Naiz at the date such payment is due (except if a Key Person is terminated from Naiz due to a Good Reason (as defined in the Naiz Agreement).

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The Naiz Agreement contains customary representations, warranties and indemnification provisions. In addition, the Naiz Sellers are subject to non-competition and non-solicitation provisions pursuant to which they agree not to engage in competitive activities with respect to My Size’s business.

In connection with the Naiz Agreement, (i) each of the Naiz Sellers entered into six-months lock-up agreements, or the Lock-Up Agreement, with My Size, (ii) Whitehole, Twinbel and EGI entered into a voting agreement, or the Voting Agreement, with My Size and (iii) each of the Key Persons entered into employment agreements and services agreements with Naiz.

The Lock-Up Agreement provides that each Naiz Seller will not, for the six-months period following the closing of the transaction, (i) offer, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares in each case, that are currently or hereafter owned of record or beneficially (including holding as a custodian) by such Naiz Seller, or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition; or (ii) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such Naiz Seller’s Shares regardless of whether any such transaction described in clause (i) or this clause (ii) is to be settled by delivery of Shares or such other securities, in cash or otherwise. The Lock-Up Agreement also contains an additional three-months “dribble-out” provision that provides following the expiration of the initial six-months lock-up period, without My Size’s prior written consent (which My Size shall be permitted to withhold at its sole discretion), each Naiz Seller shall not sell, dispose of or otherwise transfer on any given day a number of Shares representing more than the average daily trading volume of the Shares for the rolling 30 day trading period prior to the date on which such Seller executes a trade of the Shares.

The Voting Agreement provides that the voting of any Shares held by each of Whitehole, Twinbel and EGI, or the Naiz Acquisition Stockholders, will be exercised exclusively by a proxy designated by My Size’s board of directors from time to time, or the Proxy, and that each Naiz Acquisition Stockholder will irrevocably designate and appoint the then-current Proxy as its sole and exclusive attorney-in-fact and proxy to vote and exercise all voting right with respect to the Shares held by each Naiz Acquisition Stockholder. The Voting Agreement also provides that, if the voting power held by the Proxy, taking into account the proxies granted by the Naiz Acquisition Stockholders and the Shares owned by the Proxy, represents 20% or more of the voting power of My Size’s stockholders that will vote on an item, or the Voting Power, then the Proxy shall vote such number of Shares in excess of 19.9% of the Voting Power in the same proportion as the Shares that are voted by My Size’s other stockholders. The Voting Agreement will terminate on the earliest to occur of (i) such time that such Naiz Acquisition Stockholder no longer owns the Shares, (ii) the sale of all or substantially all of the assets of My Size or the consolidation or merger of My Size with or into any other business entity pursuant to which stockholders of My Size prior to such consolidation or merger hold less than 50% of the voting equity of the surviving or resulting entity, (iii) the liquidation, dissolution or winding up of the business operations of My Size, and (iv) the filing or consent to filing of any bankruptcy, insolvency or reorganization case or proceeding involving My Size or otherwise seeking any relief under any laws relating to relief from debts or protection of debtors.

Operations in Russia

In addition to our Israel operations, we have operations in Russia through our wholly owned subsidiary, My Size LLC. Specifically, we undertake some of our sales and marketing using personnel located in Russia. To date, the invasion of Ukraine by Russia has not had a material impact on our business.

Results of Operations

The table below provides our results of operations for the periods indicated.

	Three months ended September 30		Nine months ended September 30
	2022	2021	2022	2021
	(dollars in thousands)		(dollars in thousands)
Revenues	$726	$31	$1,931	$88
Cost of revenues	(877)	-	(1,607)	-
Gross profit	(151)	31	324	88
Research and development expenses	(350)	(462)	(1,152)	(3,842)
Sales and marketing	(672)	(521)	(2,526)	(1,798)
General and administrative	(802)	(1,074)	(2,378)	(2,303)
Operating loss	(1,975)	(2,026)	(5,732)	(7,855)
Financial income (expenses), net	(51)	18	(198)	50
Net loss	$(2,026)	$(2,008)	$(5,930)	$(7,805)

	Year ended December 31
	2021	2020
	(dollars in thousands)
Revenues	131	142
Cost of revenues	-	(2)
Gross profit	131	140
Research and development expenses	(4,248)	(1,523)
Sales and marketing	(2,336)	(2,196)
General and administrative	(4,124)	(2,567)
Operating loss	(10,577)	(6,146)
Financial income (expenses), net	57	(11)
Net loss	$(10,520)	$(6,157)

Revenues

We started to generate revenue in 2019 and we expect to incur additional losses to increase our sales and marketing efforts and to perform further research and development activities. Our revenues for the nine months ended September 30, 2022 amounted to $1,931,000 compared to $88,000 for the nine months ended September 30, 2021. Our revenues for the three months ended September 30, 2022 amounted to $726,000 compared to $31,000 for the three months ended September 30, 2021. The increase was primarily attributable to $1,797,000 in revenue generated from Orgad from February 7, 2022, the date of closing of the Orgad acquisition, or the Acquisition Date, through to the end of the third quarter 2022 and to $685,000 in revenue generated from Orgad for the three months ended September 30, 2022.

From inception through December 31, 2018, we did not generate any revenue from operations and we expect to continue to incur additional losses to perform further research and development activities. We started to generate revenues only in 2019. Our revenues for the year ended December 31, 2021 amounted to $131,000 compared to $142,000 for year ended December 31, 2020. The decrease from the corresponding period primarily resulted from fees from customer projects in the corresponding period compared to none, offset by increase in recurring revenues generated by traffic, as measured by the MySizeID engine per its license agreements.

Cost Of Revenues

Our cost of revenues for the nine and three months ended September 30, 2022 amounted to $1,607,000 and $877,000, respectively, compared to none for the nine and three months ended September 30, 2021. The cost of revenues includes cash and equity liabilities expenses in the amount of $149,000 and $89,000 for the nine and three months ended September 30, 2022 respectively. The increase in comparison with the corresponding period was due to the cost of goods of the revenues generated from Orgad’s operations. Our cost of revenues for the year ended December 31, 2021 was $0 compared to $2,000 for the year ended December 31, 2020.

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Research and Development Expenses

Our research and development expenses for the nine months ended September 30, 2022 amounted to $1,152,000 compared to $3,842,000 for the nine months ended September 30, 2021. The decrease in comparison with the corresponding period primarily resulted from share-based payment in the amount of $2,618,000 that was recorded in the corresponding period attributed to the share issuance to Shoshana Zigdon under the Amendment to Purchase Agreement dated May 26, 2021, and a decrease in shared based expenses to employees.

Our research and development expenses for the three months ended September 30, 2022 amounted to $350,000 compared to $462,000 for the three months ended September 30, 2021. The decrease in comparison with the corresponding period primarily resulted from share-based payment to employees.

Our research and development expenses for the year ended December 31, 2021 amounted to $4,248,000 an increase of $2,725,000, or approximately 179%, compared to $1,523,000 for the year ended December 31, 2020. The increase from the corresponding period primarily resulted from share based payment in amount of $2,618,000 attributed to the share issuance to Shoshana Zigdon under the Amendment to Purchase Agreement dated May 26, 2021 offset by a reduction in share based payment expenses to employees.

Sales and Marketing Expenses

Our sales and marketing expenses for the nine months ended September 30, 2022 amounted to $2,526,000 compared to $1,798,000 for the nine months ended September 30, 2021. The increase in comparison with the corresponding period was mainly due to the hiring of new employees and expenses associated with Orgad activities, offset by a reduction in share-based payment expenses to employees and consultants.

Our sales and marketing expenses for the three months ended September 30, 2022 amounted to $672,000 compared to $521,000 for the three months ended September 30, 2021. The increase in comparison with the corresponding period was mainly due to expenses associated with Orgad activities, offset by a reduction in share-based payment expenses to employees and consultants.

Our sales and marketing expenses for the year ended December 31, 2021 amounted to $2,336,000, an increase of $140,000, 6.4%, compared to $2,196,000 for the year ended December 31, 2020. The increase in comparison with the corresponding period was mainly due to an increase in payments to consultants.

General and Administrative Expenses

Our general and administrative expenses for the nine months ended September 30, 2022 amounted to $2,378,000 compared to $2,303,000 for the nine months ended September 30, 2021. The increase in comparison with the corresponding period was mainly due to expenses associated with Orgad activities offset by a decrease in insurance expenses and professional services expenses.

Our general and administrative expenses for the three months ended September 30, 2022 amounted to $802,000 compared to $1,074,000 for the three months ended September 30, 2021. The decrease in comparison with the corresponding period was mainly due to a decrease in insurance offset by an increase in expenses associated with Orgad activities.

Our general and administrative expenses for the year ended December 31, 2021 amounted to $4,124,000, an increase of $1,557,000, 60.6%, compared to $2,567,000 for the year ended December 31, 2020. The increase in comparison with the corresponding period was mainly due to an increase in professional expenses, mainly attributed to shareholder activism including settlement expenses offset by a decrease in shared-based payments. During 2021, we had an expense of $98,000 in respect of stock-based payments, compared to an expense of $276,000 in 2020.

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Operating Loss

As a result of the foregoing, for the nine months ended September 30, 2022, our operating loss was $5,732,000 a decrease of $2,123,000 compared to our operating loss for the nine months ended September 30, 2021 of $7,855,000.

As a result of the foregoing, for the three months ended September 30, 2022, our operating loss was $1,975,000 a decrease of $51,000 compared to our operating loss for the three months ended September 30, 2021 of $2,026,000.

As a result of the foregoing, for the year ended December 31, 2021, our operating loss was $10,577,000, an increase of $4,431,000, or 72%, compared to our operating loss for the year ended December 31, 2020 of $6,146,000.

Financial Income (Expenses), Net

Our financial income (expense), net for the nine months ended September 30, 2022 amounted to $198,000 compared to financial income of $50,000 for the nine months ended September 30, 2021. During the nine months ended September 30, 2022, we had financial expenses mainly from exchange rate differences and revaluation of investment in marketable securities whereas in the corresponding period we had financial income primarily due revaluation of investment in marketable securities.

Our financial income (expense), net for the three months ended September 30, 2022 amounted to $51,000 compared to financial income of $18,000 for the three months ended September 30, 2021. During the three months ended September 30, 2022, we had financial income mainly from exchange rate differences and revaluation of investment in marketable securities whereas in the corresponding period we had financial expenses primarily due revaluation of investment in marketable securities and exchange rate differences offset in income from revaluation of derivative.

Our financial income (expense), net for the year ended December 31, 2021 amounted to $57,000 as opposed to financial expenses, net of $11,000 for the year ended December 31, 2020. In 2021, we had financial income mainly derived from revaluation of investment in marketable securities whereas in the corresponding period we had financial expenses mainly from exchange rate differences offset by income from revaluation of investment in marketable securities.

Net Loss

As a result of the foregoing, our net loss for the nine months ended September 30, 2022 was $5,930,000, compared to a net loss of $7,805,000 for the nine months ended September 30, 2021. The decrease in the net loss was mainly due to the reasons mentioned above.

As a result of the foregoing, our net loss for the three months ended September 30, 2022 was $2,026,000, compared to a net loss of $2,008,000 for the three months ended September 30, 2021. The decrease in the net loss was mainly due to the reasons mentioned above.

As a result of the foregoing, research and development, marketing general and administrative expenses, and initial revenues, our net loss for the year ended December 31, 2021 was $10,520,000 compared to net loss of $6,157,000 for the year ended December 31, 2020. The increase in the net loss was mainly due to the reasons mentioned above.

Liquidity and Capital Resources

Since our inception, we have funded our operations primarily through public and private offerings of debt and equity in the State of Israel and in the U.S.

As of September 30, 2022, we had cash, cash equivalents, and restricted cash of $4,622,000 compared to $10,943,000 of cash, cash equivalents and restricted cash as of December 31, 2021. During January 2023, we completed a financing resulting in gross proceeds of approximately $3 million. This decrease primarily resulted from our operating activities, the acquisition of Orgad, and resources that were deployed to grow Orgad’s business.

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Cash used in operating activities amounted to $5,858,000 for the nine months ended September 30, 2022, compared to $3,984,000 for the nine months ended September 30, 2021. The increase in cash used in operating activities was mainly due to the acquisition of Orgad and working capital.

Net cash used in financing activities was $39,000 for the nine months ended September 30, 2022, compared to cash provided by financing activities of $5,857,000 for the nine months ended September 30, 2021. The cash flow from financing activities for the nine months ended September 30, 2021 resulted from the public offerings that occurred in January 2021 and March 2021 and from proceeds that were received from an investor for warrants that were exercised.

Net cash used in investing activities was $327,000 for the nine months ended September 30, 2022, compared to cash provided by investing activities of $172,000 for the nine months ended September 30, 2021. The increase from the corresponding period was mainly due to the acquisition of Orgad offset by changes in restricted deposits that occurred in the nine months ended September 30, 2022.

Net cash used in operating activities was $7,297,000 for the year ended December 31, 2021 compared to $5,679,000 for the year ended December 31, 2020. The increase in cash used in operating activity is derived mainly from increase in the net loss.

Net cash provided by investing activities for the year ended December 31, 2021 was $161,000 as opposed to net cash used in investing activities of $211,000 for the year ended December 31, 2020. The net cash provided by investing activities for the year ended December 31, 2021 was mainly attributed to proceeds from short term restricted deposits as opposed to investment in short-term restricted deposits during the year ended December 31, 2020.

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We had positive cash flow from financing activities net of issuance costs of $16,292,000 for the year ended December 31, 2021 compared to $6,094,000 for the year ended December 31, 2020. The cash flow from financing activities for the year ended December 31, 2021 was due to the proceeds from public offerings of our securities and proceeds from the exercise of outstanding warrants.

We do not have any material commitments for capital expenditures during the next twelve months.

We expect that we will continue to generate losses and negative cash flows from operations for the foreseeable future. Based on the projected cash flows and cash balances as of September 30, 2022, together with the proceeds from the January 2023 financing, we believe our existing cash will be sufficient to fund operations for a period less than 12 months. As a result, there is substantial doubt about our ability to continue as a going concern. We will need to raise additional capital, which may not be available on reasonable terms or at all. Additional capital would be used to accomplish the following:

●	finance our current operating expenses;

●	pursue acquisitions and growth opportunities;

●	hire and retain qualified management and key employees;

●	respond to competitive pressures;

●	comply with regulatory requirements; and

●	maintain compliance with applicable laws.

Current conditions in the capital markets are such that traditional sources of capital may not be available to us when needed or may be available only on unfavorable terms. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions, the impact of the COVID-19 pandemic, the Russian invasion of Ukraine, and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot assure you that we will be able to successfully raise additional capital at all or on terms that are acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our business, results of operations and financial condition.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in substantial dilution for our current stockholders. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then-outstanding. We may issue additional shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock in connection with hiring or retaining personnel, option or warrant exercises, future acquisitions or future placements of our securities for capital-raising or other business purposes. The issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline and existing stockholders may not agree with our financing plans or the terms of such financings. In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition. Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, or we may have to cease our operations, which would have a material adverse effect on our business, results of operations and financial condition.

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

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Critical Accounting Estimates and Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with U.S. generally accepted accounting principles issued by the Financial Accounting Standards Board, or FASB. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses during the reporting periods. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies were revenue from contracts with customers which are more fully described in the notes to our financial statements included herein. We believe that these accounting policies discussed are critical to our financial results and to the understanding of our past and future performance, as these policies relate to the more significant areas involving management’s estimates and assumptions. We consider an accounting estimate to be critical if: (1) it requires us to make assumptions because information was not available at the time or it included matters that were highly uncertain at the time we were making our estimate; and (2) changes in the estimate could have a material impact on our financial condition or results of operations.

Accounting for Business Combinations—we allocate the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed, based upon their estimated fair values at the acquisition date. These fair values are typically estimated with assistance from independent valuation specialists.

The purchase price allocation process requires us to make significant estimates and assumptions, especially at the acquisition date with respect to intangible assets, contractual support obligations assumed, contingent consideration arrangements, and pre-acquisition contingencies.

Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired companies and are inherently uncertain.

Examples of critical estimates in valuing certain of the intangible assets we have acquired or may acquire in the future include but are not limited to:

● future expected cash flows from product sales or other customer contracts;

● expected costs of fulfillment including marketing, warehousing and product sales;

● the acquired company’s brand and competitive position, as well as assumptions about the period of time the acquired brand will continue to be used in the combined company’s product portfolio;

● cost of capital and discount rates; and

● estimating the useful lives of acquired assets as well as the pattern or manner in which the assets will amortize.

Refer to Note 6 – business combination to our Condensed Consolidated Interim Financial Statements for the nine months ended September 2022 for more information

Quantitative and Qualitative Disclosures About Market Risk

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, we are not required to provide this information.

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BUSINESS

Overview

MySize is an omnichannel e-commerce platform and provider of AI-driven apparel sizing and digital experience solutions that drive revenue growth and reduce costs for our business clients for online shopping and physical stores.

Our flagship innovative tech products, MySizeID, enables shoppers to generate highly accurate measurements of their body to find the accurate fitting apparel by using our application on their mobile device or through MySizeID Widget: a simple questionnaire which was uses a database collected over the years.

MySizeID synchronizes the user’s measurement data to a sizing chart integrated through a retailer’s (or a white labeled) mobile application, and only presents items available for purchase that match their measurements to ensure a correct fit.

MySize is positioning itself as a consolidator of sizing solutions and new digital experience due to new developments for the fashion industry needs. Our other product offerings include First Look Smart Mirror for physical stores, and Smart Catalog to empowering brand design teams, which are designed to increase end consumer satisfaction, contributing to a sustainable world and reduce operation costs.

Recent Developments

Orgad Share Purchase Agreement

On February 7, 2022, My Size Israel 2014 Ltd, or My Size Israel, entered into a Share Purchase Agreement, or the Orgad Agreement, with Amar Guy Shalom and Elad Bretfeld, or the Orgad Sellers, pursuant to which the Orgad Sellers agreed to sell to My Size Israel all of the issued and outstanding equity of Orgad International Marketing Ltd., a company incorporated under the laws of the State of Israel, or Orgad. Orgad operates an omnichannel e-commerce platform. The Orgad Sellers are the sole title and beneficial owners of 100% of the shares of Orgad. In consideration of the shares of Orgad, the Orgad Sellers are entitled to receive (i) up to $1,000,000 in cash, or the Orgad Cash Consideration, (ii) an aggregate of 111,602 shares, or the Orgad Equity Consideration, of the our common stock, and (iii) earn-out payments of 10% of the operating profit of Orgad for the years 2022 and 2023. The transaction closed on the same day.

The Orgad Cash Consideration is payable to the Orgad Sellers in three installments, according to the following payment schedule: (i) $300,000 which we paid upon closing, (ii) $350,000 payable on the two-year anniversary of the closing, and (iii) $350,000 payable on the three-year anniversary of the closing; provided that in the case of the second and third installments certain revenue targets are met and subject further to certain downward post-closing adjustment.

The Equity Consideration is payable to the Orgad Sellers according to the following payment schedule: (i) 55,801 shares were issued at closing, and (ii) and 55,801 shares will be issued in eight equal quarterly installments until the lapse of two years from closing, subject to certain downward post-closing adjustment.

The payment of the second and third cash installments, the equity installments and the earn out are further subject in each case to the Orgad Sellers being actively engaged with Orgad at the date such payment is due (except if the Orgad Sellers resign due to reasons relating to material reduction of salary or adverse change in their position with Orgad or its affiliates).

In connection with the Orgad Agreement, each of the Orgad Sellers entered into employment agreements with Orgad and six-months lock-up agreements with us.

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Naiz Acquisition

On October 7, 2022, we entered into the Naiz Agreement with the Naiz Sellers, pursuant to which the Naiz Sellers agreed to sell to us all of the issued and outstanding equity of Naiz. The acquisition of Naiz was completed on October 11, 2022.

In consideration of the purchase of the shares of Naiz, the Naiz Agreement provided that the Naiz Sellers are entitled to receive (i) ) the Naiz Equity Consideration and (ii) up the Naiz Cash Consideration.

The Naiz Equity Consideration was issued to the Naiz Sellers at closing of the transaction of which 94,632 shares of My Size common stock were issued to Whitehole constituting 6.6% of our outstanding shares following such issuance. The Naiz Agreement also provides that, in the event that the actual value of the Naiz Equity Consideration (based on the Equity Value Averaging Period) is less than $1,650,000, My Size shall pay the Shortfall Value to the Naiz Sellers within 45 days of our receipt of Naiz’s 2025 audited financial statements; provided that certain revenue targets are met. Following the Equity Value Averaging Period, it was determined that the Shortfall Value is $459,240.

The Naiz Cash Consideration is payable to the Naiz Sellers in five installments, according to the following payment schedule: (i) US$500,000 at closing, (ii) up to US$500,000 within 45 days of My Size’s receipt of Naiz’s 2022 audited financial statements, (iii) up to US$350,000 within 45 days of My Size’s receipt of Naiz’s unaudited financial statements for the six months ended June 30, 2023, (iv) up to $350,000 within 45 days of My Size’s receipt of Naiz’s unaudited financial statements for the six months ended December 31, 2023, and (v) up to $350,000 within 45 days of My Size’s receipt of Naiz’s 2024 audited financial statements; provided that in the case of the second, third, fourth and fifth installments certain revenue targets are met.

The payment of the second, third, fourth and fifth cash installments are further subject to the continuing employment or involvement of Borja and Aritz, or the Key Persons, by or with Naiz at the date such payment is due (except if a Key Person is terminated from Naiz due to a Good Reason (as defined in the Naiz Agreement)).

The Naiz Agreement contains customary representations, warranties and indemnification provisions. In addition, the Naiz Sellers are subject to non-competition and non-solicitation provisions pursuant to which they agree not to engage in competitive activities with respect to My Size’s business.

In connection with the Naiz Agreement, (i) each of the Naiz Sellers entered into the Lock-Up Agreement with My Size, (ii) Whitehole, Twinbel and EGI entered into the Voting Agreement with My Size and (iii) each of the Key Persons entered into employment agreements and services agreements with Naiz.

The Lock-Up Agreement provides that each Naiz Seller will not, for the six-month period following the closing of the transaction, (i) offer, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares in each case, that are currently or hereafter owned of record or beneficially (including holding as a custodian) by such Naiz Seller, or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition; or (ii) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such Naiz Seller’s Shares regardless of whether any such transaction described in clause (i) or this clause (ii) is to be settled by delivery of Shares or such other securities, in cash or otherwise. The Lock-Up Agreement also contains an additional three-month “dribble-out” provision that provides following the expiration of the initial six-month lock-up period, without My Size’s prior written consent (which My Size shall be permitted to withhold at its sole discretion), each Naiz Seller shall not sell, dispose of or otherwise transfer on any given day a number of Shares representing more than the average daily trading volume of the Shares for the rolling 30 day trading period prior to the date on which such Seller executes a trade of the Shares.

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The Voting Agreement provides that the voting of any Shares held by each of Whitehole, Twinbel and EGI, or the Naiz Acquisition Stockholders, will be exercised exclusively by a proxy designated by My Size’s board of directors from time to time, or the Proxy, and that each Naiz Acquisition Stockholder will irrevocably designate and appoint the then-current Proxy as its sole and exclusive attorney-in-fact and proxy to vote and exercise all voting right with respect to the Shares held by each Naiz Acquisition Stockholder. The Voting Agreement also provides that, if the voting power held by the Proxy, taking into account the proxies granted by the Naiz Acquisition Stockholders and the Shares owned by the Proxy, represents 20% or more of the voting power of My Size’s stockholders that will vote on an item, or the Voting Power, then the Proxy shall vote such number of Shares in excess of 19.9% of the Voting Power in the same proportion as the Shares that are voted by My Size’s other stockholders. The Voting Agreement will terminate on the earliest to occur of (i) such time that such Naiz Acquisition Stockholder no longer owns the Shares, (ii) the sale of all or substantially all of the assets of My Size or the consolidation or merger of My Size with or into any other business entity pursuant to which stockholders of My Size prior to such consolidation or merger hold less than 50% of the voting equity of the surviving or resulting entity, (iii) the liquidation, dissolution or winding up of the business operations of My Size, and (iv) the filing or consent to filing of any bankruptcy, insolvency or reorganization case or proceeding involving My Size or otherwise seeking any relief under any laws relating to relief from debts or protection of debtors.

Warehouse Fire

On January 2, 2023, Orgad experienced a fire at its warehouse in Israel. We are not aware of any casualties or injuries associated with the fire. We are working to assess the damage and to determine when operations may be resumed at this warehouse or potentially shifted to another location. From a preliminary estimation, we believe that the value of the inventory that was in the warehouse was approximately $450,000. As of the date of this prospectus, it is too early to determine the potential impact of this incident on our results of operations and financial condition or the scope of insurance coverage related to this incident. However, we do not believe that this incident will affect the future sales results of Orgad.

Our Solutions

Our cloud-based software platform provides highly accurate sizing and measurement with broad applications including the online fashion/apparel industry, logistics and courier services and home DIY. Currently, we are mainly focusing on the e-commerce fashion/apparel industry. This proprietary technology is driven by several patented algorithms which are able to calculate and record measurements in a variety of novel ways. Although specific functionality varies by product, we believe that our core solutions address the need for highly accurate measurements in a variety of consumer friendly, every day uses.

We have developed three products, MySizeID for the fashion/apparel industry, BoxSize for the logistics and courier services market and SizeUp for the home DIY market.

●	MySizeID enables shoppers to generate highly accurate measurements of their body to find proper fitting clothes and accessories, through the use of our application on their mobile phone or through a simple questionnaire if the user decides not to download the application. MySizeID syncs the user’s measurement data to a sizing chart and presents items for purchase that match their measurements to ensure a correct fit. MySizeID is available for license by retailers and accessable by consumers through a web page.

●	BoxSize enables customers to quickly and easily measure the size and volume of a parcel to accurately calculate shipping fees. It also offers shipping companies a variety of precise logistical data for more efficiently managing their supply chain, providing them with an accurate way to compare the physical package with what is in the shipping manifest. BoxSize solution is available for license on both iOS and Android operating systems. BoxSize is available on the Honeywell Marketplace and in August 2019 was approved for Honeywell’s Independent Software Vendor Program, and MySize was granted an independent software vendor (ISV) status on the Zebra Technologies and on DataLogic platforms.

●	SizeUp is a digital tape measure that allows users to measure length, width and height of a surface by moving their smartphone from point to point of an object or space. SizeUp is a value-add for DIY and home improvement retailers whose customers struggle to find the appropriately sized items (like blinds or curtains) for their homes or projects due to inaccurate measurements. SizeUp also is designed to replace rulers, tape measures and other measuring tools used for DIY projects. SizeUp is available for consumer download on both iOS and Android operating systems.

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The following are some select key features of our solutions:

●	Integration Capability. We design our solutions to be flexible and configurable, allowing our clients to match their use of our algorithms and software with their specific business processes and workflows. Our platform has been organically developed from a common code base, data structure and user interface, providing a consistent user experience with powerful features that are easily adaptable to our clients’ needs. The MySizeID widget can be integrated via one-line JavaScript code, or through RESTful API;

●	Intuitive user experience. Our intuitive, easy-to-use interface is based on current technology, multiple focus groups and automatically adapts to users’ devices, including mobile platforms, thereby significantly increasing accessibility of our solutions;

●	Big Data Generation. While we supply to the user the information he/she requires, we gather certain vital information such as body measurement and package volume which can be used anonymously to help the retailer acquire predictive size information on stocking, operations and consumers that may be in between sizes. All the information is being gathered and stored on our servers where it can be used by retailers;

●	Non-Invasive. In taking measurements using our solution, the smartphone camera is not utilized; instead, the measurements are captured by scanning the smartphone over the consumer’s body or package, thus ensuring greater privacy.

Our Growth Strategy

We aim to drive revenue primarily through penetration of the U.S. and Europe markets through a business to business to consumer (B2B2C) model in the verticals we are targeting. We are pursuing the following growth strategies:

●	Sign Additional Commercial Agreements with U.S. Retailers. During 2022, we expanded our commercial agreements with Levi’s, introducing North America (U.S. and Canada) and Latin America regions, and by extension Levis’ native apps in EU and U.S. regions. We also entered into commercial agreements with Baby Fresh, Galax, Punto Blanco, GEF France, Diesel, Gaala, Superdry, Uniontex Industries, and Temperlay London among others. We are in various stages of discussions with U.S. and foreign retailers for the deployment of our measurement technology with a view to entering into additional commercial agreements.

●	Pursue a Two-Pronged Commercialization Strategy. We are seeking to accelerate adoption of our solutions both through direct partnerships with e-commerce websites as well as through third-party platform websites. While we seek to directly enter into partnerships with companies maintaining e-commerce websites in the apparel, courier and DIY markets, we are also seeking to deploy our solutions on third-party platforms. Furthermore, with the expansion of MySizeID through the release of our FirstLook Smart Mirror, which we are offering to brick and mortar stores to digitize the physical stores, MySizeID is now available for online retailers utilizing the WooCoomerce, Shopify, Lightspeed, PrestaShop, Bitrix and Wix platforms and to brick and mortar stores through GK Software POS solution while BoxSize is available on the Honeywell Marketplace, Zebra Technologies and Datalogic.

●	Ongoing Investment in our Technology Platform. We continue to invest in building new software capabilities and extending our platform to bring the power of accurate measurement to a broader range of applications. In particular, we seek not only to deliver size recommendations but to provide a robust, end-to-end,artificial intelligence, or AI-driven platform that inspires consumer confidence and drives revenue growth by providing a superior consumer journey to both online and the brick and mortar stores.

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●	Grow our database. As the usage of our measurement apps increases, our database of information including user behaviour and body measurements generates valuable statistics. Such data can be used in the big data market for targeted advertising and for blind consumer data mining.

●	Identify and acquire synergistic businesses. In order to reduce our time to market and obtain complementary technologies, we are seeking to acquire technologies and businesses that are synergistic to our product offering. We recently completed an acquisition of Orgad which operates an omnichannel e-commerce platform and Naiz which provides SaaS technology solutions that solve size and fit issues for fashion ecommerce companies.

●	Partnerships and cooperation. In order to bring a wider solution for the retail market we are working to partner and integrate our technology with partners that can increase our penetration and offering to the market.

Market Opportunity

E-commerce’s meteoric rise has been a boon to retailers who can offer shoppers a simple customer experience through desktop or mobile devices. The global e-commerce market was US $5.7 trillion in 2022, and the industry is expected to grow significantly in the coming years with no signs of slowing down. Market specialists expect a compound annual growth rate of 27.43% from 2023 to 2028: according to data from Statista, the market is expected to reach US $6.5 trillion in 2023. While many sectors have found ways to increase revenue through e-commerce, e-commerce is still plagued by issues that cut into profits and negatively impact the bottom line, such as customer returns, low consumer conversion, and associated restocking and shipping costs.

Fashion/Apparel

Since the onset of the COVID-19 pandemic, an immense shift to digital was recorded, with 85.9% growth vs. pre-pandemic, according to Mastercard, and over 2 billion people worldwide who shop online, according to data from Oberlo. In November 2022, online shoppers broke records with $11.3 billion in spending on Cyber Monday, driving 5.8% year-over-year growth and making the day the biggest online shopping day of all time, according to Adobe Analytics.

In 2021, fashion companies invested between 1.6% and 1.8% of their revenues in technology, according to Mckinsey, and are expected to double the investment by 2030 in order to keep up with digital natives and keep a competitive edge. Personalization in e-commerce and hybrid connectivity in brick-and-mortar retail are two key themes in the future of fashtech, according to Mckinsey’s 2022 State of Fashion Technology.

In the upcoming years, inflation is expected to impact the fashion world. As prices for goods increase, the challenge will be to inspire confidence in consumers, via different smart digital tools. Brands will need to embrace creative digital tools and new channels to deepen customer relationships, and as Mckinsey forecasts in their State of Fashion report for 2023, they will need to execute on priorities such as sustainability and digital acceleration.

The global fashion e-commerce market size is expected to grow from $744.4 billion in 2022 to $821.19 billion in 2023 at a compound annual growth rate of 10.3%. In 2027, the market size is expected to grow to $1,222.32 billion, at a compound annual growth rate of 10.5%, according to BRC.

Based on the importance which shoppers attribute to free shipping - 50% of cart abandonment rate is due to extra shipping costs (Baymard Institute) - the need for fashion retailers to substantiate the optimal size for a customer, thus minimizing returns, has never been more crucial.

As brands move online or significantly expand their online presence, we believe that developing innovative ways to connect with shoppers, both online and offline, has become a top priority.

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Shipping/Parcel

According to Pitney Bowes, parcel revenue in 13 major countries around the world increased by 22% year over year from $351 billion in 2019 (reflecting 103 billion parcels) to $430 billion in 2020 (reflecting 131 billion parcels). In the shipping/parcel industry, the dimensions of a package are critical. It is not merely the measurement of a package or box – but rather the amount of space that the package or box will take up on a truck, airplane, or ship that will be transporting the package or box. Far too often, retailers use unfit packaging for their items, adding additional costs in materials and shipping fees.

DIY

Similar to issues in the apparel and fashion market, big box, hardware, furniture, and DIY stores are plagued by returns due to incorrect fit and measurements. In an industry where precise measurement for projects is an absolute necessity, e-commerce has not grown as quickly as in other industries which we believe is due to lack of consumer confidence in measurements at home and buying the correct item online.

MySizeID

We have released the MySizeID app for both iOS and Android which assists consumers to take highly accurate measurement of their own body in order to size clothing in the best way possible without the need to try the clothes on before purchasing. MySizeID is designed to simplify the process of purchasing clothes online and significantly reduce the rate of returns of poor-fitting clothing. During 2021, MySizeID delivered over 21 million size recommendations.

The application is the result of a research and development effort that combines:

●	anthropometric research – analyses of information pertaining to body measurements derived from a survey and the subsequent determination of correlations between body parts;

●	body measurement algorithm research – an algorithm created by us to measure body parts; and

●	retailers size chart analyses – adopting a deep understanding of the size charts of retailers and the corresponding “body to garment size.”

MySizeID allows consumers to create a secure, online profile of their personal measurements, which can then be utilized, with partnered online retailers, to ensure that no matter the manufacturer or size chart, they will get the right fit. MySizeID operates based on the use of existing sensors in smart phones which enable, through a specific purpose application, the measurement of the body of any consumer by moving the smartphone along his or her body. The MySizeID application does not rely on user photographs or any additional hardware; all a user needs to do is scan their body with their smartphone and the application records their measurements. The measurements can then be saved in our database in the cloud, enabling the user to search for clothes in various retailer websites without worrying about size. When a search is made, the retailer will connect to our cloud database, and then provide results based on the user’s measurements and other parameters as he or she may have defined. This data is also saved for use when a customer enters a brick-and-mortar store to help serve the customer more efficiently and to provide a better shopping experience.

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Figure 1: Screenshot of MySizeID on smartphone and e-commerce website

As part of the integration process, we offer to the retailer five main components:

●	Mobile App. MySizeID comes in the form of a native app or website. Our native app can be used “as is” integrated into the retailer’s e-commerce website. The website users can build a body profile on the app and receive size recommendations for their profile both in the app and on a widget integrated with their website.

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●	Widget. When a consumer enters into the retailer’s website and looks for a specific item, he or she can click on the MySizeID widget which will inform the consumer of his or her recommended size, based on his or her actual measurements, as measured using the app and the item he or she is looking at.

The widget has two features:

AI Wizard mode - allows the user to obtain size from the following parameters: gender, height, weight, belly shape, hip shape and bra size only. The gender, height and weight questions are mandatory, while the body shape questions are optional and can be added to increase accuracy for specific apparel categories.

Guest mode - allows a user that does not wish to sign up to MySizeID as a user to obtain size recommendations as well.

●	Analytic Pixel. MySizeID analytic pixel allows retailer to track and analyze the widget usage. By adding the pixel to the retailer’s website, MySizeID BI team can track engagement, order, and return data and provide retailers with tools to understand the advantages and benefits of MySizeID.

Use your own device - using MySizeID instore solution, shoppers can receive size recommendations for all store items, when shopping in the offline stores. The shoppers can build their body profile using an easy to use 3 to 6 questions form, scan an item barcode and receive a size recommendation for the scanned item based on their body profile and the item’s size chart.

Another feature we added is the “in-between sizing” feature. Our system can detect a user that has body dimensions that place the user in-between the clothes sizes being offered and lets the user know that. A user can then choose between the two sizes according to the user’s fit preference (tight/loose/average).

In addition, we have recently released our Instant-App feature which allows shoppers to generate their body measurements directly from our widget, without the need to download our mobile app. Using this technology, the shoppers can create their online profile of their personal measurements and complete a purchase faster and easier with minimum distractions.

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The body profile can be created while shoppers are viewing the page from their mobile phone, or by scanning a QR code on desktop that will open the same page on the mobile phone.

Screenshot of Instant-App widget on desktop on yumyumfashion website

●	MyDash Platform. The MyDash platform is a smart back-office system where the retailer enters all the information regarding its size charts that correlates to every product in its e-commerce site, and where the retailer can access the information on its users. This system is customizable based on the retailer’s needs. In 2021, we changed the MyDash system to increase the system’s accessibility, added walkthroughs, user guides and changed the user interface and much more for the ease of use. We added the option to use our generic size charts, added the option upload size chart files instead of typing the size charts values manually, added more widget styling options and changed the pairing mechanism between the size chart and the products to be more user-friendly.

Figure 3: Screenshot of Back-Office System

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●	FirstLook Smart Mirror. The Smart Mirror provides an interactive, mirror-like touch display that allows brands to provide in-store customers with an enhanced, online shopping experience, contactless checkout and obtains the recommended size. The MySizeID FirstLook Smart Mirror can be placed in numerous locations throughout a retail store, including the fitting rooms (without cameras) or other high-traffic locations of the store. Highlight capabilities of the FirstLook Smart Mirror include a 3D “Try-it-on” interactive avatar experience, personalized and highly accurate size recommendations by MySizeID, third-party point of sale systems integration, styling recommendations and contactless “select and collect” at the register feature.

Illustration of MySizeID “first look” smart mirror in a fashion store

We are currently offering MySizeID technology to retailers through either a pay-per-use model or a monthly subscription model. In our pay-per-use business model, every time the consumer obtains a recommended size, the retailer is charged for the usage.

BoxSize

BoxSize is a parcel measurement application that can provide real-time logistic data on package volumes and transportation, resulting in improved operational efficiency and reduced operating expenses. In addition, BoxSize allows customers to easily measure the size of their parcel with their smartphone, calculate shipping costs and arrange for a convenient pick-up time for the package. BoxSize is available both on iOS and Android.

In 2020 we released the “One Click” feature on BoxSize that enables the user to measure a package with just one swipe of the handheld device. Previously, measurements through BoxSize would require three separate swipes.

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Figure 4: Screenshot of BoxSize

Our BoxSize mobile measurement solution is available on the Honeywell Marketplace. In addition, BoxSize was approved for Honeywell’s Global Vendor Program, and is available to provide highly accurate mobile measurement solutions for thousands of Honeywell clients. We also developed a new dashboard for the courier companies to have all the required data about each package in one place. It includes package dimensions, pictures, scan geo location and more. The dashboard also let the courier use Webhooks, which allows him to get the information from his own system.

In 2020, we announced our partnership with Datalogic, a company focused on the automatic data capture and process automation markets. The partnership makes our BoxSize measurement solution available to thousands of Datalogic customers in the Transportation and Logistics vertical.

Agreement with Delhivery Private Limited, India

We entered into an agreement with Delhivery Private Limited, one of the largest courier pickup, delivery, and online shipping services in India. Delhivery’s reputation as a front-runner in delivery and logistics tech makes its decision to select Boxsize a particularly strong testament to the value the solution provides. BoxSize provides Delhivery’s employees on the B2B side with critical information that will allow them to effortlessly optimize loading efficiency and add even more real-time visibility to operations.

SizeUp

We are working on additional consumer applications, including a DIY application. Our SizeUp application is a smart tape measure for the business to consumer market which allows users to utilize their smartphone as a tape measure. The application provides measurements with an accuracy of within two centimeters. Through the use of SizeUp, users will be able to visualize how an object or a piece of furniture will fit in an existing room in their home or office. During 2020, we expanded availability of SizeUp to more than 68 different iOS and Android smartphone models worldwide. It also added Google Vision for image content analysis, object detection, and title suggestions.

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Currently the SizeUp app for Android and iOS is available for free for the first 30 days, after which a user will be required to register via e-mail and pay a one-time fee of $1.99 to continue using the application. To date, revenues from downloads have been minimal.

Research and Development

Our research and development team are responsible for the research, algorithm, design, development, and testing of all aspects of our measurement platform technology. We invest in these efforts to continuously improve, innovate, and add new features to our solutions.

We incurred research and development expenses of approximately $4.25 million in 2021 and $1.5 million in 2020, relating to the development of its applications and technologies. The increase from the corresponding period primarily resulted from share based payment in the amount of $2.6 million attributed to the share issuance to Ms. Zigdon under that certain Amendment to Purchase Agreement dated May 26, 2021. We intend to continue to invest in our research and development capabilities to extend our platform and bring our measurement technology to a broader range of applications.

In 2022, the R&D department experienced significant success in their efforts to improve the performance of their size recommendation system. Through a combination of optimized algorithms and the incorporation of cutting-edge technologies, the team was able to achieve a threefold increase in the system’s speed. This breakthrough not only makes the system one of the fastest and most accurate on the market, but also reduced the operation costs, making it more cost-effective for businesses to use. Additionally, the solution is now highly scalable, allowing it to easily adapt to the needs of businesses of any size. The R&D team is now focused on further improving the system and exploring new applications for the technology.

Sales and Marketing

In 2019, we launched a commercialization strategy that directs our sales efforts toward both sales to e-commerce players in specific vertical markets such as fashion/apparel and shipping/delivery as well as to e-commerce third-party platform providers. As of January 27, 2023, we have nine sales offices in the following countries: US, UK, France, Netherlands, Turkey, Russia, Germany, Israel and Italy, generating customer leads, building out a sales pipeline, and developing customer relationships.

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We believe an effective method to market our suite of products is for users to actively use and explore its capabilities. We encourage free trials of one or more of our products in order to successfully convert those accounts to paid subscriptions.

Proprietary Rights

We rely on a combination of patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as contractual protections, to protect our proprietary technology.

As of December 31, 2022, we owned 18 issued patents: six in Europe, four in the U.S., three in each of Russia and Japan and one in each of Canada and Israel which expire between January 20, 2033 and August 18, 2036, and we have two additional patent applications in process. As of such date, we do not have any registered trademarks.

We cannot provide any assurance that our proprietary rights with respect to our products will be viable or have value in the future since the validity, enforceability and type of protection of proprietary rights in software-related industries are uncertain and still evolving.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States, and effective copyright, trademark, trade secret and patent protection may not be available in those jurisdictions. Our means of protecting our proprietary rights may not be adequate to protect us from the infringement or misappropriation of such rights by others.

Further, in recent years, there has been significant litigation in the United States involving patents and other intellectual property rights, particularly in the software and Internet-related industries. We can become subject to intellectual property infringement claims as the number of our competitors grows and our products and services overlap with competitive offerings. These claims, even if not meritorious, could be expensive to defend and could divert management’s attention from operating our business. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial award of damages and to develop non-infringing technology, obtain a license or cease selling the products that contain the infringing intellectual property. We may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, if at all.

Government Regulation

We are subject to a number foreign and domestic laws and regulations that involve matters central to our business. These laws and regulations may involve privacy, data protection, intellectual property, or other subjects. Many of the laws and regulations to which we are subject are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the new and rapidly evolving industry in which we operate. Because global laws and regulations have continued to develop and evolve rapidly, it is possible that we, our products, or our platform may not be, or may not have been, compliant with each such applicable law or regulation.

In particular, we are subject to a variety of federal, state and international laws and regulations governing the processing of personal data. Many U.S. states have passed laws requiring notification to data subjects when there is a security breach of personally identifiable data. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning data protection. In addition, data protection laws in Europe and other jurisdictions outside the United States can be more restrictive than those within the United States, and the interpretation and application of these laws are still uncertain and in flux.

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For example, the General Data Protection Regulation, or GDPR, which took effect on May 25, 2018, enhances data protection obligations for entities that process personal data about individuals, including obligations to cooperate with European data protection authorities, implement security measures and keep records of personal data processing activities. Noncompliance with the GDPR can trigger fines equal to the greater of €20 million or 4% of global annual revenue. In addition, the California Consumer Privacy Act of 2018, or CCPA, effective as of January 1, 2020, gives California residents expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches, that is expected to increase data breach litigation. Further, failure to comply with the Israeli Privacy Protection Law of 1981, and its regulations, as well as the guidelines of the Israeli Privacy Protection Authority, may expose us to administrative fines, civil claims (including class actions) and in certain cases criminal liability. Current pending legislation may result in a change of the current enforcement measures and sanctions. Given the breadth and depth of changes in data protection obligations, meeting the requirements of GDPR and other applicable laws and regulations has required significant time and resources, including a review of our technology and systems currently in use against the requirements of GDPR and other applicable laws and regulations. We have taken various steps to prepare for complying with GDPR and other applicable laws and regulations however there can be no assurance that these steps are sufficient to assure compliance. Further, additional EU laws and regulations (and member states’ implementations thereof) further govern the protection of individuals and of electronic communications. If our efforts to comply with GDPR or other applicable laws and regulations are not successful, we may be subject to penalties and fines that would adversely impact our business and results of operations, and our ability to use personal data of individuals could be significantly impaired.

Competition

We operate in a highly competitive industry that is characterized by constant change and innovation. Changes in the applications and the programing languages used to develop applications, devices, operating systems, and technology landscape result in evolving customer requirements. Our competitors include True Fit, Fit analytics and 3DLook.

The principal competitive factors in our market include the following:

●	High Accuracy Size Recommendations: the highest accuracy and the lowest margin of error by combining patented technology including AI and ML, size chart or spec data, and MySizeID property body data measurement;

●	Integration

○	Fast 1 week integration including size chart size chart review and product mapping

○	Easy 1 line of “all included” script implementation

●	Technical Advantages

○	Very small library that weights ±50kb (minimum widget loading time on product page)

○	Ultra-Fast loading and size recommendation presenting

○	Restful API option (API integration with any website or app)

●	Optimizations

○	Adjustments of size charts based on performance

○	Widget usage analysis by FashTech and BI teams

○	Automatic pairing of size charts with products/collections

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●	User Experience

○	Easy to use interface (10-15 seconds to receive size recommendations)

○	Option to add/deduct questions to/from widget wizards

○	Users automatically receive size recommendations on all products after initial sign up

●	Product and platform features, architecture, reliability, privacy and security, performance, effectiveness, and supported environments;

●	Product extensibility and ability to integrate with other technology infrastructures;

●	Digital operations expertise;

●	Ease of use of products and platform capabilities;

●	Total cost of ownership;

●	Adherence to industry standards and certifications;

●	Strength of sales and marketing efforts;

●	Brand awareness and reputation; and

●	Focus on customer success

We believe we generally compete favorably with our competitors on the basis of these factors. We expect competition to increase as other established and emerging companies enter our markets, as customer requirements evolve, and as new products and technologies are introduced. We expect this to be particularly true as we offer a smartphone-based offering that does not need to utilize the smartphone’s camera, and our competitors may also seek to repurpose their existing offerings to provide similar solutions. Many of our competitors have substantially greater financial, technical, and other resources, greater name recognition, larger sales and marketing budgets, broader distribution, and larger and more mature intellectual property portfolios.

Human Capital Management

As of January 27, 2023, we had a total of 37 employees, of which 33 were full-time employees, including 14 in sales and marketing, 12 in technology and development and 7 in administration and finance.

None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relationship with our employees to be good. Our future success depends on our continuing ability to attract and retain highly qualified engineers, sales and marketing, account management, and senior management personnel.

We also believe we have built a strong sales team focused on expanding into new markets through the recruitment of our CCO  and our Sales Development Representatives.

We believe that our future success will depend, in part, on our continued ability to attract, hire and retain qualified personnel. In particular, we depend on the skills, experience and performance of our senior management and research personnel. We compete for qualified personnel with other hi-tech companies, as well as universities and non-profit research institutions.

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We provide competitive compensation and benefits programs to help meet the needs of our employees. In addition to salaries, these programs (which vary by country/region and employment classification) include incentive compensation plan, pension, and insurance benefits, paid time off, , among others. We also use targeted equity-based grants with vesting conditions to facilitate retention of personnel, particularly for our key employees.

The success of our business is fundamentally connected to the well-being of our people. Accordingly, we implemented an hybrid work policy in which the employees can work from home twice a week.

We consider our employees to be a key factor to our success and we are focused on attracting and retaining the best employees at all levels of our business. Inclusion and diversity is a strategic, business priority. We employ people based on relevant qualifications, demonstrated skills, performance and other job-related factors. We do not tolerate unlawful discrimination related to employment, and strive to ensure that employment decisions related to recruitment, selection, evaluation, compensation, and development, among others, are not influenced by race, color, religion, gender, age, ethnic origin, nationality, sexual orientation, marital status, or disability. Continuous monitoring to ensure pay equity has been a focus in 2022. We have continued to improve gender balance in 2022 with a focus on increasing the representation of women hired as new college graduates. We are committed to creating a trusting environment where all ideas are welcomed and employees feel comfortable and empowered to draw on their unique experiences and backgrounds.

We consider our relations with our employees to be good.

Company Information

Our principal executive offices are located at HaYarden 4 St., POB 1026, Airport City, Israel 7010000, and our telephone number is +972-3-600-9030. Our website address is www.mysizeid.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way a part of, this Annual Report on Form 10-K.

We use our website (www.mysizeid.com) as a channel of distribution of Company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings and public conference calls and webcasts. The contents of our website are not, however, a part of this Annual Report on Form 10-K.

Corporate History

We were incorporated in the State of Delaware on September 20, 1999 under the name Topspin Medical, Inc. In December 2013, we changed our name to Knowledgetree Ventures Inc. Subsequently, in February 2014, we changed our name to MySize, Inc. In 2020, we created a subsidiary in the Russian Federation, My Size LLC.

From inception through 2012, we were engaged in research and development of a medical magnetic resonance imaging, or MRI, technology for interventional cardiology and in the development of MRI technology for use in the diagnosis and treatment of prostate cancer. In January 2012, we acquired Metamorefix Ltd., or Metamorefix. Metamorefix was incorporated in 2007, and was engaged in the development of innovative solutions for the rehabilitation of tissues, particularly skin tissues. By the end of 2012, we ceased operations and in January 2013, we sold our entire ownership interest in Metamorefix.

In September 2013, Ronen Luzon, our Chief Executive Officer, acquired control of the Company from Asher Shmuelevitch, according to which Mr. Luzon purchased 70,238 shares of common stock from Mr. Shmuelevitch, which shares represented approximately 40% of the issued and outstanding capital stock of the Company at such time, thus becoming a controlling shareholder of the Company. In connection with the acquisition, Mr. Luzon reached a settlement with our then creditors pursuant to which the main creditor, Mr. Shmuelevitch, was paid a total sum of approximately $140,000 in consideration for a full and final waiver of any and all his claims that he may have relating to any monetary indebtedness of the Company to the creditors.

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In February 2014, My Size Israel, our wholly owned subsidiary, entered into a Purchase Agreement, or the Purchase Agreement, with Shoshana Zigdon, who at the time was a beneficial owner of more than 20% of our outstanding shares, with respect to the acquisition by us of certain rights related to the collection of data for measurement purposes including rights in the venture, the method and a patent application that had been filed by the Seller (PCT/IL2013/050056), or the Assets. In consideration for the sale of the Assets, we agreed to pay to Ms. Zigdon, 18% of our operating profit, directly or indirectly connected with the Assets together with value-added tax in accordance with the law for a period of seven years from the end of the development period of the aforementioned venture. In addition to the foregoing, the Purchase Agreement provided that all developments, improvements, knowledge and know-how developed and/or accumulated by us after the execution of the Purchase Agreement will be owned by us. Further, Ms. Zigdon agreed not to compete, directly or indirectly, with us in any matter relating to the Assets for a period of seven years from the end of the development period of the venture.

On May 26, 2021, we, My Size Israel, and Ms. Zigdon entered into an Amendment to Purchase Agreement, or the Amendment, which made certain amendments to the Purchase Agreement. Pursuant to the Amendment, Ms. Zigdon agreed to irrevocably waive (i) the right to repurchase certain assets related to the collection of data for measurement purposes that My Size Israel acquired from Ms. Zigdon under the Purchase Agreement and upon which our business is substantially dependent, or the Assets, and (ii) all past, present and future rights in any of the intellectual property rights sold, transferred and assigned to My Size Israel under the Purchase Agreement and any modifications, amendments or improvements made thereto, including, without limitation, any compensation, reward or any rights to royalties or to receive any payment or other consideration whatsoever in connection with such intellectual property rights, or the Waiver. In consideration of the Waiver, we issued 100,000 shares of common stock to Ms. Zigdon.

In September 2005, we commenced trading on the Tel Aviv Stock Exchange, or TASE. Between 2007 and 2012 we reported as a public company with the SEC. In August 2012, we suspended our reporting obligations. In mid-2015 we resumed reporting as a public company. On July 25, 2016, our common stock began publicly trading on the Nasdaq Capital Market under the symbol “MYSZ”.

Properties

We currently lease 1,660 square feet of office space at 4 HaYarden Street, Airport City, Israel. The lease term is for 36 months beginning on August 20, 2019 and ending on August 20, 2022, with an option to extend for an additional 36 months. Monthly rent payments, including utilities, amount to approximately $14,000 per month. We extended the lease period until August 20, 2025.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

North Empire LLC

On August 7, 2018, we commenced an action against North Empire LLC, or North Empire, in the Supreme Court of the State of New York, County of New York for breach of a Securities Purchase Agreement or Agreement in which we are seeking damages in an amount to be determined at trial, but in no event less than $616,000. On August 2, 2018, North Empire filed a Summons with Notice against us, also in the same Court, in which they allege damages in an amount of $11.4 million arising from an alleged breach of the Agreement. On September 6, 2018, North Empire filed a Notice of Discontinuance of the action it had filed on August 2, 2018. On September 27, 2018, North Empire filed an answer and asserted counterclaims in the action commenced by us against them, alleging that we failed to deliver stock certificates to North Empire causing damage to North Empire in the amount of $10,958,589. North Empire also filed a third-party complaint against our CEO and now former Chairman of the Board asserting similar claims against them in their individual capacities. On October 17, 2018, we filed a reply to North Empire’s counterclaims. On November 15, 2018, our CEO and now former Chairman of the Board filed a motion to dismiss North Empire’s third-party complaint. On January 6, 2020, the Court granted the motion and dismissed the third-party complaint. Discovery has been completed and both parties have filed motions for summary judgment in connection with the claims and counterclaims. On December 30, 2021, the Court denied both My Size and North Empire’s motions for summary judgment, arguing there were factual issues to be determined at trial. On January 26, 2022, the Company filed a notice of appeal of the summary judgment decision. The appeal must be fully perfected and filed by July 26, 2022. On February 3, 2022, the Company filed a motion to reargue the Court’s decision denying the Company’s motion for summary judgment. North Empire will file its opposition papers on or before March 31, 2022, and the Company will file reply papers on April 29, 2022. On or about September 12, 2022, the Court issued its Decision and Order denying the Company’s motion to reargue. North Empire filed its opposing brief on December 7, 2022. Both sides were given an opportunity to file a reply brief. We filed our reply brief on January 4, 2023 and North Empire filed its reply brief on January 13, 2023. The Appellate Court has scheduled oral argument for the appeal for February 7, 2023. We intend to vigorously defend any claims made by North Empire.

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MANAGEMENT

Directors and Executive Officers

The following table provides information regarding our executive officers and members of our Board of Directors as of the date of this prospectus:

Name	Age	Position(s)
Ronen Luzon	52	Chief Executive Officer and Class III Director
Or Kles	39	Chief Financial Officer
Billy Pardo	47	Chief Operating Officer and Chief Product Officer
Ilia Turchinsky	35	Chief Technology Officer
Ezequiel Javier Brandwain	53	Chief Commercial Officer
Arik Kaufman*	41	Class I Director
Oren Elmaliah*	38	Class I Director
Oron Branitzky*	63	Class II Director
Guy Zimmerman*	53	Class II Director

* Independent as that term is defined by the rules of the Nasdaq Stock Market.

The following is a brief biography of each executive officer and director.

Ronen Luzon — Founder, Director & Chief Executive Officer

Ronen Luzon has served as our Chief Executive Officer and a member of our board of directors since September 2013. Since 2006, Mr. Luzon has additionally served as Chief Executive Officer and founder of Malers Ltd., a company in the global security solutions market which provides technological solutions for integrated communication infrastructures, security and control systems. Prior to Malers, he held several senior marketing, sales management and professional services positions in a variety of international high tech companies including VP marketing of GA Tech and Professional Services Manager of Eldat Communication. Mr. Luzon graduated from Middlesex University in London with a B.S. in IT and Business Information Systems. We believe that Mr. Luzon is qualified to serve as a member of our board of directors because of his more than 20 years of experience in the technology sector.

Or Kles — Chief Financial Officer

Or Kles has served as our Chief Financial Officer since May 2016. He is a certified public accountant with a broad, diverse financial background. From May 2013 until April 2016 he served as Assistant Controller of Shikun and Binui-Solel Boneh Infrastructure Ltd. and from December 2010 until May 2013 he served as an Associate at KPMG. Mr. Kles holds an MBA and a B.A. in Business Management and Accounting (specializing in financing) from The College of Management Academic Studies. Mr. Kles is a certified public accountant in Israel.

Billy Pardo — Chief Operating Officer and Chief Product Officer

Billy Pardo has served as our Chief Product Officer since May 2014 and Chief Operating Officer since April 2019. From April 2010 until August 2013, Ms. Pardo served as Senior Director of Product Management of Fourier Education. Among her areas of expertise are launching products from concept to successful delivery in various methodologies, including Fourier Education’s award-winning einstein™ Science Tablet. Prior to that Ms. Pardo served in various product management positions including, Project Manager of Time to Know, Product Marketing Manager of RiT Technologies, Product Manager of Pricer AB and R&D Team Leader at Pricer AB. Ms. Pardo previously served as Software Engineer at Eldat Communication Ltd., and QA Engineer at NICE Systems. Ms. Pardo received an MBA from The Interdisciplinary Center and a B.A. in Computer Science from The Academic College of Tel-Aviv-Yaffo.

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Ilia (Eli) Turchinsky — Chief Technology Officer

Ilia Turchinsky has served as our Chief Technology Officer since April 2019 and from July 2018 until April 2019 as our Director of Technology. Prior to joining us, from 2013 until 2018, Mr. Turchinsky served in various roles, most recently Chief Technology Officer, at MonkeyTech Ltd., a company that provides design, development and characterization of mobile applications. Prior to that, Mr. Turchinsky served in various roles including development course instructor at IQLine, was a founder of Arnavsoft and was a software developer for MintLab and a political party. Mr. Turchinsky holds a B.Sc. from the Ben Gurion University in Computer Science and an M.Sc. from the Open University of Israel in Computer Science.

Ezequiel Javier Brandwain — Chief Commercial Officer

Ezequiel Javier Brandwain has served as our Chief Commercial Officer since February 2022. Mr. Brandwain brings more than two decades of global experience in retail and the fashion industry, mainly in business development, operations, and international markets. Before joining the Company, Mr. Brandwain held positions of increasing responsibility at several companies, including between June 2017 and November 2020, at 7 For All Mankind International, where he served as Director, Latin America and Caribbean, managing business development and operations across Latin America and the Caribbean. Before that, between May 2016 and June 2017, Mr. Brandwain served as Chief Business Development Officer at Replay – Fashion Box SPA, where he oversaw business development and operations, expansion and control in the Americas, the Caribbean, and North-East Asia. Prior this role, between September 2015 and May 2016, he served as the Replay’s Managing Director in Latin America and the Caribbean, leading the company’s international expansion in these regions. Prior to that, between April 2015 and September 2015, Mr. Brandwain served as Managing Director, Latin America and Caribbean at Authentic Brands Group LLC, where he led that company’s operations, business developments and international expansion within these regions, and served as the direct liaison with the company’s headquarters in New York. Prior to that, between April 2015 and September 2015, Mr. Brandwain served as Chief Operating Officer, Latin America and Caribbean at Flemingo International Ltd., overseeing operations, as well as projected operations in the travel retail field across these regions. Prior to that, between December 2010 and February 2014, Mr. Brandwain served as Regional Director, Southern Hemisphere at Calvin Klein, where he was responsible for defining and implementing the operational and commercial strategy for Southern Hemisphere, as well as overseeing the retail, travel retail, concession, and wholesale businesses of the company. During his tenure at Calvin Klein, Mr. Brandwain also served as Travel Retail Director, Latin America, where he built the travel retail business and developed operations. Prior to that, between July 2010 and November 2010, Mr. Brandwain served as Business Director, Latin America and Caribbean at Givenchy Latin America, and between January 2010 and June 2010 he served as Commercial Director, Latin America and Caribbean at Nautica Latin America. During December 2004 and December 2009, Mr. Brandwain served as Vice President, International Business Development at Report Collection/Modextil, Inc., where he was in charge of business and operational expansion, global growth, and brand extensions. Prior to that, between 2003 and October 2004, Mr. Brandwain served as General Manager at Andrew Koenig International, Inc. Between September 2019 and November 2020, Mr. Brandwain served as a member of the Board of Directors of 7 For All Mankind Brazil Importacao, Comercio E Distribuicao S.A. Mr. Brandwain earned a Bachelor degree in architecture from the University of the Republic (Uruguay).

Arik Kaufman – Director

Arik Kaufman has served as a member of our board of directors since June 2017. Mr. Kaufman is an attorney specializing in the fields of commercial law, corporate law and capital markets and since 2016 runs his own law office in Israel. He has vast experience in the fields of financial reporting and financial regulation. Mr. Kaufman serves as the Chief Executive Officer of Steakholder Foods since January 2022. From September 2017 until January 2022, Mr. Kaufman served as VP Business Development of Mor Research Applications. Mr. Kaufman holds an LLB in Law from the Interdisciplinary Center, Herzliya, and is admitted to the Israeli Bar. We believe that Mr. Kaufman is qualified to serve as a member of our board of directors based upon his experience of assisting with the completion of numerous venture capital financings, mergers, acquisitions, and strategic relationships. In addition, he has served as a member of the board of various publicly traded companies, including companies that operate in the same industry as us.

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Oren Elmaliah – Director

Oren Elmaliah, has served as a member of our board of directors since May 2017. In September 2015, Oren Elmaliah founded Accounting Team IL and has acted as Account Manager since then. Accounting Team IL is a financial consultancy and service provider to public companies traded in Israel and abroad. Since February 2017, Mr. Elmaliah has served as controller of Enlivex Therapeutics Ltd., and since January 2017 he has served as Chief Financial Officer of Presstek Israel. In addition, since September 2015, Mr. Elmaliah has served as an Israel Authorities Reporting Officer of LG Electronics Israel and since September 2015 he has served as Local Financial Report Consultant of Chiasma. From July 2011 until August 2015, Mr. Elmaliah served as CPA, Financial Director of CFO Director Ltd and from June 2010 until July 2011 he served as Risk Management Consultant of RSM International Limited. Mr. Elmaliah holds a B.A. in Accounting/Economics and a Msc. in Finance/Accounting from Tel Aviv University, Israel. He is a licensed Certified Public Accountant in Israel. We believe that Mr. Elmaliah is qualified to serve as a member of our board of directors because of his vast finance experience and public company management and administration in the fields of finance, accounting, and financial regulation.

Oron Branitzky – Director

Oron Branitzky has served as a member of our board of directors since March 2017. Mr. Barnitzky has vast experience in retail technology. Since November 2017, Mr. Branitzky has served as Global Retail Business Development at Superup, and from January 2007 until December 2014 he served as Vice President of Sales and Marketing at Pricer AB. Prior to that, Mr. Branitzky has served as VP Marketing and Sales at Eldat Communication and Sarin Technologies Ltd. Since January 2015, Mr. Branitzky has served as chairman of the board of directors of WiseShelf Ltd. and from May 2015 until March 2016, Mr. Branitzky served as an advisory board member of ciValue. Mr. Branitzky received a B.S. from the Hebrew University of Jerusalem and an MBA in International Marketing from Tel Aviv University. We believe that Mr. Branitzky is qualified to serve as a member of our board of directors because of his more than 20 years of experience in managing the sales of hi-tech solutions to retailers across the globe.

Guy Zimmerman – Director

Guy Zimmerman, has served as a member of our board of directors since August 2021. Previously, Mr. Zimmerman served as Founder and CEO of ManuFuture, an online b2b engineering market place, since February 2021. Prior to that from 2017 to 2021, Mr. Zimmerman acted as a consultant to several technology start-ups and was a founding partner of a business travel online platform. From 2013 to 2017, Mr. Zimmerman served as EVP of Marketing and Business Development of Kornit Digital and was part of the IPO leadership. Prior to that, Mr. Zimmerman served as VP of Global Sales and Business Development at Tefron Ltd., a provider of seamless garment technology, where he led the $100m sales and sales support organization serving global retail and fashion brands. Prior to that he served as Vice President of Strategy and Business Development at Tnuva Group, Israel’s largest food manufacturer and spent eight years at McKinsey & Company. Mr. Zimmerman previously led a software startup in the field of operational healthcare management systems. Mr. Zimmerman holds a B.Sc. in Industrial Engineering from Tel Aviv University in Israel. We believe that Mr. Zimmerman is qualified to serve as a member of our board of directors because of his experience in business development in the technology and retail sectors.

Family Relationships

Ronen Luzon, the Chief Executive Officer and a member of our board of directors, and Billy Pardo, the Chief Product Officer and Chief Operating Officer, are husband and wife. There are no other family relationships among any of our current or former directors or executive officers.

Involvement in Certain Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

Arrangements between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers and any other person, including directors, pursuant to which the officer was selected to serve as an officer.

Board of Directors

There are no agreements with respect to the election of directors.

On January 6, 2022, we filed with the Secretary of State of Delaware a Certificate of Amendment to our Amended and Restated Certificate of Incorporation providing for a classified Board. Following filing of the Certificate of Amendment, members of our board are now classified into three classes with staggered three-year terms (with the exception of the expiration of the initial Class I and Class II directors), as follows:

●	Class I, comprised of two directors, initially Arik Kaufman and Oren Elmaliah (with their initial terms expiring at our 2022 annual meeting of stockholders and members of such class serving successive three-year terms);

●	Class II, comprised of two directors, initially Oron Branitzky and Guy Zimmerman (with their initial terms expiring at our 2023 annual meeting of stockholders and members of such class serving successive three-year terms); and

●	Class III, comprised of one director, initially Ronen Luzon (with his initial term expiring at our 2024 annual meeting of stockholders and members of such class serving successive three-year terms).

To preserve the classified Board structure, a director elected by the Board of Directors to fill a vacancy holds office until the next election of the class for which such director has been chosen, and until that director’s successor has been elected and qualified or until his or her earlier death, resignation, retirement or removal.

Our board of directors has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based upon this review, we believe that Arik Kaufman, Oren Elmaliach, Oron Branitzky and Guy Zimmerman qualify as independent directors in accordance with the standards set by the Nasdaq and Rule 10A-3 promulgated under the Exchange Act.

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Committees of the Board

Audit Committee

Our audit committee is comprised of Oron Branitzky, Oren Elmaliah and Arik Kaufman. Mr. Elmaliah serves as chairman of the audit committee. The audit committee is responsible for retaining and overseeing our independent registered public accounting firm, approving the services performed by our independent registered public accounting firm and reviewing our annual financial statements, accounting policies and our system of internal controls. The audit committee acts under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the audit committee’s composition and meetings. The audit committee charter is available on our website www.mysizeid.com.

The Board of Directors has determined that each member of the audit committee is “independent,” as that term is defined by applicable SEC rules. In addition, the Board of Directors has determined that each member of the audit committee is “independent,” as that term is defined by the rules of the Nasdaq Stock Market.

The Board of Directors has determined that Oren Elmaliah is an “audit committee financial expert” serving on its audit committee, and is independent, as the SEC has defined that term in Item 407 of Regulation S-K.

Compensation Committee

Our compensation committee consists of Oron Branitzky, Oren Elmaliah and Arik Kaufman. Mr. Branitzky serves as chairman of the compensation committee.

The compensation committee’s roles and responsibilities include making recommendations to the Board of Directors regarding the compensation for our executives, the role and performance of our executive officers, and appropriate compensation levels for our CEO, which are determined without the CEO present, and other executives. Our compensation committee also administers our 2017 Equity Incentive Plan and our 2017 Consultant Equity Incentive Plan. The compensation committee acts under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the compensation committee’s composition and meetings. The compensation committee charter is available on our website www.mysizeid.com.

Our Board of Directors has determined that all of the members of the compensation committee are “independent” as that term is defined by the rules of the Nasdaq Stock Market.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Oron Branitzky, Oren Elmaliah and Arik Kaufman. Mr. Kaufman serves as chairman of the corporate governance and nominations committee. The nominating and corporate governance committee acts under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the nominating and corporate governance committee’s composition and meetings. The nominating and corporate governance committee charter is available on our website www.mysizeid.com.

The nominating and corporate governance committee develops, recommends and oversees implementation of corporate governance principles for us and considers recommendations for director nominees. The nominating and corporate governance committee also considers stockholder recommendations for director nominees that are properly received in accordance with applicable rules and regulations of the SEC. Our stockholders that wish to nominate a director for election to the Board of Directors should follow the procedures set forth in our bylaws.

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The nominating and corporate governance committee will consider persons identified by its members, management, stockholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

●	should be accomplished in his or her field and have a reputation, both personal and professional, that is consistent with our image and reputation;

●	should have relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise; and

●	should be of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility.

The nominating and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board of Directors. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of Board of Directors members. The nominating and corporate governance committee will not distinguish among nominees recommended by stockholders and other persons.

Our Board of Directors has determined that all of the members of the nominating and corporate governance committee are “independent” as that term is defined by the rules of the Nasdaq Stock Market.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, a Form 3 filed by Shoshana Zigdon was filed late.

Code of Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all our employees. The text of the Code of Business Conduct and Ethics is publicly available on our website at www.mysizeid.com. Information contained on, or that can be accessed through, our website does not constitute a part of this report and is not incorporated by reference herein. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be posted on the “Investors-Corporate Governance” section of our website at www.mysizeid.com or will be included in a Current Report on Form 8-K, which we will file within four business days following the date of the amendment or waiver.

Change in Procedures for Recommending Directors

There have been no material changes to the procedures by which our stockholders may recommend nominees to our Board of Directors from those procedures set forth in our Proxy Statement for our 2021 Annual Meeting of Stockholders, filed with the SEC on June 15, 2021.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of shares of our common stock as of January 27, 2023 by (i) each person known to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all of our directors and executive officers as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

Beneficial Owner(1)	Shares of Common Stock Beneficially Owned		Percentage(2)
More than 5% Holders
Whitehole, S.L.	94,632		5.8%
Executive officers and directors:
Ronen Luzon	143,578	(3)	7.9%
Or Kles	29,854	(4)	1.8%
Billy Pardo	143,578	(5)	7.9%
Ezequiel Javier Brandwain	12,000	(6)	*
Ilia Turchinsky	18,313	(7)	1.1%
Arik Kaufman	1,294	(8)	*
Oren Elmaliah	1,294	(9)	*
Oron Branitzky	1,294	(10)	*
Guy Zimmerman	-		-
All Executive Officers and Directors as a Group (9 persons)	207,626		11.1%

* Less than 1%

(1) The address of each person is c/o My Size, Inc., 4 HaYarden St., P.O.B. 1026, Airport City, Israel 7010000 unless otherwise indicated herein.

(2) The calculation in this column is based upon 1,626,117 shares of common stock outstanding on January 27, 2023. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the subject securities. Shares of common stock that are currently exercisable or exercisable within 60 days of January 27, 2023 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the percentage beneficial ownership of any other person

(3) Consists of (i) 100,000 shares of restricted stock granted under the 2017 Plan, (ii) 4,683 shares of common stock, (iii) options to purchase up to 8,451 shares of our common stock, and (iv) 24,000 shares of restricted stock and options to purchase up to 6,494 shares of our common stock which are held by Billy Pardo, Ronen Luzon’s spouse. Mr. Luzon may be deemed to beneficially hold the securities of us held by Ms. Pardo.

(4) Consists of (i) 24,000 shares of restricted stock granted under the 2017 Plan, and (ii) an option to purchase 5,854 shares of our common stock. Does not include an aggregate of 119,760 shares of restricted stock over which Mr. Kles has been designated the initial proxy to vote such shares pursuant to a voting agreement entered into between Whitehole S.L., Twinbel S.L. and EGI Acceleration, S.L.

(5) Consists of (i) 24,000 shares of restricted stock granted under the 2017 Plan, (ii) options to purchase up to 6,494 shares of our common stock, (iii) 100,000 shares of restricted stock which are held by Ronen Luzon, Billy Pardo’s spouse (iii) 8,451 shares of common stock which are held by Mr. Luzon, and (iii) options to purchase up to 4,683 shares of our common stock which are held by Mr. Luzon. Ms. Pardo may be deemed to beneficially hold the securities of the Company held by Mr. Luzon.

(6) Consists of 12,000 shares of restricted stock granted under the 2017 Plan.

(7) Consists of (i) 16,000 shares of restricted stock granted under the 2017 Plan, and (ii) options to purchase up to 58,671 shares of our common stock.

(8) Consists of options to purchase up to 1,294 shares of our common stock.

(9) Consists of options to purchase up to 1,294 shares of our common stock.

(10) Consists of options to purchase up to 1,294 shares of our common stock.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following sets forth the compensation paid by us to our named executive officers, during the years ended December 31, 2022 and 2021.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Ronen Luzon	2022	173,000	-	223,000	8,000	126,000	530,000
Chief Executive Officer	2021	194,000	5,000	-	23,000	97,000	319,000

Or Kles	2022	123,000	-	53,000	7,000	71,000	254,000
Chief Financial Officer	2021	123,000	8,000	-	30,000	61,000	222,000

Billy Pardo	2022	134,000	-	53,000	7,000	100,00	294,000
Chief Operating Officer	2021	162,000	7,000	-	18,000	74,000	261,000

Ilia (Eli) Turchinsky	2022	130,000	-	36,000	3,000	63,000	232,000
Chief Technology Officer

Ezequiel Javier Brandwain	2022	136,000	-	27,000	-	63,000	226,000
Chief Commercial Officer

(1) Salary for the years 2022 and 2021 are based on average US$/NIS representative exchange rates of NIS 3.358 and NIS 3.11 respectively.

(2) Amounts in this column represent the grant date fair value of options granted to the named executive officers during 2022 and 2021, computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the named executive officers. The assumptions made in valuing the options reported in this column are discussed in Note 11 to our audited financial statements for the year ended December 31, 2021 and Note 4 to our condensed consolidated interim financial statements for the quarterly period ended September 30, 2022.

All Other Compensation Table

The “All Other Compensation” amounts set forth in the Summary Compensation Table above consist of the following:

Name	Year	Automobile- Related Expenses ($)	Manager’s Insurance* ($)	Education Fund* ($)	Other social benefits** ($)	Total ($)
Ronen Luzon	2022	32,000	31,000	15,000	48,000	126,000
	2021	33,000	33,000	15,000	16,000	97,000

Or Kles	2022	15,000	21,000	10,000	25,000	71,000
	2021	14,000	19,000	9,000	19,000	61,000

Billy Pardo	2022	16,000	25,000	13,000	46,000	100,000
	2021	17,000	24,000	12,000	21,000	74,000

Ilia (Eli) Turchinsky	2022	11,000	20,000	10,000	22,000	63,000

Ezequiel Javier Brandwain	2022	16,000	22,000	4,000	21,000	63,000

* Manager’s insurance and education funds are customary benefits provided to employees based in Israel. Manager’s insurance is a combination of severance savings (in accordance with Israeli law), defined contribution tax-qualified pension savings and disability insurance premiums. An education fund is a savings fund of pre-tax contributions to be used after a specified period of time for educational or other permitted purposes.

** Other social benefits for 2022 and 2021 for all named individuals includes tax payments in respect of social benefits.

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Agreements with Named Executive Officers

Ronen Luzon

On November 18, 2018, My Size Israel, our wholly owned subsidiary, entered into an employment agreement with Ronen Luzon, or the Luzon Employment Agreement, pursuant to which Mr. Luzon will serve as our Chief Executive Officer. Pursuant to the terms of the Luzon Employment Agreement, Mr. Luzon receives NIS 55,000 per month as his base salary and shall be eligible to receive such bonus as determined by us. In addition, Mr. Luzon shall be entitled social benefits and to other benefits, including, but not limited to, contributions towards an education fund, pension scheme, manager’s insurance, insurance coverage, including insurance in case of disability, annual vacation days, sick leave and expense reimbursement. Pursuant to the terms of the Luzon Employment Agreement and subject to certain conditions, payments made by the Company to the pension fund or manager’s insurance fund shall be made in lieu of severance payments due to Mr. Luzon. The term of the Luzon Employment Agreement shall be effective as of September 1, 2018 and shall continue until such time either party provides written notice to the other party at least 75 days in advance of the termination of such agreement. We may also terminate Mr. Luzon’s employment without prior written notice (or payment in lieu of such notice) for Cause (as defined in the Luzon Employment Agreement).

Or Kles

On November 18, 2018, My Size Israel entered into an employment agreement with Or Kles, or the Kles Employment Agreement, pursuant to which Mr. Kles will serve as our Chief Financial Officer. Pursuant to the terms of the Kles Employment Agreement, Mr. Kles receives NIS 38,000 per month as his base salary and shall be eligible to receive such bonus as determined by us. In addition, Mr. Kles shall be entitled to social benefits and other benefits, including, but not limited to, contributions towards an education fund, pension scheme, manager’s insurance, insurance coverage, including insurance in case of disability, annual vacation days, sick leave and expense reimbursement. Pursuant to the terms of the Kles Employment Agreement and subject to certain conditions, payments made by us to the pension fund or the manager’s insurance fund shall be made in lieu of severance payments due to Mr. Kles. The term of the Kles Employment Agreement shall be effective as of September 1, 2018 and shall continue until such time either party provides written notice to the other party at least 75 days in advance of the termination of such agreement. We may also terminate Mr. Kles’s employment without prior written notice (or payment in lieu of such notice) for Cause (as defined in the Kles Employment Agreement).

Billy Pardo

On November 18, 2018, My Size Israel entered into an employment agreement with Billy Pardo, or the Pardo Employment Agreement, pursuant to which Ms. Pardo will serve as our Chief Product Officer. Pursuant to the terms of the Pardo Employment Agreement, Ms. Pardo receives NIS 47,500 per month as her base salary and shall be eligible to receive such bonus as determined by us. In addition, Ms. Pardo shall be entitled to social benefits and other benefits, including, but not limited to, contributions towards an education fund, pension scheme, manager’s insurance, insurance coverage, including insurance in case of disability, annual vacation days, sick leave and expense reimbursement. Pursuant to the terms of the Pardo Employment Agreement and subject to certain conditions, payments made by us to the pension fund or the manager’s insurance fund shall be made in lieu of severance payments due to Ms. Pardo. The term of the Pardo Employment Agreement shall be effective as of September 1, 2018 and shall continue until such time either party provides written notice to the other party at least 75 days in advance of the termination of such agreement. We may also terminate Ms. Pardo’s employment without prior written notice (or payment in lieu of such notice) for Cause (as defined in the Pardo Employment Agreement).

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding options held by each of our named executive officers that were outstanding as of December 31, 2022.

	Option Awards						Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date	Equity incentive plan awards: Number of Unearned Shares that Have Not Vested	Equity incentive plan awards: Market Value of Unearned Shares, That Have Not Vested
Ronen Luzon - Chief Executive Officer	400	(1)	-	$26	(8)	7/24/2023	-	-
	1,601	(2)	-	$26	(8)	5/29/2025	-	-
	6,400	(3)	-	$26		8/10/2025	-	-
	100,000	(9)	-	-		-	100,000	$511,250
Or Kles – Chief Financial Officer	227	(4)	-	$26	(8)	7/24/2023	-	-
	427	(5)	-	$26	(8)	5/29/2025	-	-
	5,200	(6)	-	$26		8/10/2025	-	-
	24,000	(10)	-	-		-	24,000	$122,700
Billy Pardo- Chief Operating Officer	400	(1)	-	$26	(8)	7/24/2023	-	-
	894	(7)	-	$26	(8)	5/29/2025	-	-
	5,200	(6)	-	$26		8/10/2025	-	-
	24,000	(11)	-	-		-	24,000	$122,700

(1) The option has a grant date of July 24, 2017 and vested in full on January 24, 2018.

(2) The option has a grant date of May 29, 2019. 267 options vested immediately upon grant, 445 options vested on January 24, 2019, 445 options vested on January 24, 2020 and 444 options vested on January 24, 2021.

(3) The option has a grant date of October 8, 2020, 1,600 options vested on November 26, 2020, 1,600 options vested on May 26, 2021, 1,600 options vested on November 26, 2021, and 1,600 options vested on May 26, 2022.

(4) The option has a grant date of July 24, 2017. 76 options vested immediately upon grant, 76 options vested on May 1, 2018 and 75 options vested on May 1, 2019.

(5) The option has a grant date of May 29, 2019. 160 options vested immediately upon grant, 445 options vested on May 1, 2020, 445 options vested on May 21, 2021 and 444 options vested on May 1, 2022 .

(6) The option has a grant date of October 8, 2020, 1,300 options vested on November 26, 2020, 1,300 options vested on May 26, 2021, 1,300 options vested on November 26, 2021, and 1,300 options vested on May 26, 2022 .

(7) The option has a grant date of May 29, 2019. 214 options vested immediately upon grant, 227 options vested on January 24, 2019, 227 options vested on January 24, 2020 and 226 options vested on January 24, 2021 .

(8) On May 25, 2020, the compensation committee of the Board of Directors of the Company reduced the exercise price of outstanding options of employees and directors of the Company for the purchase of an aggregate of 5,610 shares of common stock of the Company (with exercise prices ranging between $453.75 and $228.75) to $26 per share, which was the closing price for the Company’s common stock on May 22, 2020, and extended the term of the foregoing options for an additional one year from the original date of expiration.

(9) The restricted share awards has a grant date of September 29,2022 and shall vest in three equal installments on January 1,2023, January 1,2024 and January 1,2025.

(10) The restricted share awards has a grant date of September 29,2022 and shall vest in three equal installments on January 1,2023, January 1,2024 and January 1,2025.

(11) The restricted share awards has a grant date of September 29,2022 and shall vest in three equal installments on January 1,2023, January 1,2024 and January 1,2025.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Other than the compensation agreements and other arrangements described under “Executive Compensation” and the transactions described below, since January 1, 2021  , we did not participate in any transaction, and we are not currently participating in any proposed transaction, or series of transactions, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders, or any member of the immediate family of the foregoing persons had, or will have, a direct or indirect material interest.

Employment Agreements

We have entered into written employment agreements with each of our executive officers. These agreements generally provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. We have also entered into customary non-competition, confidentiality of information and ownership of inventions arrangements with our executive officers. However, the enforceability of the noncompetition provisions may be limited under applicable law.

Options

Since our inception we have granted options to purchase our common stock to our officers and directors. Such option agreements may contain acceleration provisions upon certain merger, acquisition, or change of control transactions.

Restricted Stock Grants

On September 29, 2022, our compensation committee approved grants of restricted share awards under our 2017 Plan to Ronen Luzon, Or Kles, Billy Pardo, Ilia Turchinsky and Ezequiel Javier Brandwain, pursuant to which they were issued 100,000 restricted shares, 24,000 restricted shares, 24,000 restricted shares, 16,000 restricted shares and 12,000 restricted shares, respectively. The restricted shares shall vest in three equal installments on January 1, 2023, January 1, 2024 and January 1, 2025, conditioned upon continuous employment with the Company, and subject to accelerated vesting upon a change in control of the Company.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceedings against them as to which they could be indemnified. We also maintain an insurance policy that insures our directors and officers against certain liabilities, including liabilities arising under applicable securities laws.

Director Independence

See “Directors and Executive Officers” above for information regarding the independence of the members of our board of directors.

Shareholder Activism

In May 2021, we received notice from Custodian Ventures, LLC, or Custodian, of its intention to nominate four candidates to stand for election to our Board of Directors at our 2021 annual meeting of stockholders. Custodian subsequently made a book and records request and has made public statements calling for changes to our management.

On September 22, 2021, Custodian, commenced an action in the Court of Chancery of the State of Delaware captioned, Custodian Ventures, LLC v. Mysize, Inc., C.A. No. 2021-0817-LWW, or the Delaware Action. In the Delaware Action, Custodian sought an order from the Court of Chancery pursuant to Section 211 of the General Corporation Law of the State of Delaware compelling us to hold an annual meeting. As further described below, on November 4, 2021, we entered into a settlement agreement, or the Settlement Agreement, with Custodian, Activist Investing LLC, David Aboudi, Partick Loney and David Natan, collectively, the Lazar Parties, settling and dismissing the Delaware Action.

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On October 19, 2021, we commenced an action in the United States District Court for the Southern District of New York captioned My Size, Inc. v. David Lazar, Custodian Ventures LLC, Activist Investing LLC, Milton C. Ault III, Ault Alpha LP, Ault Alpha GP LLC, Ault Capital Management LLC, Ault & Company Inc., David Aboudi, Patrick Loney and David Nathan, Civil Action No, 1:21-cv-08585, pursuant to Sections 13(d) and 14(a) of the Securities Exchange Act of 1934, and certain rules promulgated thereunder, or the SDNY Action. The complaint sought, among other things, declaratory and injunctive relief related to defendants’ efforts to nominate a slate of directors for election at our next annual meeting. The complaint alleged that the defendants formed an undisclosed “group” for purposes of Section 13 (d) and has misrepresented its true purpose in purchasing My Size, Inc. stock in filings made with the SEC. In addition, the complaint alleged that the defendants engaged in an unlawful solicitation of investors in violation of the Exchange Act proxy rules in connection with their efforts to elect a slate of directors to our Board of Directors. On October 20, 2021, the Court signed an order granting a hearing on an anticipated motion for a preliminary injunction and expedited scheduling and discovery in aid thereof, and scheduled that hearing for December 2, 2021. As further described below, on November 4, 2021, we entered into the Settlement Agreement with the Lazar Parties settling and dismissing the claims asserted in the SDNY Action and the Delaware Action against one another. On November 8, 2021, the remaining defendants in the SDNY Action filed and answer and counterclaim asserting a claim against us pursuant to New York Civil Rights Law Section 70-a, also known as New York’s anti-SLAPP statute.

On November 4, 2021, we entered into the Settlement Agreement, or the Lazar Settlement Agreement, with the Lazar Parties. Pursuant to the Lazar Settlement Agreement, we and the Lazar Parties agreed to compromise and settle the Delaware Action and SDNY Action. In addition, pursuant to the Lazar Settlement Agreement, we reimbursed Custodian for out of pocket expenses and in consideration for the dismissal and release of claims against the Company an aggregate amount equal to $275,000. With respect to our 2021 annual meeting of stockholders, Custodian agreed to, among other things, withdraw or rescind (i) its May 12, 2021 notice of stockholder nominations of four director candidates with respect to our 2021 annual meeting of stockholders, (ii) the notice dated October 28, 2021 submitted by Custodian to us notifying us of Custodian’s continued intent to bring its nomination of four director candidates before our stockholders at the 2021 annual meeting, and (iii) any and all related materials and notices submitted to us in connection therewith or related thereto and to not take any further action in connection with the solicitation of any proxies in connection with us. Custodian also agreed to cease any and all solicitation and other activities in connection with the 2021 annual meeting. In addition, Custodian agreed to certain customary standstill provisions for a period of five years beginning on the effective date of the Agreement, or the Standstill Period. The Lazar Settlement Agreement also provides that during the Standstill Period, the Lazar Parties will vote all shares of our common stock it beneficially owns in accordance with any proposal or recommendation made by us or our Board of Directors that is submitted to our stockholders, unless to do so would violate applicable law and except with respect to certain extraordinary transactions. The Lazar Settlement Agreement also contains non-disparagement and confidentiality provisions, subject to certain exceptions.

On December 9, 2021, we subsequently entered into a Settlement Agreement, or the Ault Settlement Agreement, with Milton C. Ault III, Ault Alpha LP, Ault Alpha GP LLC, Ault Capital Management LLC, Ault & Company Inc., collectively the Ault Parties, which we agreed to withdraw the SDNY Action against the Ault Parties and the Ault Parties agreed to withdraw the counterclaim that they asserted in that action against the Company. In addition, pursuant to the Settlement Agreement, we paid $70,000 to the Ault Parties in consideration for the releases and other good and valuable consideration as set forth in the Ault Settlement Agreement.

Naiz Bespoke Technologies Acquisition

On October 7, 2022, we entered into the Naiz Agreement with the Naiz Sellers, pursuant to which the Naiz Sellers agreed to sell to us all of the issued and outstanding equity of Naiz. The acquisition of Naiz was completed on October 11, 2022.

In consideration of the purchase of the shares of Naiz, the Naiz Agreement provided that the Naiz Sellers are entitled to receive (i) ) the Naiz Equity Consideration and (ii) up the Naiz Cash Consideration.

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The Naiz Equity Consideration was issued to the Naiz Sellers at closing of the transaction of which 2,365,800 shares of My Size common stock were issued to Whitehole constituting 6.6% of our outstanding shares following such issuance. The Naiz Agreement also provides that, in the event that the actual value of the Naiz Equity Consideration (based on the Equity Value Averaging Period) is less than $1,650,000, My Size shall pay the Shortfall Value to the Naiz Sellers within 45 days of our receipt of Naiz’s 2025 audited financial statements; provided that certain revenue targets are met. Following the Equity Value Averaging Period, it was determined that the Shortfall Value is $459,240.

The Naiz Cash Consideration is payable to the Naiz Sellers in five installments, according to the following payment schedule: (i) US$500,000 at closing, (ii) up to US$500,000 within 45 days of My Size’s receipt of Naiz’s 2022 audited financial statements, (iii) up to US$350,000 within 45 days of My Size’s receipt of Naiz’s unaudited financial statements for the six months ended June 30, 2023, (iv) up to $350,000 within 45 days of My Size’s receipt of Naiz’s unaudited financial statements for the six months ended December 31, 2023, and (v) up to $350,000 within 45 days of My Size’s receipt of Naiz’s 2024 audited financial statements; provided that in the case of the second, third, fourth and fifth installments certain revenue targets are met.

The payment of the second, third, fourth and fifth cash installments are further subject to the continuing employment or involvement of Borja and Aritz, or the Key Persons, by or with Naiz at the date such payment is due (except if a Key Person is terminated from Naiz due to a Good Reason (as defined in the Naiz Agreement)).

The Naiz Agreement contains customary representations, warranties and indemnification provisions. In addition, the Naiz Sellers will be subject to non-competition and non-solicitation provisions pursuant to which they agree not to engage in competitive activities with respect to My Size’s business.

In connection with the Naiz Agreement, (i) each of the Naiz Sellers entered into the Lock-Up Agreement with My Size, (ii) Whitehole, Twinbel and EGI entered into the Voting Agreement with My Size and (iii) each of the Key Persons entered into employment agreements and services agreements with Naiz.

The Lock-Up Agreement provides that each Naiz Seller will not, for the six-month period following the closing of the transaction, (i) offer, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares in each case, that are currently or hereafter owned of record or beneficially (including holding as a custodian) by such Naiz Seller, or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition; or (ii) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such Naiz Seller’s Shares regardless of whether any such transaction described in clause (i) or this clause (ii) is to be settled by delivery of Shares or such other securities, in cash or otherwise. The Lock-Up Agreement also contains an additional three-month “dribble-out” provision that provides following the expiration of the initial six-month lock-up period, without My Size’s prior written consent (which My Size shall be permitted to withhold at its sole discretion), each Naiz Seller shall not sell, dispose of or otherwise transfer on any given day a number of Shares representing more than the average daily trading volume of the Shares for the rolling 30 day trading period prior to the date on which such Seller executes a trade of the Shares.

The Voting Agreement provides that the voting of any Shares held by each of Whitehole, Twinbel and EGI, or the Naiz Acquisition Stockholders, will be exercised exclusively by a proxy designated by My Size’s board of directors from time to time, or the Proxy, and that each Naiz Acquisition Stockholder will irrevocably designate and appoint the then-current Proxy as its sole and exclusive attorney-in-fact and proxy to vote and exercise all voting right with respect to the Shares held by each Naiz Acquisition Stockholder. The Voting Agreement also provides that, if the voting power held by the Proxy, taking into account the proxies granted by the Naiz Acquisition Stockholders and the Shares owned by the Proxy, represents 20% or more of the voting power of My Size’s stockholders that will vote on an item, or the Voting Power, then the Proxy shall vote such number of Shares in excess of 19.9% of the Voting Power in the same proportion as the Shares that are voted by My Size’s other stockholders. The Voting Agreement will terminate on the earliest to occur of (i) such time that such Naiz Acquisition Stockholder no longer owns the Shares, (ii) the sale of all or substantially all of the assets of My Size or the consolidation or merger of My Size with or into any other business entity pursuant to which stockholders of My Size prior to such consolidation or merger hold less than 50% of the voting equity of the surviving or resulting entity, (iii) the liquidation, dissolution or winding up of the business operations of My Size, and (iv) the filing or consent to filing of any bankruptcy, insolvency or reorganization case or proceeding involving My Size or otherwise seeking any relief under any laws relating to relief from debts or protection of debtors.

77

MARKET INFORMATION

Our stock currently is listed on the Tel Aviv Stock Exchange and the Nasdaq Capital Market under the symbol “MYSZ”. Our stock has been traded on the Nasdaq Capital Market since July 25, 2016.

HOLDERS

As of January 27, 2023, we had 71 shareholders of record  . The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, and such other factors as our Board of Directors deems relevant.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP, New York, New York. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of My Size, Inc. and subsidiaries as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, have been included herein and in the registration statement in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Naiz Bespoke Technologies, S.L. as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, have been included herein in reliance upon the report of Airen Auditores SLP, accounts auditor, registered in the ROAD with no. S-2566, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-1 we filed with the SEC, under the Securities Act, and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the SEC’s public reference room mentioned below, or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.

We also maintain a web site at www.MySizeID.com, through which you can access our SEC filings. The information set forth on our web site is not part of this prospectus supplement.

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INDEX TO CONSOLIDATED FINANCIAL INFORMATION

MY SIZE, INC. AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021

U.S. DOLLARS IN THOUSANDS

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

My Size, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of My Size, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of comprehensive loss, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1d to the consolidated financial statements, the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1d. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Somekh Chaikin

Member Firm of KPMG International
We have served as the Company’s auditor since 2017.
Tel Aviv, Israel

March 18, 2022, except as to Note 16b which is as of January 30, 2023

F-2

MY SIZE, INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share data)

		December 31,
	Note	2021	2020

Assets

Current assets:
Cash and cash equivalents	3	10,670	1,689
Restricted cash		273	85
Restricted deposit		-	184
Accounts receivable		40	28
Other receivables and prepaid expenses	4	579	482

Total current assets		11,562	2,468

Property and equipment, net	5	112	128
Right-of-use asset	6	776	911
Investment in marketable securities	8	108	59
		996	1,098

Total assets		12,558	3,566

Liabilities and shareholders’ equity

Current liabilities:
Operating lease liability	6	138	129
Trade payables		635	381
Accounts payable		453	400
Warrants and derivatives	8	2	1

Total current liabilities		1,228	911

Operating lease liability	6	473	579
Total non-current liabilities		473	579
CONTINGENCIES AND COMMITMENTS	12

Total Liabilities		1,701	1,490

SHAREHOLDERS’ EQUITY	10
Stock capital -
Common stock of $0.001 par value - Authorized: 100,000,000 shares; Issued and outstanding: 959,300 and 289,313, respectively (*)		24	7
Additional paid-in capital		56,430	37,164
Accumulated other comprehensive loss		(406)	(424)
Accumulated deficit		(45,191)	(34,671)

Total shareholders’ equity		10,857	2,076
Total liabilities and shareholders’ equity		12,558	3,566

(*)	Prior period results have been retroactively adjusted to reflect the 1:25 reverse stock split of the issued and outstanding shares of common stock that was made on December 8, 2022. See notes 16b.

The accompanying notes are an integral part of the consolidated financial statements.

F-3

MY SIZE, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share data and per share data)

		Year ended December 31,
	Note	2021	2020

Revenues		131	142
Cost of revenues		-	(2)
Gross profit		131	140

Operating expenses
Research and development		(4,248)	(1,523)
Sales and marketing	13	(2,336)	(2,196)
General and administrative	14	(4,124)	(2,567)

Total operating expenses		(10,708)	(6,286)

Operating loss		(10,577)	(6,146)

Financial income (expense), net	15	57	(11)

Net loss		(10,520)	(6,157)

Other comprehensive income (loss):

Foreign currency translation differences		18	115

Total comprehensive loss		(10,502)	(6,042)

Basic and diluted loss per share (*)		(17.75)	(27.75)

Basic and diluted weighted average number of shares outstanding (*)		420,385	221,588

(*)	Prior period results have been retroactively adjusted to reflect the 1:25 reverse stock split of the issued and outstanding shares of common stock that was made on December 8, 2022. See notes 16b.

The accompanying notes are an integral part of the consolidated financial statements.

F-4

MY SIZE, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

U.S. dollars in thousands (except share data)

	Common stock			Additional paid-in	Accumulated other comprehensive	Accumulated	Total stockholders’
	Number****	Amount		capital****	loss	Deficit	equity

Balance as of December 31, 2019	83,436	(*	)	30,104	(539)	(28,514)	1,051
Stock-based compensation related to options granted to employees and consultants	-	-		645	-	-	645
Issuance of shares, net of issuance cost of $1,160	97,592	(*	)	5,995	-	-	5,995
Exercise of warrants and pre funded warrants	108,285	(*	)	99	-	-	99
Liability reclassified to equity (**)	-	-		328	-	-	328
Total comprehensive loss	-	-		-	115	(6,157)	(6,042)
Balance as of December 31, 2020	289,313	(*	)	37,171	(424)	(34,671)	2,076
Stock-based compensation related to options granted to employees and consultants	-	-		373	-	-	373
Exercise of options granted to employees	179	(*	)	-	-	-	-
Restricted shares issued to shareholder (***)	100,000	(*	)	2,618	-	-	2,618
Issuance of shares, net of issuance cost of $1,160	434,700	1		12,582	-	-	12,583
Exercise of warrants	135,108	(*	)	3,709	-	-	3,709
Total comprehensive income (loss)	-	-		-	18	(10,520)	(10,502)

Balance as of December 31, 2021	959,300	1		56,453	(406)	(45,191)	10,857

(*)	Represents an amount of less than $1.
(**)	See note 2 b
(***)	See note 1 b
(****)	Prior period results have been retroactively adjusted to reflect the 1:25 reverse stock split of the issued and outstanding shares of common stock that was made on December 8, 2022. See notes 16b.

The accompanying notes are an integral part of the consolidated financial statements.

F-5

MY SIZE, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2021	2020
Cash flows from operating activities:

Net loss	(10,520)	(6,157)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	42	40
Amortization of operating lease right-of-use asset	43	42
Revaluation of warrants and derivatives	1	-
Revaluation of investment in marketable securities	(49)	(33)
Restricted Shares issued to shareholder	2,618	-
Stock based compensation	373	645
(Increase) decrease in accounts receivable	(12)	13
Increase in other receivables and prepaid expenses	(99)	(155)
(Decrease) increase in trade payables	253	(69)
(Decrease) increase in accounts payables	53	(5)

Net cash used in operating activities	(7,297)	(5,679)

Cash flows from investing activities:

Proceeds from short-term deposits, net	-	-
Proceeds from (investment in) restricted deposits, net	184	(170)
Investment in right to use asset	-	(25)
Purchase of property and equipment	(23)	(16)

Net cash provided by (used in) investing activities	161	(211)

Cash flows from financing activities:

Proceeds from issuance of shares, net of issuance costs	12,583	5,995
Proceeds from exercise of warrants	3,709	-

Net cash provided by financing activities	16,292	6,094

Effect of exchange rate fluctuations on cash and cash equivalents	13	104

Increase (Decrease) in cash and cash equivalents and restricted cash	9,169	308
Cash and cash equivalents and restricted cash at the beginning of the year	1,774	1,466

Cash and cash equivalents and restricted cash at the end of the year	10,943	1,774

The accompanying notes are an integral part of the consolidated financial statements.

F-6

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 1 -	GENERAL

a.

My Size, Inc. is developing unique measurement technologies based on algorithms with applications in a variety of areas, from the apparel e-commerce market, to the courier services market and to the Do It Yourself (“DIY”) smartphone and tablet apps market. The technology is driven by proprietary algorithms, which are able to calculate and record measurements in a variety of novel ways.

The Company has three subsidiaries, My Size Israel 2014 Ltd. (“My Size Israel”) and Topspin Medical (Israel) Ltd., both of which are incorporated in Israel and My Size LLC which was incorporated in Russian Federation. References to the Company include the subsidiaries unless the context indicates otherwise.

My Size, Inc., was incorporated and commenced operations in September 1999, as Topspin Medical Inc. (“Topspin”), a private company registered in the State of Delaware. In December 2013, the Company changed its name to Knowledgetree Ventures Inc. Subsequently, in February 2014, the Company changed its name to My Size, Inc. Topspin was engaged, through its Israeli subsidiary, in research and development in the field of cardiology and urology.

Since September 1, 2005, the Company has traded on the Tel Aviv Stock Exchange (“TASE”).

Between 2007 and 2012 the Company reported as a public company with the U.S. Securities and Exchange Commission (the “SEC”). In August 2012, the Company suspended its reporting obligations under Section 13(a) and 15(d) of the Securities Exchange Act of 1934. In mid-2015, the Company resumed reporting as a public company.

b.	On January 9, 2014, at the Company’s general meeting of shareholders, its shareholders approved an engagement with one of the Company’s investors (the “Seller”) for the purchase of rights in a Venture (the “Venture”), including the rights to the method and the certain patent application that had been filed by the Seller (the “Assets”). The Venture relates to the development of technologies and applications which will assist the consumer to take his or her body measurements accurately using a mobile device to ensure the purchase of clothing with the best possible fit without the need to try them on.

In February 2014, the Company established a wholly owned subsidiary, My Size (Israel) 2014 Ltd., a company registered in Israel, which is currently engaged in the development of the Venture described above.

In return for purchasing an interest in the Venture, the Company undertook to pay the Seller 18% of the Company’s operating profit, direct or indirect, connected to the Venture for a period of seven years starting from the end of the Venture’s development period.

As part of the agreement, the Seller received an option to buy back the Assets for consideration which will reflect the market fair value at that time, on the occurrence of the following events: a) if a motion is filed to liquidate the Company; b) if seven years after signing the agreement, the Company’s total accumulated revenues, direct or indirect, from the Venture or the commercialization of the patent will be lower than NIS 3.6 million.

In such an event, Seller may repurchase the interest in the Venture at a market price to be determined by an independent third party valuation consultant, who shall be chosen by agreement by the parties, and the audit committee shall conduct the negotiations on behalf of the Company to determine the identity of the consultant.

On May 26, 2021, the Company, My Size Israel and Shoshana Zigdon entered into an Amendment to Purchase Agreement (the “Amendment”) which made certain amendments to a Purchase Agreement between the parties dated February 16, 2014 (the “Purchase Agreement”). Pursuant to the Amendment, Ms. Zigdon agreed to irrevocably waive the right to repurchase certain assets related to the collection of data for measurement purposes that My Size Israel acquired from Ms. Zigdon under the Purchase Agreement and upon which the Company’s business is substantially dependent, and all past, present and future rights in any of the intellectual property rights sold, transferred and assigned to My Size Israel under the Purchase Agreement and any modifications, amendments or improvements made thereto, including, without limitation, any compensation, reward or any rights to royalties or to receive any payment or other consideration whatsoever in connection with such intellectual property rights (the “Waiver”). In consideration of the Waiver, the Company issued 100,000 shares of common stock to Ms. Zigdon in a private placement.

F-7

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 1 -	GENERAL (Cont.)

c.	On July 25, 2016, the Company’s common stock began publicly trading on the Nasdaq Capital Market under the symbol “MYSZ”. The Company’s shares of common stock are listed both on the Nasdaq Capital Market and TASE.

d.	Since inception, the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit of $45,191. The Company has financed its operations mainly through fundraising from various investors.

The Company’s management expects that the Company will continue to generate losses and negative cash flows from operations for the foreseeable future. Taking into account the proceeds from warrant exercises and the Company’s financing in October 2021 described in note 10c and 10f below managements believes that cash on hand will be sufficient to meet its obligations. Nevertheless, due to the recent acquisition of Orgad (as described in note 16a below) there is uncertainty regarding the expected cash burn in the foreseeable future, and as such there is substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans include the continued commercialization of the Company’s products and securing sufficient financing through the sale of additional equity securities, debt or capital inflows from strategic partnerships. Additional funds may not be available when the Company needs them, on terms that are acceptable to it, or at all. If the Company is unsuccessful in commercializing its products and securing sufficient financing, it may need to cease operations.

The financial statements include no adjustments for measurement or presentation of assets and liabilities, which may be required should the Company fail to operate as a going concern.

e.	The Company operates in one reportable segment and all of its long-lived assets are located in Israel.

f.	In late 2020, a novel strain of COVID-19, also known as coronavirus, was reported in Wuhan, China. While initially the outbreak was largely concentrated in China, it has now spread to Israel and the United States, and infections have been reported globally. Many countries around the world, including in Israel, have significant governmental measures being implemented to control the spread of the virus, including temporary closure of businesses, severe restrictions on travel and the movement of people, and other material limitations on the conduct of business. These measures have resulted in work stoppages and other disruptions. The Company has implemented remote working and work place protocols for its employees in accordance with government requirements. In addition, while the Company has seen an increased demand for MySizeID, the COVID-19 pandemic has had a particularly adverse impact on the retail industry and this has resulted in an adverse impact on the Company’s marketing and sales activities. The extent to which COVID-19 continues to impact the Company’s operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain COVID-19 or treat its impact.

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are prepared according to United States generally accepted accounting principles (“U.S. GAAP”), applied on a consistent basis, as follows

a.	Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b.	Functional currency:

The currency of the primary economic environment in which the operations of the Company is conducted is the United States Dollar and thus it is the Company’s functional currency. The reporting currency according to which these financial statements are prepared is the U.S. dollar.

The currency of the primary economic environment in which the operation of the Subsidiary, My Size Israel functional currency is the New Israeli Shekel (“NIS”).

The currency of the primary economic environment in which the operation of the Subsidiary, My Size LLC, functional currency is Russian Ruble.

F-8

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

d.	Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less at the date acquired.

e.	Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%

Computers and peripheral equipment	33
Office furniture and equipment	7-15
Leasehold improvements	Over the term of the lease or the useful life of the improvements, whichever is shorter

f.	Impairment of long-lived assets:

The Company’s property and equipment are reviewed for impairment in accordance with ASC 360, “Property Plant and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. During the periods ended December 31, 2021 and 2020, no impairment losses have been recorded.

g.	Severance pay:

The Subsidiary’s liability for severance pay is covered by Section 14 of the Israeli Severance Pay Law (“Section 14”). Under Section 14, employees in Israel are entitled to have monthly deposits, at a rate of 8.33% of their monthly salary, made on their behalf to their insurance funds. Payments in accordance with Section 14 exempt the Subsidiary from any additional obligation for these employees. As a result, the Subsidiary does not recognize any liability for severance pay due to these employees and the deposits under Section 14 are not recorded as an asset in the Subsidiary’s balance sheet. These contributions for compensation represent defined contribution plans and expenses are recorded based on actual deposits.

F-9

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

h.	Research and development costs:

Research and development costs are charged to the statement of operations, as incurred. Most of the research and development expenses are for wages, related expenses and subcontractors.

i.	Income taxes:

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Companies’ tax returns. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of deferred tax assets will not be realized. The Company establishes a valuation allowance, if necessary, to reduce deferred tax assets to the amount more likely than not to be realized. As of December 31, 2021, and 2020, a full valuation allowance was established by the Company.

The Company implements a two-step approach to recognize and measure the benefit of its tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is greater than 50 percent (cumulative basis) likely to be realized upon settlement. The Company believes that its tax positions are all highly certain of being upheld upon examination. As such, as of December 31, 2021 and 2020 the Company has not recorded a liability for unrecognized tax benefits.

j.	Accounting for stock-based compensation:

The Company accounts for its employees’ stock-based compensation as an expense in the financial statements based on ASC 718. All awards are equity classified and therefore such costs are measured at the grant date fair value of the award and graded vesting attribution approach to recognize compensation cost over the vesting period. The Company estimates stock option grant date fair value using the Binomial and Black Scholes option pricing-model.

The Company recorded stock options issued to non-employees at the grant date fair value, and recognizes expenses over the related service period by using the straight-line attribution approach in accordance with ASU 2018-07. All awards are equity classified.

The expected volatility of the share prices reflects the assumption that the historical volatility of the share prices is reasonably indicative of expected future trends.

The risk-free interest rate for grants with an exercise price denominated in USD for employees and several consultants is based on the yield from US treasury zero-coupon bonds with an equivalent term.

The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

F-10

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

k.	Fair value of financial instruments:

ASC 820, Fair Value Measurements and Disclosures, relating to fair value measurements, defines fair value and established a framework for measuring fair value. The ASC 820 fair value hierarchy distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price. In addition, the fair value of assets and liabilities should include consideration of non-performance risk, which for the liabilities described below includes the Company’s own credit risk.

As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 -	Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2 -	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 -	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The expected volatility of the share prices reflects the assumption that the historical volatility of the share prices is reasonably indicative of expected future trends.

The Company holds share certificates in iMine Corporation (“iMine”) formerly known as Diamante Minerals, Inc., a publicly-traded company on the OTCQB.

Due to sales restrictions on the sale of the iMine shares, the fair value of the shares was measured on the basis of the quoted market price for an otherwise identical unrestricted equity instrument of the same issuer that trades in a public market, adjusted to reflect the effect of the sales restrictions and is therefore, ranked as Level 2 asset.

l.	Basic and diluted net loss per share:

Basic net loss per share is computed based on the weighted average number of shares of common stock outstanding during each year. Diluted net income per share is computed based on the weighted average number of shares of common stock outstanding during each year plus dilutive potential equivalent common stock considered outstanding during the year, in accordance with ASC 260, “Earnings per Share”. For the years ended December 31, 2021 and 2020, all outstanding options and warrants have been excluded from the calculation of the diluted net loss per share since their effect was anti-dilutive.

m.	Concentrations of credit risk:

Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents.

Cash and cash equivalents are invested in banks in Israel and United States. Such deposits in Israel may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company’s investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

The Company and its subsidiaries have no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

F-11

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

n.	Revenue from contracts with customers:

The Company implemented ASC 606, Revenue from Contract with Customers.

To recognize revenue under ASC 606, the Company applies the following five steps:

1.	Identify the contract with a customer. A contract with a customer exists when the Company enters into an enforceable contract with a customer and the Company determines that collection of substantially all consideration for the services is probable.

2.	Identify the performance obligations in the contract.

3.	Determine the transaction price. The transaction price is determined based on the consideration to which the Company will be entitled in exchange for providing the service to the customer.

4.	Allocate the transaction price to performance obligations in the contract. If a contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation.

5.	Recognize revenue when or as the Company satisfies a performance obligation. When the Company provides a service, revenue is recognized over the service term.

The Company’s revenue is derived from License cloud-enabled software subscriptions, associated software maintenance and support.

Revenue is recognized when a contract exists between the Company and a customer (business) and upon transfer of control of promised products or services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. The Company enters into contracts that can include various combinations of products and services, which may be capable of being distinct and accounted for as separate performance obligations. In case of offerings such as cloud-enabled license services, other service elements in the contract are generally delivered concurrently with the subscription services and therefore revenue is recognized in a similar manner as the subscription services.

Product, Subscription and Services Offerings

Such performance obligations include cloud-enabled subscriptions, software maintenance and technical support.

Fully hosted subscription services (SaaS) allow customers to access hosted software during the contractual term without taking possession of the software. Cloud-hosted subscription services are sold on a fee-per-subscription that is based on consumption or usage (per fit recommendation).

The Company recognizes revenue ratably over the contractual service term for hosted services that are priced based on a committed number of transactions where the delivery and consumption of the benefit of the services occur evenly over time, beginning on the date the services associated with the committed transactions are first made available to the customer and continuing through the end of the contractual service term. Over-usage fees and fees based on the actual number of transactions are billed in accordance with contract terms as these fees are incurred and are included in the transaction price of an arrangement as variable consideration. Fees based on a number of transactions or impressions per month, are allocated to the period in which the transactions occur. Revenue for subscriptions sold as a fee per period is recognized ratably over the contractual term as the customer simultaneously receives and consumes the benefit of the underlying service.

F-12

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

o.	Contingencies and Commitments

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

p.	Derivative instruments

The Company accounts for its derivative instruments as either assets or liabilities and measures them at fair value through profit or loss.

q.	Leases

The Company implemented ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 is intended to increase transparency and comparability of accounting for lease transactions. For all leases with terms greater than twelve months, the guidance requires lessees to recognize right-of-use assets and corresponding lease liabilities on the balance sheet and to disclose qualitative and quantitative information about lease transactions. The standard maintains a distinction between finance leases and operating leases. The Company leases include an office space lease agreement for 36 months, with an option to extend for an additional 36 months and 36 months cancelable operating lease agreements on behalf of personnel vehicles. The lease term includes a non-cancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

For the office rent lease, the Company has elected to account for the lease and non-lease maintenance components as a single lease component. Therefore, the lease payments used to measure the lease liability include all of the fixed consideration in the contract, including in-substance fixed payments, owed over the lease term.

p.	Restricted cash

Restricted cash are deposits for rent, credit card and for hedging activities.

F-13

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 3 -	CASH AND CASH EQUIVALENTS

The Company’s cash and cash equivalents balance at December 31, 2021 and 2020 is denominated in the following currencies:

	December 31,
	2021	2020

US Dollars	10,184	1,217
New Israeli Shekels	433	455
Other	53	17
	10,670	1,689

NOTE 4 -	OTHER RECEIVABLES AND PREPAID EXPENSES
	December 31,
	2021	2020

Prepaid expenses and other current assets	429	413
Government authorities	17	19
Other	133	50
Total	579	482

NOTE 5 -	PROPERTY AND EQUIPMENT, NET

	Computers and peripheral equipment	Office furniture and equipment	Leasehold improvements	Total
Cost
Balance as at January 1, 2020	156	52	55	263
Additions	16	-	-	16
Disposals	(2)	-	-	(2)
Translation adjustments	12	6	5	23
Balance as at December 31, 2020	182	58	60	300

Balance as at January 1, 2021	182	58	60	300
Additions	23	-	-	23
Translation adjustments	7	2	2	11
Balance as at December 31, 2021	212	60	62	334

Accumulated Depreciation
Balance as at January 1, 2020	112	8	2	122
Additions	26	5	9	40
Disposals	(2)	-	-	(2)
Translation adjustments	10	1	1	12
Balance as at December 31, 2020	146	14	12	172

Balance as at January 1, 2021	146	14	12	172
Additions	27	5	10	42
Translation adjustments	6	1	1	8
Balance as at December 31, 2021	179	20	23	222

Carrying amounts
As at December 31, 2020	36	44	48	128
As at December 31, 2021	33	40	39	112

F-14

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 6 -	LEASES

In August 2019, the Company entered into an office space lease agreement. The lease term is for 36 months beginning on August 20, 2019 and ending on August 20, 2022, with an option to extend for an additional 36 months. Monthly rent payments including utilities amounting to approximately USD 14 (NIS 45,000) per month.

In addition, The Company entered into a three-year cancelable operating lease agreement for cars.

Approximate future minimum remaining rental payments due under these leases are as follows:

Year Ending:
2022	$175
2023	$184
2024	$184
2025	$123

These leases generally have terms which range from 1 year to 6 years, and often include one or more options to renew. These renewal terms can extend the lease term from 1 year to 6 years, and are included in the lease term when it is reasonably certain that the Company will exercise the option. These operating leases are included in “Right of use asset” on the Company’s December 31, 2021 consolidated balance sheets, and represent the Company’s right to use the underlying asset for the lease term. The Company’s obligations to make lease payments are included in the current liabilities as “Operating lease liability” and in the non-current liabilities as “Operating lease liability - long term” on the Company’s December 31, 2021 consolidated balance sheets. As of December 31, 2021, right-of-use of asset was $776. operating lease liabilities were $138 and non current Operating lease liabilities were $473. Right-of-use asset includes the capitalization of improvements (net of amortization) amounting to $164.

Because the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate to determine the present value of the lease payments.

The interest rate used to discount future lease payment was 8.69%.

Maturities of lease liabilities as of December 31, 2021 were as follows:

Year Ending:
2022	$180
2023	$191
2024	$191
2025	$127
Thereafter	$689
Less imputed interest:	$(78)
Total lease liabilities	$611

F-15

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 7 -	RELATED PARTY TRANSACTIONS

A. Balances with related parties:

The following related party payables are included in trade payables and accounts payable.

	December 31,
	2021	2020
Officers (*)	43	38
Directors	20	11
	63	49

(*)	The amount includes the net salary payable.

B. Related parties benefits:

	Year ended December 31,
	2021	2020
Salaries and related expenses	852	788
Share based payments	73	467
Directors	58	48
	983	1,303

NOTE 8 -	FINANCIAL INSTRUMENTS

The following tables presents the Company’s significant assets and liabilities that are measured at fair value on recurring basis and their classification within the fair value hierarchy:

	December 31, 2021
	Fair value hierarchy
	Level 1	Level 2	Level 3
Financial assets
Investment in marketable securities	-	108	-

	December 31, 2021
	Fair value hierarchy
	Level 1	Level 2	Level 3
Financial liabilities
Warrants and derivative	-	2	-

	December 31, 2020
	Fair value hierarchy
	Level 1	Level 2	Level 3
Financial assets
Investment in marketable securities	-	59	-

	December 31, 2020
	Fair value hierarchy
	Level 1	Level 2	Level 3
Financial liabilities
Warrants derivative	-	1	-

F-16

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 8 -	FINANCIAL INSTRUMENTS (Cont.)

The carrying amounts of cash and cash equivalents, restricted cash, short term restricted deposit, accounts receivable, other receivables and prepaid expenses, trade payable and accounts payable approximate their fair value due to the short-term maturities of such instruments.

At December 31, 2021, the recognized gain and fair value (based on quoted market prices with a discount due to security- restrictions on iMine shares) of the marketable securities were $49 and $108, respectively (at December 31, 2020 33 and $59, respectively).

NOTE 9 -	TAXES ON INCOME

a.	On December 31, 2021, the Company had U.S. federal net operating loss carryforwards of approximately $26,000 available to reduce future taxable income. Utilization of the U.S. net operating losses may be subject to substantial limitations due to the change of ownership provisions of the Internal Revenue Code of 1986.

The U.S. Company has final tax assessments through 2013.

On December 22, 2017, the Tax Reform Act was signed into law. The legislation significantly changes U.S. tax law by, among other things, lowering the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018. As a result of the decrease in the corporate income tax rate, the Company revalued the ending net deferred tax assets at December 31, 2017, but did not recognize any incremental income tax expense in 2017 due to the revaluation of the valuation allowance.

b.	Foreign tax:

1.	Tax rates:

Presented hereunder are the tax rates relevant to the Company’s Israeli subsidiaries:

2021 - 23%
2020 - 23%
2.	The Company’s Israeli subsidiaries have estimated total available carryforward operating tax losses for Israeli income tax purposes of approximately $64,000 as of December 31, 2021. Of these losses, a total of $47,500 are owned by Topspin Medical (Israel) Ltd. Topspin tax losses may be offset only by future income with respect to the same operational activity by which it was incurred for an indefinite period of time. The other losses are owned by My Size Israel 2014 Ltd and may be carryforward to offset against future income for an indefinite period of time.

3.	Topspin Medical (Israel) Ltd. and My Size (Israel) 2014 Ltd. has final tax assessments through 2015.

c.	U.S. and foreign components of loss from continuing operations, before income taxes consisted of:

	December 31,
	2021	2020
U.S	(3,802)	(2,334)
Non-U.S. (foreign)	(6,718)	(3,823)
	(10,520)	(6,157)

F-17

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 9 -	TAXES ON INCOME (Cont.)

d.	Deferred taxes:

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2021	2020
Deferred tax assets:

Operating loss carryforwards	20,238	18,177
Warrants and options	126	98
Marketable securities	377	367
Other temporary differences	341	326

Deferred tax assets before valuation allowance	21,082	18,968
Valuation allowance	(21,082)	(18,968)

Net deferred tax asset	-	-

The following table presents a reconciliation of the beginning and ending valuation allowance:

	December 31,
	2021	2020
Balance at beginning of the year	18,968	17,210
Additions in valuation allowance to the income statement	1,625	991
Additions in valuation allowance due to exchange rate differences	489	767
Balance at end of the year	21,082	18,968

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized.

The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized. Based on consideration of these factors, the Company recorded a full valuation allowance at December 31, 2021 and 2020.

e.	Theoretical tax

The following presents the adjustment between the theoretical tax amount and the tax amount included in the financial statements:

	December 31,
	2021	2020

Loss before income taxes	10,520	6,157
Statutory tax rate	21%	21%
Computed “expected” tax income	2,209	1,293
Foreign tax rate differences and exchange rate differences	131	65
Nondeductible expenses	(715)	(367)
Change in valuation allowance	(1,625)	(991)
Taxes on income	-	-

F-18

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 10 -	SHAREHOLDERS’ EQUITY

a.	Common stock confers upon their holders the right to receive notice to participate and vote in general meetings of the Company, and the right to receive dividends if declared.

b.	On January 8, 2021, the Company conducted a public offering of its securities pursuant to which it issued 62,768 shares of its common stock for gross proceeds of $2,008. The net proceeds to the Company from the offering were approximately $1,700, after deducting placement agent’s fees and other estimated offering expenses payable by the Company.

c.	During 2021, a holders of warrants exercised warrants to purchase 135,109 ordinary shares of the Company in exchange for $3,709.

d.	On March 25, 2021, the Company conducted a public offering of its shares of common stock pursuant to which it issued 104,742 shares of its common stock for gross proceeds of $3,300. The net proceeds to the Company from the offering were approximately $2,872, after deducting placement agent’s fees and other estimated offering expenses payable by the Company.

On May 7, 2021, the Company issued an additional 15,192 shares of the Company’s common stock in connection with the full exercise of the underwriter’s overallotment option granted in the Company’s March 2021 public offering. These additional shares were sold to the underwriter at a public offering price of $1.26 per share, resulting in additional net proceeds to the Company, net of the underwriting discount, of approximately $463.

e.	On May 26, 2021, the Company issued 100,000 shares of common stock to Ms. Zigdon in consideration of the Waiver. See note 1(b) above.

f.	On October 28, 2021, the Company sold in a registered direct offering 100,592 shares of its common stock and, in a concurrent private placement, an aggregate of 100,592 unregistered warrants to purchase shares of common stock, at an offering price of $33.8 per share and associated warrant. In addition, on the same day, the Company sold in a private placement 150,889 unregistered shares of common stock and unregistered warrants to purchase up to an aggregate of 113,167 shares of common stock at the same purchase price as in the registered direct offering. The warrants are immediately exercisable and will expire five years from issuance at an exercise price of $31.5 per share, subject to adjustment as set forth therein. The gross proceeds from the offerings were $8,500. The net proceeds to the Company from the offerings were approximately $7,560, after deducting placement agent’s fees and other estimated offering expenses payable by the Company. In connection with the offerings, the Company issued to the placement agent warrants to purchase 17,604 shares on substantially the same terms as the purchasers in the offerings at an exercise price of $42.25 per share and a term expiring on October 26, 2026.

F-19

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 10 -	SHAREHOLDERS’ EQUITY (Cont.)

g.	A summary of the warrant activity during the years ended December 31, 2021 and 2020 is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life in Years

Outstanding, December 31, 2019	5,772	102.5	3.06
Issued	214,555		-
Expired or exercised	(3,468)		-
Outstanding, December 31, 2020	216,859	36.75	4.26
Issued	206,214
Expired or exercised	(135,109)
Outstanding, December 31, 2021	287,964	31	4.35
Exercisable, December 31, 2021	287,964	31	4.35

NOTE 11 -	STOCK BASED COMPENSATION

The stock-based expense recognized in the financial statements for services received is related to Research and Development, Sales and Marketing and General and Administrative expenses as shown in the following table:

	Year ended December 31,
	2021	2020

Stock-based compensation expense - Research and development	95	206
Stock-based compensation expense - Sales and marketing	180	146
Stock-based compensation expense - General and administrative	98	293
	373	645

F-20

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 11 -	STOCK BASED COMPENSATION (Cont.)

Options issued to consultants

a.

In July 2019, the Company entered into a three-year agreement with a consultant (“Consultant14”) to provide services to the Company including assisting the Company to promote, market and sell the Company’s technology to potential customers. Pursuant to such agreement and in partial consideration for such consulting services, the Company agreed to issue to Consultant14 options to purchase up to 107 shares of the Company’s common stock upon execution of the agreement. The options are exercisable at $375.00 per share and shall vest in 3 equal instalments every twelve months starting July 2019. Unexercised options shall expire 4 years from the effective date.

In addition, the Company agreed to issue to Consultant14 options to purchase up to 890 shares of the Company’s common stock upon execution of the agreement. The options are exercisable at $27 per share and shall vest in 4 equal instalments every six months starting September 2020. Unexercised options shall expire 5 years from the effective date.

During 2021 and 2020, an amount of $14 and $8 respectively, were recorded by the Company as stock-based equity awards with respect to Consultant14.

b.	In April 2020, the Company entered into a twelve month agreement with a consultant (“Consultant16”) to provide services to the Company including assisting the Company to promote, market and sell the Company’s technology to potential customers. Pursuant to said agreement and in partial consideration for such consulting services, the Company agreed to issue to Consultant16 options to purchase up to 240 shares of the Company’s common stock upon execution of the agreement. The options are exercisable at $50.00 per share and shall vest in 4 equal instalments every three months starting May 2020. Unexercised options shall expire 18 month from the effective date.

During 2021 and 2020, an amount of $1 and $1 respectively, were recorded by the Company as stock-based equity awards with respect to Consultant16.

c.	In October 2020, the Company entered into a twelve month agreement with a consultant (“Consultant17”) to provide services to the Company including assisting the Company to promote, market and sell the Company’s technology to potential customers. Pursuant to said agreement and in partial consideration for such consulting services, the Company agreed to issue to Consultant17 options to purchase up to 600 shares of the Company’s common stock upon execution of the agreement. The options are exercisable at $27.50 per share and shall vest in 3 equal instalments every twelve months starting October 2021. Unexercised options shall expire 4 years from the effective date.

During 2021 and 2020, an amount of $8 and $3 respectively, were recorded by the Company as stock-based equity awards with respect to Consultant17.

d.	In May 2021, the Company entered into a consulting agreement with a consultant (“Consultant18”) pursuant to which the Company agreed upon the three-month anniversary of the agreement to issue to consultant18 a (i) a warrant to purchase up to 2,000 shares of the Company’s common stock exercisable at $37.50 per share and expiring on December 31, 2022, and (ii) a warrant to purchase up to 2,000 shares of the Company’s common stock exercisable at $50.00 per share and expiring on December 31, 2022.

During 2021, an amount of $64, was recorded by the Company as stock-based equity awards with respect to Consultant18.

e.	In June 2021, the Company entered into a consulting agreement with a consultant (“Consultant19”) pursuant to which the Company agreed to issue to the consultant a warrant to purchase up to 2,000 shares of the Company’s common stock exercisable at $37.50 per share and expiring on December 31, 2022.

During 2021, an amount of $34, was recorded by the Company as stock-based equity awards with respect to Consultant19.

F-21

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 11 -	STOCK BASED COMPENSATION (Cont.)

The Company’s outstanding options granted to consultants as of December 31, 2021 are as follows:

Issuance date	Options for Common stock	Weighted Average exercise price per share		Options exercisable	Expiration date

April 2012	123	NIS	56.25	123	April 2022
February 2018	15	USD	528.75	15	May 2021- February 2023
August 2018-December 2018	534	USD	352.5	267	August 2023 - December 2023
July 2020	107	USD	375	72	April 2021- July 2023
June 2020	300	USD	32.5	300	March 2022
September-October 2020	1,490	USD	27.25	867	October 2024- September 2025
May-June 2021	6,000	USD	41.75	6,000	December 31 2022

Total	8,569			7,644

The Company uses the Black Scholes model to measure the fair value of the stock options with the assistance of a third party valuation.

The fair value of the Company’s stock options granted to non-employees was calculated using the following weighted average assumptions:

	2021	2020
	Grants	Grants

Dividend yield	0%	0%
Expected volatility	125.15%	101.65%-106.74%
Risk-free interest	0.16%	0.17%-0.3%
Contractual term of up to (years)	1.52	1.5-4

F-22

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 11 -	STOCK BASED COMPENSATION (Cont.)

Stock Option Plan for employees

In March 2017, the Company adopted a stock option plan (the “Plan”) pursuant to which the Company’s Board of Directors may grant stock options to officers and key employees. The total number of options which may be granted to directors, officers, employees under this plan, is limited to 230,800 options. Stock options can be granted with an exercise price equal to or less than the stock’s fair market value at the date of grant.

The fair value of each option award is estimated on the date of grant using the Binomial option-pricing model that used the weighted average assumptions in the following table. The risk free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2021 Grants	2020 Grants
Dividend yield	0%	0%
Expected volatility	98.47%	95.06%
Risk-free interest	0.96%	0.338%
expected life	2-2.27	2-4.8

In the years ended December 31, 2021 and 2020, 3,900 and 34,480 options, respectively, were granted.

On May 25, 2020, the compensation committee of the Board of Directors of the Company reduced the exercise price of outstanding options of employees and directors of the Company for the purchase of an aggregate of 28,048 shares of common stock of the Company (with exercise prices ranging between $453.75 and $228.75) to $26.00 per share, which was the closing price for the Company’s common stock on May 22, 2020, and extended the term of the foregoing options for an additional one year from the original date of expiration. The incremental compensation cost resulting from the repricing was $53 and the expenses during the years ended December 31, 2021 and 2020 was $1 and $50 respectively.

On August 10, 2020, the Company’s shareholders approved an increase in the shares available for issuance under the 2017 Employee Plan from 8,000 to 290,000 shares. As a result and pursuant to approval of the Company’s compensation committee that was contingent on the foregoing shareholder approval, the following occurred on August 10, 2020: (i) the number of shares available for issuance under the Company’s 2017 Consultant Incentive Plan was reduced from 18,667 to 8,667 shares: (ii) the Company granted to the Company’s Chief Executive Officer (A) five-year options to purchase up to 6,400 ordinary shares at an exercise price of $26.00 per share. One quarter of such options vested on November 26, 2020, one quarter vest on May 26, 2021, one quarter vest on November 26, 2021 and one quarter vest on May 26, 2022, and (B) 3,200 performance-based restricted stock units, each representing the right to receive one share of common stock, which vest (x) upon the Company generating revenue of at least $50,000 in the Russian Federation during the year ended 2020, or (y) upon the Company generating revenue of at least $500,000 in the Russian Federation during the year ending 2021; (iii) the Company granted five-year options to purchase up to 5,200 ordinary shares to the Company’s Chief Financial Officer at an exercise price of $26.00 per share. One quarter of such options vested on November 26, 2020, one quarter vest on May 26, 2021, one quarter vest on November 26, 2021 and one quarter vest on May 26, 2022; (iv) the Company granted five-year options to purchase up to 5,200 ordinary shares to the Company’s Chief Operating Officer and Chief Product Officer at an exercise price of $26.00 per share. One quarter of such options vested on November 26, 2020, one quarter vest on May 26, 2021, one quarter vest on November 26, 2021 and one quarter vest on May 26, 2022; (v) the Company granted five-year options to purchase up to 13,036 ordinary shares to other employees of the Company at an exercise price of $26.00 per share. One quarter of such options vested on November 26, 2020, one quarter vest on May 26, 2021, one quarter vest on November 26, 2021 and one quarter vest on May 26, 2022; and (vi) the Company granted five-year options to purchase up to 1,200 ordinary shares to each of the Company’s non-employee Board members at an exercise price of $26.00 per share. These options vested on November 26, 2020.

On December 30, 2021, our stockholders approved an increase in the shares available for issuance under the 2017 Equity Incentive Plan from 58,000 shares to 230,800 shares.

F-23

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 11 -	STOCK BASED COMPENSATION (Cont.)

The total stock option compensation expense in the year ended December 31, 2021 amounted to $252 as follows: Research and development expenses amounted to $94, sales and marketing expenses amounted to $97 and general and administrative expenses amounted to $61.

The total stock option compensation expense in the year ended December 31, 2020 amounted to $560 as follows: research and development expenses amounted to $190, sales and marketing expenses amounted to $117 and general and administrative expenses amounted to $253.

As of December 31, 2021, there was a total of $62 unrecognized compensation cost relating to non-vested share-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 0.65 years.

Share option activity during 2021 is as follows:

	2021
	Number of options	Weighted average exercise price US$
Outstanding at January 1	39,094	$26.00
Granted	3,900	31.25
Exercised	(752)
Expired	(6,500)
Outstanding at year end	35,742	26.50
Vested at year end	27,063	26.00

Share option activity during 2020 is as follows:

	2020
	Number of options	Weighted average Exercise price US$
Outstanding at January 1	6,556	$346.75
Granted	34,480	26.00
Exercised	-
Expired	(1,942)
Outstanding at year end	39,094	26.00
Vested at year end	15,937	26.00

F-24

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 12 -	CONTINGENCIES AND COMMITMENTS

a.

On August 7, 2018, the Company commenced an action against North Empire LLC (“North Empire”) in the Supreme Court of the State of New York, County of New York for breach of a Securities Purchase Agreement (the “Agreement”) in which it is seeking damages in an amount to be determined at trial, but in no event less than $616,000. On August 2, 2018, North Empire filed a Summons with Notice against the Company, also in the same Court, in which they allege damages in an amount of $11.4 million arising from an alleged breach of the Agreement. On September 6, 2018 North Empire filed a Notice of Discontinuance of the action it had filed on August 2, 2018. On September 27, 2018, North Empire filed an answer and asserted counterclaims in the action commenced by the Company against them, alleging that the Company failed to deliver stock certificates to North Empire causing damage to North Empire in the amount of $10,958,589. North Empire also filed a third-party complaint against the Company’s CEO and now former Chairman of the Board asserting similar claims against them in their individual capacities. On October 17, 2018, the Company filed a reply to North Empire’s counterclaims. On November 15, 2018, the Company’s CEO and now former Chairman of the Board filed a motion to dismiss North Empire’s third-party complaint. On January 6, 2020, the Court granted the motion and dismissed the third-party complaint. Discovery has been completed and both parties have filed motions for summary judgment in connection with the claims and counterclaims. On December 30, 2021, the Court denied both My Size and North Empire’s motions for summary judgment, arguing there were factual issues to be determined at trial. On January 26, 2022, the Company filed a notice of appeal of the summary judgment decision. The appeal must be fully perfected and filed by July 26, 2022. On February 3, 2022, the Company filed a motion to reargue the Court’s decision denying the Company’s motion for summary judgment. North Empire will file its opposition papers on or before March 31, 2022, and the Company will file reply papers on April 29, 2022. The return date on the motion to reargue is scheduled for May 2, 2022.

The Company believes it is more likely than not that the counterclaims will be denied.

b.

In May 2021, the Company received notice from Custodian Ventures, LLC (“Custodian”) of its intention to nominate four candidates to stand for election to our Board of Directors at the Company’s 2021 annual meeting of stockholders. Custodian subsequently made a book and records request and has made public statements calling for changes to our management.

On September 22, 2021, Custodian commenced an action in the Court of Chancery of the State of Delaware captioned, Custodian Ventures, LLC v. MySize, Inc. (the “Delaware Action”). In the Delaware Action, Custodian sought an order from the Court of Chancery pursuant to Section 211 of the General Corporation Law of the State of Delaware compelling us to hold an annual meeting.

On October 19, 2021, the Company commenced an action in the United States District Court for the Southern District of New York against Custodian, Activist Investing LLC, Milton C. Ault III, Ault Alpha LP, Ault Alpha GP LLC, Ault Capital Management LLC, Ault & Company Inc., David Aboudi, Patrick Loney and David Nathan, pursuant to Sections 13(d) and 14(a) of the Securities Exchange Act of 1934, and certain rules promulgated thereunder (the “SDNY Action”). The complaint sought, among other things, declaratory and injunctive relief related to defendants’ efforts to nominate a slate of directors for election at our next annual meeting. The complaint alleged that the defendants formed an undisclosed “group” for purposes of Section 13(d) and has misrepresented its true purpose in purchasing My Size, Inc. stock in filings made with the SEC. In addition, the complaint alleged that the defendants engaged in an unlawful solicitation of investors in violation of the Exchange Act proxy rules in connection with their efforts to elect a slate of directors to the Company’s Board of Directors. On October 20, 2021, the Court signed an order granting a hearing on an anticipated motion for a preliminary injunction and expedited scheduling and discovery in aid thereof, and scheduled that hearing for December 2, 2021.

On November 4, 2021, the Company entered into the Settlement Agreement with the Lazar Parties. Pursuant to the Settlement Agreement, the Company and the Lazar Parties agreed to compromise and settle the Delaware Action and SDNY Action. In addition, pursuant to the Settlement Agreement, the Company agreed to reimburse Custodian for out of pocket expenses and in consideration for the dismissal and release of claims against the Company an aggregate amount equal to $275, to be paid within three business days of the effective date of the Settlement Agreement. With respect to the Company’s 2021 annual meeting of stockholders, Custodian agreed to, among other things, withdraw or rescind (i) its May 12, 2021 notice of stockholder nominations of four director candidates with respect to the Company’s 2021 annual meeting of stockholders, (ii) the notice dated October 28, 2021 submitted by Custodian to the Company notifying the Company of Custodian’s continued intent to bring its nomination of four director candidates before the Company’s stockholders at the 2021 annual meeting, and (iii) any and all related materials and notices submitted to the Company in connection therewith or related thereto and to not take any further action in connection with the solicitation of any proxies in connection with the Company. Custodian also agreed to cease any and all solicitation and other activities in connection with the 2021 annual meeting. In addition, Custodian agreed to certain customary standstill provisions for a period of five years beginning on the effective date of the Agreement (the “Standstill Period”). The Settlement Agreement also provides that during the Standstill Period, the Lazar Parties will vote all shares of common stock of the Company it beneficially owns in in accordance with any proposal or recommendation made by the Company or the Board of Directors of the Company that is submitted to the stockholders of the Company, unless to do so would violate applicable law and except with respect to certain extraordinary transactions. The Settlement Agreement also contains non-disparagement and confidentiality provisions, subject to certain exceptions.

On December 9, 2021, the Company subsequently entered into a Settlement Agreement (the “Ault Settlement Agreement”), with Milton C. Ault III, Ault Alpha LP, Ault Alpha GP LLC, Ault Capital Management LLC, Ault & Company Inc., collectively the Ault Parties, which we agreed to withdraw the SDNY Action against the Ault Parties and the Ault Parties agreed to withdraw the counterclaim that they asserted in that action against the Company. In addition, pursuant to the Settlement Agreement, the Company paid $70 to the Ault Parties in consideration for the releases and other good and valuable consideration as set forth in the Ault Settlement Agreement.

c.

On July 5, 2021, the Company was served with a legal complaint filed by Fidelity Venture Capital Ltd. and Dror Atzmon in the Magistrate’s Court in Tel Aviv for a monetary award in an amount of NIS 1,436,679 (approximately $450,000) and a declaratory relief. The plaintiffs allege that the Company breached its contractual obligations to pay them for services allegedly rendered to the Company by the plaintiffs under a certain consulting agreement dated July 2, 2014, in an amount of NIS 819,000 (approximately $256,000). Additionally, the plaintiffs allege that the Company should compensate them for losses allegedly incurred by them following their investment in the Company’s shares issued under a certain private offering. In the alternative, the plaintiffs move that the court will declare the investment agreement void with full restitution of plaintiffs’ original investment in an amount of NIS 1,329,650 (approximately $415,000). The Company filed its statement of defense on October 25, 2021. The first preliminary court hearing of the case is scheduled for January 23, 2022.

The first court preliminary hearing was held on March 1, 2022.

Following the first preliminary hearing and the Court’s comments and recommendation, the Plaintiffs filed a motion to strike out the claim without prejudice.

On March 8, 2022 the Court ordered dismissal without prejudice of the claim.

F-25

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 13 -	SALES AND MARKETING

	Year ended
	December 31,
	2021	2020

Salaries	574	549
Consultants and subcontractors	1,086	823
Marketing	283	450
Share based payments for consultants and employees	180	163
Travel	42	23
Other	171	188

	2,336	2,196

NOTE 14 -	GENERAL AND ADMINISTRATIVE EXPENSES

	Year ended
	December 31,
	2021	2020
Salaries	461	443
Professional services	1,832	627
Share based payments for consultants, directors and employees	98	276
Rent, office expenses and communication	372	323
Insurance	627	507
Settlement fees (*)	345	-
Travel	-	6
Directors	59	48
Other	330	337

	4,124	2,567

(*)	See note 12(b)

F-26

MY SIZE, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data)

NOTE 15 -	FINANCIAL INCOME (EXPENSE), NET

	Year ended
A. Financial income	December 31,
	2021	2020

Revaluation of derivative	7	-
Revaluation investment in marketable securities	49	33
Other	10	28

	66	61

	Year ended
B. Financial expense	December 31,
	2021	2020

Exchange rate differences	-	65
Other	9	7

	9	72

NOTE 16 -	EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE

a.

On February 7, 2022, the Company entered into Share Purchase Agreement (the “Agreement”), with Amar Guy Shalom and Elad Bretfeld (the “Sellers”), pursuant to which the Sellers agreed to sell to the Company all of the issued and outstanding equity of Orgad International Marketing Ltd., a company incorporated under the laws of the State of Israel (“Orgad”). The Sellers are the sole title and beneficial owners of 100% of the shares of Orgad. In consideration of the shares of Orgad, the Sellers are entitled to receive (i) up to $1,000,000 in cash (the “Cash Consideration”), (ii) an aggregate of 111,602 shares (the “Equity Consideration”) of the Company’s common stock, and (iii) earn-out payments of 10% of the operating profit of Orgad for the years 2022 and 2023. The transaction closed on the same day.

The Cash Consideration is payable to the Sellers in three installments, according to the following payment schedule: (i) $300,000 at closing, (ii) $350,000 payable on the two-year anniversary of the closing, and (iii) $350,000 payable on the three-year anniversary of the closing; provided that in the case of the second and third installments certain revenue targets are met and subject further to certain downward post-closing adjustment.

The Equity Consideration is payable to the Sellers according to the following payment schedule: (i) 50% at closing, and (ii) the remaining 50% will be issued in eight equal quarterly installments until the lapse of two years from closing, subject to certain downward post-closing adjustment.

The payment of the second and third cash installments, the equity installments and the earn out are further subject in each case to the Sellers being actively engaged with Orgad at the date such payment is due (except if Seller resigns due to reasons relating to material reduction of salary or adverse change in his position with Orgad or its affiliates).

The Agreement contains customary representations, warranties and indemnification provisions. In addition, the Sellers will be subject to non-competition and non-solicitation provisions pursuant to which they agree not to engage in competitive activities with respect to the Company’s business.

In connection with the Agreement, each of the Sellers entered into employment agreements with Orgad and six-month lock-up agreements with the Company.

The required information for purchase price allocation in accordance with the FASB ASC Topic 805 is not presented because the initial accounting for the business combination is incomplete as of the date of these financial statements due to the short period since acquisition and since the acquiree accounting records were not finalized.

b.

On December 7, 2022, the Company’s board of directors approved a 1-for-25 reverse stock split of the Company’s issued and outstanding shares of common stock. The reverse stock split became effective on December 8, 2022. As a result, all shares of common stock, options for shares of common stock, exercise price and net loss per share amounts were adjusted retroactively for all periods presented in these financial statements.

F-27

MY SIZE, INC. AND ITS SUBSIDIARIES

Condensed Consolidated Interim Financial Statements as of September 30, 2022 (Unaudited)

F-28

MY SIZE, INC. AND ITS SUBSIDIARIES

Condensed Consolidated Interim Balance Sheets (Unaudited)

U.S. dollars in thousands (except share data and per share data)

	September 30,	December 31,
	2022	2021
	(Unaudited)	(Audited)

Assets
Current Assets:
Cash and cash equivalents	4,360	10,670
Restricted cash	262	273
Inventory, net	1,059	-
Account receivables	386	40
Other receivables and prepaid expenses	651	579
Total current assets	6,718	11,562

Long term deposit	28	-
Property and equipment, net	144	112
Right-of-use asset	659	776
Intangible asset	294	-
Goodwill	268	-
Investment in marketable securities	80	108
Total non-current assets	1,473	996

Total assets	8,191	12,558

Liabilities and stockholders’ equity

Current liabilities:
Account payables	596	453
Right of use liability	177	138
Bank overdraft and short-term loans	195	-
Trade payables	749	635
Other payables	390	-
Derivatives	28	2
Total current liabilities	2,135	1,228

Long term loans	86	-
Deferred tax liabilities	68	-
Long term right of use liability	368	473
Total non-current liabilities	522	473

Total liabilities	2,657	1,701

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity:
Stock Capital -
Common stock of $0.001 par value - Authorized: 250,000,000 shares; Issued and outstanding: 1,029,054 and 959,300 as of September 30, 2022 and December 31, 2021, respectively *	1	1
Additional paid-in capital *	57,238	56,453
Accumulated other comprehensive loss	(584)	(406)
Accumulated deficit	(51,121)	(45,191)
Total stockholders’ equity	5,534	10,857
Total liabilities and stockholders’ equity	8,191	12,558

(*)	Prior period results have been retroactively adjusted to reflect the 1-for-25 reverse stock split of the issued and outstanding shares of common stock that was made on December 8, 2022. See notes 9b.

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

F-29

MY SIZE, INC. AND ITS SUBSIDIARIES

Condensed Consolidated Interim Statements of Comprehensive Loss (Unaudited)

U.S. dollars in thousands (except share data and per share data)

	Nine-Months Ended September 30,		Three-Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	1,931	88	726	31
Cost of revenues	(1,607)	-	(877)	-
Gross profit	324	88	(151)	31

Operating expenses
Research and development	(1,152)	(3,842)	(350)	(462)
Sales and marketing	(2,526)	(1,798)	(672)	(521)
General and administrative	(2,378)	(2,303)	(802)	(1,074)

Total operating expenses	(6,056)	(7,943)	(1,824)	(2,057)
Operating loss	(5,732)	(7,855)	(1,975)	(2,026)
Financial income (expenses), net	(198)	50	(51)	18
Net loss	(5,930)	(7,805)	(2,026)	(2,008)

Other comprehensive income (loss):

Foreign currency translation differences	(178)	(8)	(300)	8

Total comprehensive loss	(6,108)	(7,813)	(2,326)	(2,000)

Basic and diluted loss per share *	(5.75)	(15.50)	(2.00)	(3.25)
Basic and diluted weighted average number of shares outstanding *	1,012,010	501,841	1,025,564	601,768

(*)	Prior period results have been retroactively adjusted to reflect the 1:25 reverse stock split of the issued and outstanding shares of common stock that was made on December 8, 2022. See notes 9b.

The accompanying notes are an integral part of the interim condensed consolidated financial statements

F-30

MY SIZE, INC. AND ITS SUBSIDIARIES

Condensed Consolidated Interim Statements of Changes in Stockholders’ Equity (Unaudited)

U.S. dollars in thousands (except share data and per share data)

	Common stock			Additional paid-in	Accumulated other comprehensive	Accumulated	Total stockholders’
	Number***	Amount***		capital***	loss	deficit	equity

Balance as of January 1, 2022	959,302	1		56,453	(406)	(45,191)	10,857
Stock-based compensation related to options granted to employees and consultants	-	-		327	-	-	327
Issuance of shares in Business Combination (**)	69,752	(*	)	458	-	-	458
Total comprehensive loss	-	-		-	(178)	(5,930)	(6,108)
Balance as of September 30, 2022	1,029,054	1		57,238	(584)	(51,121)	5,534

(*)	Represents an amount less than $1

(**)	See note 6 a.

(***)	Prior period results have been retroactively adjusted to reflect the 1:25 reverse stock split of the issued and outstanding shares of common stock that was made on December 8, 2022. See notes 9b.

	Common stock			Additional paid-in	Accumulated other comprehensive	Accumulated	Total stockholders’
	Number***	Amount***		capital***	loss	deficit	equity

Balance as of January 1, 2021	289,315	(*	)	37,171	(424)	(34,671)	2,076
Stock-based compensation related to options granted to employees and consultants	-	-		350	-	-	350
Exercise of options granted to employees (*)	179	(*	)	-	-	-	-
Restricted shares issued to shareholder	100,000	(*	)	2,618	-	-	2,618
Issuance of shares, net of issuance cost of $768	183,220	(1)		5,034	-	-	5,035
Exercise of warrants	30,072	(*	)	822	-	-	822
Total comprehensive loss	-	-		-	(8)	(7,805)	(7,813)
Balance as of September 30, 2021	602,786	1		45,995	(432)	(42,476)	3,088

(*)	Represents an amount less than $1

(***)	Prior period results have been retroactively adjusted to reflect the 1:25 reverse stock split of the issued and outstanding shares of common stock that was made on December 8, 2022. See notes 9b.

	Common stock			Additional paid-in	Accumulated other comprehensive	Accumulated	Total stockholders’
	Number***	Amount***		capital***	loss	deficit	equity

Balance as of July 1, 2022	1,022,077	1		57,073	(284)	(49,095)	7,695
Stock-based compensation related to options granted to employees and consultants	-	-		165	-	-	165
Issuance of shares in Business Combination (*)	6,977	(**	)	-	-	-	-
Total comprehensive loss	-	-		-	(300)	(2,026)	(2,326)
Balance as of September 30, 2022	1,029,054	1		57,238	(584)	(51,121)	5,534

(*)	See note 6 a.
(**)	Represents an amount less than $1
(***)	Prior period results have been retroactively adjusted to reflect the 1:25 reverse stock split of the issued and outstanding shares of common stock that was made on December 8, 2022. See notes 9b.

	Common stock		Additional paid-in	Accumulated other comprehensive	Accumulated	Total stockholders’
	Number***	Amount***	capital***	loss	deficit	equity

Balance as of July 1, 2021	601,534	1	45,852	(440)	(40,468)	4,945
Stock-based compensation related to options granted to employees and consultants	-	-	118	-	-	118
Exercise of options granted to employees *	179	*	-	-	-	-
Exercise of warrants	1,073	*	25	-	-	25
Total comprehensive loss	-	-	-	8	(2,008)	(2,000)
Balance as of September 30, 2021	602,786	1	45,995	(432)	(42,476)	3,088

(*)	Represents an amount less than $1

(***)	Prior period results have been retroactively adjusted to reflect the 1:25 reverse stock split of the issued and outstanding shares of common stock that was made on December 8, 2022. See notes 9b.

The accompanying notes are an integral part of the interim condensed consolidated financial statements

F-31

MY SIZE, INC. AND ITS SUBSIDIARIES

Condensed Consolidated Interim Statements of Cash Flows (Unaudited)

U.S. dollars in thousands

	Nine-Months Ended September 30,
	2022	2021
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	(5,930)	(7,805)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	116	31
Noncash lease expenses	30	32
Revaluation of derivatives	26	(1)
Revaluation of investment in marketable securities	28	(46)
Expenses arising from restricted shares issued to compensate waiver by a shareholder	-	2,618
Financing expenses	32	-
Stock based compensation	327	350
(Increase) in account receivables	(281)	(9)
Decrease in other receivables and prepaid expenses	140	359
(Increase) in inventory	(288)	-
Increase in other payables	390	-
(Decrease) in deferred tax liabilities	(19)	-
(Decrease) Increase in trade payables	(503)	176
Increase in account payables	74	311

Net cash used in operating activities	(5,858)	(3,984)

Cash flows from investing activities:
Acquisition of a subsidiary, net of cash acquired	(300)	-
Change in restricted deposits	-	184
Purchase of property and equipment	(27)	(12)

Net cash provided by (used in) investing activities	(327)	172

Cash flows from financing activities:
Proceeds from issuance of shares, net of issuance costs	-	5,035
Short term loans	18	-
Repayment of short-term loans	(15)	-
Repayment of long-term loans	(42)
Proceeds from Exercise of warrants	-	822

Net cash provided by (used in) financing activities	(39)	5,857

Effect of exchange rate fluctuations on cash and cash equivalents	(97)	(10)

Increase (decrease) in cash, cash equivalents and restricted cash (*)	(6,321)	2,035
Cash, cash equivalents and restricted cash at the beginning of the period	10,943	1,774

Cash, cash equivalents and restricted cash at the end of the period	4,622	3,809

Non cash activities:
Shares issued in Acquisition of a subsidiary	457	-
Restricted shares issued to shareholder	-	2,618

(*)	$6,310 relates to change in cash and cash equivalents and $11 to change in restricted cash.

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

F-32

MY SIZE, INC. AND ITS SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

U.S. dollars in thousands (except share data and per share data)

Note 1 - General

a.

My Size, Inc. is developing unique measurement technologies based on algorithms with applications in a variety of areas, from the apparel e-commerce market to the courier services market and to the Do It Yourself smartphone and tablet apps market. The technology is driven by proprietary algorithms which are able to calculate and record measurements in a variety of novel ways.

Following the acquisition of Orgad International Marketing Ltd. (“Orgad”) in February 2022 (see note 6), the Company also operates an omnichannel e-commerce platform.

The Company has five subsidiaries, My Size Israel 2014 Ltd (“My Size Israel”), Topspin Medical (Israel) Ltd., and Orgad all of which are incorporated in Israel, and My Size LLC which was incorporated in the Russian Federation and Naiz Bespoke Technologies, S.L., a limited liability company incorporated under the laws of Spain (see note 9). References to the Company include the subsidiaries unless the context indicates otherwise.

b.

During the nine-month period ended September 30, 2022, the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit of $51,121. The Company has financed its operations mainly through fundraising from various investors.

The Company’s management expects that the Company will continue to generate losses and negative cash flows from operations for the foreseeable future. Based on the projected cash flows and cash balances as of September 30, 2022, management is of the opinion that its existing cash will be sufficient to fund operations for a period less than 12 months. As a result, there is substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans include the continued commercialization of the Company’s products and securing sufficient financing through the sale of additional equity securities, debt or capital inflows from strategic partnerships. Additional funds may not be available when the Company needs them, on terms that are acceptable to it, or at all. If the Company is unsuccessful in commercializing its products and securing sufficient financing, it may need to cease operations.

The financial statements include no adjustments for measurement or presentation of assets and liabilities, which may be required should the Company fail to operate as a going concern.

c.	In late 2019, a novel strain of COVID-19, also known as coronavirus, was reported in Wuhan, China. While initially the outbreak was largely concentrated in China, it spread globally. Many countries around the world, including Israel, have from time to time implemented significant governmental measures to control the spread of the virus, including temporary closure of businesses, severe restrictions on travel and the movement of people, and other material limitations on the conduct of business. While the COVID-19 pandemic did not materially adversely affect the Company’s consolidated financial results and operations during the three and nine months ended September 30, 2022, the COVID-19 pandemic affected the Company’s operations in 2020 and 2021. The pandemic may continue to have an impact on the Company’s business, operations, and financial results and conditions, directly and indirectly, including, without limitation, impacts on the health of the Company’s management and employees, its operations, marketing and sales activities, and on the overall economy. The extent to which COVID-19 impacts the Company’s operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain COVID-19 or treat its impact.

Note 2 - Significant Accounting Policies

a.	Unaudited condensed consolidated financial statements:

The accompanying unaudited condensed consolidated interim financial statements included herein have been prepared by the Company in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”). The unaudited condensed consolidated financial statements are comprised of the financial statements of the Company. In management’s opinion, the interim financial data presented includes all adjustments necessary for a fair presentation. All intercompany accounts and transactions have been eliminated. Certain information required by U.S. generally accepted accounting principles (“GAAP”) has been condensed or omitted in accordance with rules and regulations of the SEC. Operating results for the nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for any future period or for the year ending December 31, 2022.

These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2021.

F-33

MY SIZE, INC. AND ITS SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

U.S. dollars in thousands (except share data and per share data)

Note 2 - Significant Accounting Policies (cont.)

b.	Significant Accounting Policies:

The significant accounting policies followed in the preparation of these unaudited interim condensed consolidated financial statements are identical to those applied in the preparation of the latest annual financial statements, except the following new policies which were adopted following the business combination (see note 6):

1.	Inventories

Inventories are measured at the lower of cost or net realizable value. The cost of inventories comprises of the costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business. At the point of the loss recognition, a new, lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

2.	Revenue Recognition

Since the acquisition of Orgad (see note 6 - Business combination), the Company’s revenues are comprised of two main categories: (1) selling products to customers, and (2) licensing cloud-enabled software subscriptions, associated software maintenance and support.

Revenue from sale of products

Revenue from sale of products is recognized at the time the related performance obligation is satisfied by transferring a promised good to a customer. Revenue is recognized net of allowances for refunds and any taxes collected from customers, which are subsequently remitted to governmental authorities. Refunds are estimated at contract inception and updated at the end of each reporting period if additional information becomes available. Revenue is recognized when control of the product is transferred to the customer.

The Company maintains a returns policy that allows its customers to return product within a specified period of time. The estimate of the provision for returns is based upon historical experience with actual returns.

Revenue from licensing

The Company recognizes revenue in accordance with ASC Topic 606, Revenues from Contracts with Customers (“ASC 606”). A contract with a customer exists only when: the parties to the contract have approved it and are committed to perform their respective obligations, the Company can identify each party’s rights regarding the distinct goods or services to be transferred (“performance obligations”), the Company can determine the transaction price for the goods or services to be transferred, the contract has commercial substance and it is probable that the Company will collect the consideration to which it will be entitled in exchange for the goods or services that will be transferred to the customer.

F-34

MY SIZE, INC. AND ITS SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

U.S. dollars in thousands (except share data and per share data)

Note 2 - Significant Accounting Policies (cont.)

Principal versus Agent Considerations

The Company follows the guidance provided in ASC 606 for determining whether it is a principal or an agent in arrangements with customers, by assessing whether the nature of the Company’s promise is a performance obligation to provide the specified goods (principal) or to arrange for those goods to be provided by the other party (agent). With regard to products being sold by Orgad through Amazon, this determination involves judgment. The Company determined it is a principal, as it has determined that it controls the promised product before it is transferred to the end customers, it is primarily responsible for fulfilling the promise to provide the goods, and it has discretion in establishing prices. Therefore, the revenues are recorded on a gross basis.

3.	Business combinations

The Company applies the provisions of ASC 805, “Business Combination” and allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, the Company estimated the future expected cash flows from acquired platform from a market participant perspective, useful lives and discount rates. In addition, management makes significant estimates and assumptions, which are uncertain, but believed to be reasonable.

Significant estimates in valuing certain intangible assets include but are not limited to future expected cash flows from acquired platforms from a market participant perspective, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Acquisition-related costs are recognized separately from the acquisition and are expensed as incurred.

4.	Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. Under ASC 350, “Intangible - Goodwill and Other”, goodwill is not amortized, but rather is subject to an annual impairment test.

ASC 350 requires goodwill to be tested for impairment at the reporting unit level at least annually, the fourth quarter, or between annual tests in certain circumstances, and written down when impaired. Goodwill is tested for impairment by comparing the fair value of the reporting unit with it carrying value.

ASC 350 allows an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. If the qualitative assessment does not result in a more likely than not indication of impairment, no further impairment testing is required. If it does result in a more likely than not indication of impairment, the two-step impairment test is performed. Goodwill is not deductible for income tax purposes. Goodwill is allocated to the fashion and equipment e-commerce platform segment.

Alternatively, ASC 350 permits an entity to bypass the qualitative assessment for any reporting unit and proceed directly to performing the first step of the goodwill impairment test. There were no impairment charges to goodwill during the period presented.

F-35

MY SIZE, INC. AND ITS SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

U.S. dollars in thousands (except share data and per share data)

Note 2 - Significant Accounting Policies (cont.)

5.	Intangible assets

Intangible assets consist of identifiable intangible assets that the Company has acquired from previous business combinations. Intangible assets are recorded at costs, net of accumulated amortization. The Company amortizes its intangible assets reflecting the pattern in which the economic benefits of the intangible assets are consumed. When a pattern cannot be reliably determined, the Company uses a straight-line amortization method.

The estimated useful lives of the company’s intangible assets are as follows:

years
Selling Platform	3

Each period the Company evaluates the estimated remaining useful lives of its intangible assets and whether events or changes in circumstances warrant a revision to the remaining period of amortization

c.	Use of estimates:

The preparation of consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates.

F-36

MY SIZE, INC. AND ITS SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

U.S. dollars in thousands (except share data and per share data)

Note 3 - Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, other receivables, trade payables and accounts payable approximate their fair value due to the short-term maturities of such instruments.

The Company holds share certificates in iMine Corporation (“iMine”) formerly known as Diamante Minerals, Inc., a publicly traded company on the OTCQB.

Due to sales restrictions on the sale of the iMine shares, the fair value of the shares was measured on the basis of the quoted market price for an otherwise identical unrestricted equity instrument of the same issuer that trades in a public market, adjusted to reflect the effect of the sales restrictions and is therefore, ranked as Level 2 assets.

	September 30, 2022
	Fair value hierarchy
	Level 1	Level 2	Level 3
Financial assets

Investment in marketable securities (*)	-	80	-

	September 30, 2022
	Fair value hierarchy
	Level 1	Level 2	Level 3
Financial liabilities

Derivatives	-	28	-

F-37

MY SIZE, INC. AND ITS SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

U.S. dollars in thousands (except share data and per share data)

Note 3 - Financial Instruments (Cont.)

	December 31, 2021
	Fair value hierarchy
	Level 1	Level 2	Level 3
Financial assets

Investment in marketable securities (*)	-	108	-

(*)	For the nine and three-month periods ended September 30, 2022 and 2021, the recognized gain (loss) (based on quoted market prices with a discount due to security restrictions on iMine shares) of the marketable securities was ($28) and $(17), and $46 and $24 respectively.

	December 31, 2021
	Fair value hierarchy
	Level 1	Level 2	Level 3
Financial liabilities

Derivatives	-	2	-

Note 4 - Stock Based Compensation

The stock-based expense equity awards recognized in the financial statements for services received is related to Cost of Revenues, Research and Development, Sales and Marketing and General and Administrative expenses as shown in the following table:

	Nine months ended September 30,		Three months ended September 30,
	2022	2021	2022	2021

Stock-based compensation expense – Cost of revenues	67	-	39	-
Stock-based compensation expense - Research and development	22	103	4	33
Stock-based compensation expense - Sales and marketing	115	164	57	71
Stock-based compensation expense - General and administrative	123	83	65	14

	327	350	165	118

Options issued to consultants:

In July 2019, the Company entered into a three-year agreement with a consultant (“Consultant14”) to provide services to the Company including assisting the Company to promote, market and sell the Company’s technology to potential customers. Pursuant to such agreement and in partial consideration for such consulting services, the Company agreed to issue to Consultant14 options to purchase up to 107 shares of the Company’s common stock upon execution of the agreement. The options are exercisable at $375.00 per share and shall vest in 3 equal instalments every twelve months starting July 2019. Unexercised options shall expire 4 years from the effective date.

F-38

MY SIZE, INC. AND ITS SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

U.S. dollars in thousands (except share data and per share data)

Note 4 - Stock Based Compensation (Cont.)

In addition, the Company agreed to issue to Consultant14 options to purchase up to 889 shares of the Company’s common stock upon execution of the agreement. The options are exercisable at $27.00 per share and shall vest in 4 equal instalments every six months starting September 2020. Unexercised options shall expire 5 years from the effective date.

During the nine and three-month period ended September 30,2022 and 2021, an amount of $7 and $10, and none and $3 respectively, were recorded by the Company as stock-based equity awards with respect to Consultant 14.

Stock Option Plan for Employees:

In March 2017, the Company adopted the My Size, Inc. 2017 Equity Incentive Plan (the “2017 Employee Plan”) pursuant to which the Company’s Board of Directors may grant stock options to officers and key employees. The total number of options which may be granted to directors, officers, employees under this plan, is limited to 230,800 options. Stock options can be granted with an exercise price equal to or less than the stock’s fair market value at the date of grant.

On May 25, 2020, the compensation committee of the Board of Directors of the Company reduced the exercise price of outstanding options of employees and directors of the Company for the purchase of an aggregate of 5,610 shares of common stock of the Company (with exercise prices ranging between $453.75 and $228.75) to $26.00 per share, which was the closing price for the Company’s common stock on May 22, 2020, and extended the term of the foregoing options for an additional one year from the original date of expiration. The incremental compensation cost resulting from the repricing was $53, and the expenses during the nine-month period ended September 30, 2022 and 2021 were $2 and $1.

On August 10, 2020, the Company’s shareholders approved an increase in the shares available for issuance under the 2017 Employee Plan from 8,000 to 58,000 shares. As a result, and pursuant to approval of the Company’s compensation committee that was contingent on the foregoing shareholder approval, the number of shares available for issuance under the Company’s 2017 Consultant Incentive Plan was reduced from 18,667 to 8,667 shares. On December 30, 2021, the Company’s shareholders approved an increase in the shares available for issuance under the 2017 Equity Incentive Plan from 58,000 shares to 230,800 shares.

On September 29, 2022, the Compensation Committee of the Company approved grants of restricted share awards under the Company’s 2017 Equity Incentive Plan to Ronen Luzon (CEO), Or Kles (CFO), Billy Pardo (COO), Ilia Turchinsky (CTO) and Ezequiel Javier Brandwain (CCO), pursuant to which were issued 100,000 restricted shares, 24,000 restricted shares, 24,000 restricted shares, 16,000 restricted shares and 12,000 restricted shares, respectively. Each restricted share awarded under section 102 Capital Gain Restricted Stock Award Agreement (the “Agreement”). The restricted shares shall vest in three equal installments on January 1, 2023, January 1, 2024 and January 1, 2025 for Ronen Luzon, Or Kles, Billy Pardo and Ilia Turchinsky and on January 27, 2023, January 27, 2024 and January 27, 2025 for Ezequiel Javier Brandwain, conditioned upon continuous employment with the Company, and subject to accelerated vesting upon a change in control of the Company.

On the same day, the Company granted five-year options to purchase up to 10,000 ordinary shares to other employees of the Company at an exercise price of $5.25 per share. The options vest in over three years in three equal portions from the vesting commencement date.

The fair value of each option award is estimated on the date of grant using the Binomial option-pricing model that used the weighted average assumptions in the following table. The risk free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

2022 grants
Dividend yield	0%
Expected volatility	96.52%
Risk-free interest	4.06%
Contractual term of up to (years)	5
Suboptimal exercise multiple (NIS)	5

During the nine and three-month period ended September 30, 2022, the Company granted 186,000 restricted stock and stock options under the 2017 Employee Plan, no options were exercised and options to purchase 2,075 shares of common stock, expired.

The total stock option compensation expense during the nine and three-month period ended September 30, 2022 and 2021 which was recorded was $53 and $234, and $9 and $312, respectively.

F-39

MY SIZE, INC. AND ITS SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

U.S. dollars in thousands (except share data and per share data)

Note 5 - Contingencies and Commitments

a.

On August 7, 2018, the Company commenced an action against North Empire LLC (“North Empire”) in the Supreme Court of the State of New York, County of New York for breach of a Securities Purchase Agreement (the “Agreement”) in which it is seeking damages in an amount to be determined at trial, but in no event less than $616 thousands. On August 2, 2018, North Empire filed a Summons with Notice against the Company, also in the same Court, in which they allege damages in an amount of $11.4 million arising from an alleged breach of the Agreement. On September 6, 2018 North Empire filed a Notice of Discontinuance of the action it had filed on August 2, 2018. On September 27, 2018, North Empire filed an answer and asserted counterclaims in the action commenced by the Company against them, alleging that the Company failed to deliver stock certificates to North Empire causing damage to North Empire in the amount of $10,958,589. North Empire also filed a third-party complaint against the Company’s CEO and now former Chairman of the Board asserting similar claims against them in their individual capacities. On October 17, 2018, the Company filed a reply to North Empire’s counterclaims. On November 15, 2018, the Company’s CEO and now former Chairman of the Board filed a motion to dismiss North Empire’s third-party complaint. On January 6, 2020, the Court granted the motion and dismissed the third-party complaint. Discovery has been completed and both parties have filed motions for summary judgment in connection with the claims and counterclaims. On December 30, 2021, the Court denied both My Size and North Empire’s motions for summary judgment, arguing there were factual issues to be determined at trial. On January 26, 2022, the Company filed a notice of appeal of the summary judgment decision. The Company filed its appellant brief on or about October 26, 2022. On February 3, 2022, the Company filed a motion to reargue the Court’s decision denying the Company’s motion for summary judgment. On or about March 31, 2022, North Empire filed its opposition papers to the Company’s motion to reargue. On or about September 12, 2022 the Court issued its decision and order denying the Company’s motion to reargue. North Empire is due to file its opposing brief on or about December 7, 2022.

The Company believes it is more likely than not that the counterclaims will be denied.

b.	On July 5, 2021, the Company was served with a legal complaint filed by Fidelity Venture Capital Ltd. and Dror Atzmon in the Magistrate’s Court in Tel Aviv for a monetary award in an amount of NIS 1,436,679 (approximately $450) and a declaratory relief. The plaintiffs allege that the Company breached its contractual obligations to pay them for services allegedly rendered to the Company by the plaintiffs under a certain consulting agreement dated July 2, 2014, in an amount of NIS 819,000 (approximately $256). Additionally, the plaintiffs allege that the Company should compensate them for losses allegedly incurred by them following their investment in the Company’s shares issued under a certain private offering. In the alternative, the plaintiffs move that the court will declare the investment agreement void with full restitution of plaintiffs’ original investment in an amount of NIS 1,329,650 (approximately $415). The Company filed its statement of defense on October 25, 2021. The first court preliminary hearing was held on March 1, 2022. Following the first preliminary hearing and the Court’s comments and recommendation, the plaintiffs filed a motion to strike out the claim without prejudice. On March 8, 2022 the Court ordered dismissal without prejudice of the claim. The Court also ruled that to the extent the plaintiffs will not move within 7 days to revise their motion do dismiss their claim “with prejudice”, the Company will be entitled to request an order for costs. On April 11, 2022 the Court ordered the plaintiffs to pay the Company’s costs in the amount of NIS 15,000, within 30 days.

F-40

MY SIZE, INC. AND ITS SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

U.S. dollars in thousands (except share data and per share data)

Note 6 – Business Combination

Acquisition of Orgad

On February 7, 2022, the Company acquired 100% of the shares and voting interests in Orgad an omnichannel e-commerce platform. The acquisition was designed to create an additional revenue stream for the Company by becoming a direct e-commerce seller while leveraging the synergies between MySizeID and Orgad’s e-commerce platform.

The results of operations of Orgad have been included in the consolidated financial statements since the acquisition date of February 7, 2022. Orgad revenues included in the Company’s consolidated statement of operations from February 7, 2022 through September 30, 2022 were $1,797 and for the three-month period ended September 30, 2022 were $685. If the acquisition had occurred on January 1, 2021, management estimates that the consolidated pro forma revenues for the year would have been $2,768, and the net loss would have been $2,272.

(a)	Consideration transferred

The following table summarizes the acquisition date fair value of each major class of consideration:

USD
Thousands
Cash (*)	300
Issuance of shares of common stock (1,743,781 shares) (**)	457
Total consideration transferred	757

(*)	The cash payment is subject to working capital adjustments.

(**)	Quoted price as of the acquisition date

In addition, the Company agreed to pay to the former owners of Orgad, on the two-year and the three-year anniversary of the closing, $350,000 in each of these years provided that in the case of the second and third instalments certain revenue targets are met and subject further to certain downward post-closing adjustment. Furthermore, 69,752 shares of common stock will be issued in eight equal quarterly instalments until the lapse of two years from closing. Additional earn-out payments of 10% of the operating profit of Orgad for the years 2022 and 2023 will also be paid. All of these payments are subject to the former owners being actively engaged with Orgad at the date such payment is due, and therefore were not taken as part of the consideration for the business combination.

During the nine and three-month period ended September 30, 2022 an amount of $328 and $201 was recorded in respect of the cash instalments respectively, and $267 and $156 in respect of stocks issuance, respectively.

(b)	Identifiable assets acquired and liabilities assumed

Under the preliminary purchase price allocation, the Company allocated the purchase price to tangible and identified intangible assets acquired and liabilities assumed based on the preliminary estimates of their fair values, which were determined using generally accepted valuation techniques based on estimates and assumptions made by management at the time of the acquisition. Such estimates are subject to change during the measurement period which is not expected to exceed one year. The purchase price allocation was not finalized duo to examination of the net working capital of Orgad at the acquisition date. Any adjustments to the preliminary purchase price allocation identified during the measurement period will be recognized in the period in which the adjustments are determined.

F-41

MY SIZE, INC. AND ITS SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

U.S. dollars in thousands (except share data and per share data)

Note 6 – Business Combination (Cont.)

The following table summarizes the preliminary fair value of assets acquired and liabilities assumed as of the acquisition date:

Thousands USD
Cash and Cash Equivalent	0
Trade receivables	89
Other receivables	239
Inventory	864
Fixed assets	55
Long-term deposits	31
Selling platform (*)	378
Goodwill	268
Short-term credit	(181)
Trade payables	(660)
Other payables	(101)
Long-term loan	(138)
Deferred Taxes	(87)
Total net assets acquired	757

(*)	The estimated useful life of the selling platform is three years. During the nine and three-month period ended September 30,2022 an amount of $84 and $32 was recorded in respect of amortization expenses.

(c)	Acquisition-related costs

The Company incurred transaction costs of approximately $55 and none during the nine-month and three-month period ended September 30, 2022 which were included in general and administrative expenses in the consolidated statements of income (loss), (the total amount recorded during the first quarter of the year).

F-42

MY SIZE, INC. AND ITS SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

U.S. dollars in thousands (except share data and per share data)

Note 7 – Operating Segments

As a result of the business combination in the reporting period (see note 6), the Company has two reportable segments: (i) fashion and equipment e-commerce platform, and (ii) SaaS based innovative artificial intelligence driven measurement solutions. The fashion and equipment e-commerce platform which represent Orgad’s activity that was acquired by the Company, mainly operates on Amazon. The SaaS based innovative artificial intelligence driven measurement solutions, or SaaS Solutions operating segment consists of My Size Inc and My Size Israel.

Information related to the operations of the Company’s reportable operating segments is set forth below:

	Fashion and equipment e-commerce platform	SaaS Solutions	Total
For the nine months ended September 30, 2022
Revenue	1,797	134	1,931
Operating (loss) income	(215)	(5,517)	(5,732)

For the three months ended September 30, 2022
Revenue	685	41	726
Operating (loss) income	(286)	(1,689)	(1,975)

	Fashion and equipment e-commerce platform	SaaS Solutions
For September 30, 2022:
Assets	1,697	6,494

Note 8 – Significant events during the reporting period

1.	In July 2022, Amazon deactivated Orgad’s Amazon U.S. store as a result of complaints submitted due to an error in the listed manufacturer of certain products on Orgad’s store. Orgad resolved the complaints and the account was reinstated during September. During the deactivation period, Orgad generated revenues through other sales channels.
2.	In August 2022, the Company established a joint venture (“JV”) in Brazil with Santista Têxtil. The Company holds 51% and Santista Têxtil holds 49% of the JV. The purpose of the JV is to serve the Brazilian market according to the business plan that was set. Both parties agree to make an initial investment in the JV of 1 million BRL per the holding percentage. As of the reporting date, the JV is in process of establishing its operation.

Note 9 – Subsequent events

a.	On October 7, 2022, the Company entered into Share Purchase Agreement (the “Agreement”) with the five shareholders of Naiz Fit (the “Sellers”), pursuant to which the Sellers agreed to sell to the Company all of the issued and outstanding shares of Naiz Bespoke Technologies, S.L., a limited liability company incorporated under the laws of Spain (“Naiz”). The acquisition of Naiz was completed on October 11, 2022.

In consideration of the purchase of the shares of Naiz, the agreement provides that the Sellers are entitled to receive (i) an aggregate amount of 240,000 shares (the “Equity Consideration”) of the Company’s common stock (the “Shares”), representing in the aggregate, immediately prior to the issuance of such shares at the closing of the transaction, not more than 19.9% of the issued and outstanding Shares and (ii) up to US$2,050,000 in cash (the “Cash Consideration”).

The Company shall make an additional cash payment (the “Shortfall Value”) of $459,240 to the Sellers within 45 days of the Company’s receipt of Naiz’s 2025 audited financial statements; provided that certain revenue targets are met.

The Cash Consideration will be paid to the Sellers in five installments, according to the following payment schedule: (i) US$500,000 at closing, (ii) up to US$500,000 within 45 days of the Company’s receipt of Naiz’s 2022 audited financial statements, (iii) up to US$350,000 within 45 days of the Company’s receipt of Naiz’s unaudited financial statements for the six months ended June 30, 2023, (iv) up to US$350,000 within 45 days of the Company’s receipt of Naiz’s unaudited financial statements for the six months ended December 31, 2023, and (v) up to US$350,000 within 45 days of the Company’s receipt of Naiz’s 2024 audited financial statements; provided that in the case of the second, third, fourth and fifth installments certain revenue targets are met.

The payment of the second, third, fourth and fifth cash installments are further subject to the continuing employment or involvement of two of the shareholders which holds key position by or with Naiz at the date such payment is due (except if a Key Person is terminated from Naiz due to a Good Reason (as defined in the Agreement).

The required information for purchase price allocation in accordance with the FASB ASC Topic 805 is not fully presented because the initial accounting of the business combination not yet completed as of the date of the financial statements, due to the short period since acquisition and since the acquiree accounting records are not yet final.

b.	On December 7, 2022, the Company’s board of directors approved a 1-for-25 reverse stock split of the Company issued and outstanding shares of common stock. The reverse stock split became effective on December 8, 2022. As a result, all shares of common stock, options for shares of common stock, exercise price and net loss per share amounts were adjusted retroactively for all periods presented in these financial statements.

F-43

NAIZ BESPOKE TECHNOLOGIES, S.L.

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021

U.S. DOLLARS IN THOUSANDS

F-44

INDEPENDENT AUDITOR OPINION

For the shareholders of NAIZ BESPOKE TECHNOLOGIES, S.L.,

commissioned by the Board of Directors

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of Naiz Bespoke Technologies SL, which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Naiz Bespoke Technologies SL as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Naiz Bespoke Technologies SL and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Naiz Bespoke Technologies SL’s ability to continue as a going concern for 2021.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

F-45

In performing an audit in accordance with GAAS, we:

● Exercise professional judgment and maintain professional skepticism throughout the audit.

● Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

● Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Naiz Bespoke Technologies SL’s internal control. Accordingly, no such opinion is expressed.

● Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

● Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Naiz Bespoke Technologies SL’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Other Information

Reporting in accordance with the reporting requirements in section 720, The Auditor’s Responsibilities Relating to Other Information Included in Annual Reports (refer to illustration 1, “The Auditor Has Not Identified an Uncorrected Material Misstatement of the Other Information,” in the exhibit of section 720)

/s/ Eva María Lara Meco

Airen Auditores SLP.

Accounts Auditor, registered in the ROAD with no. S-2566

Eva María Lara Meco

Accounts Auditor, registered in the ROAC with no. 22083

December 27, 2022

Toledo, Spain

F-46

NAIZ BESPOKE TECHNOLOGIES, S.L.

BALANCE SHEETS

U.S. dollars in thousands (except share data)

		December 31,
	Note	2021	2020

Assets

Current assets:
Cash and cash equivalents		89	95
Accounts receivable	5	121	12
Other receivables and prepaid expenses		28	112

Total current assets		238	219

Intangible Assets	3	799	724
Property and equipment, net		2	4
Non-current financial assets		7	7
Deferred tax assets	8	106	100
		914	835

Total assets		1,152	1,054

Liabilities and shareholders’ equity

Current liabilities:
Liabilities to financial institutions	5	121	129
Other liabilities	6	134	-
Trade payables	6	83	37
Accounts payables		81	-

Total current liabilities		419	166

Liabilities to financial institutions	7	126	185
Other liabilities	6	82	123
Total non-current liabilities		208	308

Total Liabilities		627	474

Shareholders’ equity
Stock capital -
Common stock of $1 par value - Authorized: 15,153 shares; Issued and outstanding: 15,153		19	19
Additional paid-in capital		706	706
Accumulated other comprehensive loss		(210)	(73)
Accumulated deficit		10	(72)

Total shareholders’ equity		525	580
Total liabilities and shareholders’ equity		1,211	1,108

The accompanying notes are an integral part of the consolidated financial statements.

F-47

NAIZ BESPOKE TECHNOLOGIES, S.L.

STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share data and per share data)

	Year ended December 31,
	2021	2020

Revenues	248	103
Cost of revenues	(49)	(25)
Gross profit	199	78

Operating expenses
Research and development expenses, net of grants received	51	128
Sales and marketing expenses	(43)	(44)
General and administrative expenses	(141)	(206)

Total operating expenses	(133)	(122)

Operating Profit (loss)	66	(44)

Financial expenses, net	(8)	(12)

Income tax expense	24	28

Net Profit (loss)	82	(28)

Other comprehensive income (loss):

Translation to presentation currency	(137)	(73)

Total comprehensive loss	(55)	(101)

The accompanying notes are an integral part of the consolidated financial statements.

F-48

NAIZ BESPOKE TECHNOLOGIES, S.L.

Financial Statements of Changes in Stockholders’ Equity

U.S. dollars in thousands (except share data)

				Accumulated
			Additional	other		Total
	Common stock		paid-in	comprehensive	Accumulated	stockholders’
	Number	Amount	capital	loss	Deficit	equity

Balance as of December 31, 2020	15,153	19	706	(73)	(72)	580
Total comprehensive income (loss)				(137)	82	(55)
Balance as of December 31, 2021	15,153	19	706	(210)	10	525

The accompanying notes are an integral part of the consolidated financial statements.

F-49

NAIZ BESPOKE TECHNOLOGIES, S.L.

STATEMENT OF CASH FLOW

U.S. dollars in thousands

	Year ended	Year ended
	December 31,	December 31,
	2021	2020
Cash flows from operating activities:

Net loss	82	(28)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	(16)	-
increase in intangible assets	145	-
Others	(283)	98
(Increase) decrease in accounts receivable	(133)	-
Increase in other receivables and prepaid expenses	57	-
(Decrease) increase in trade payables	49	-
(Decrease) increase in accounts payables	99	-

Net cash used in operating activities	(20)	70

Cash flows from investing activities:

Net cash provided by investing activities	-

Cash flows from financing activities:

Proceeds from short-term loan	151	-

Net cash provided by financing activities	151	-

Effect of exchange rate fluctuations on cash and cash equivalents	(137)	20

Increase (Decrease) in cash and cash equivalents	(6)	90
Cash and cash equivalents and restricted cash at the beginning of the year	95	5

Cash and cash equivalents at the end of the year	89	95

F-50

NAIZ BESPOKE TECHNOLOGIES, S.L.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 -	GENERAL

a.	Naiz Bespoke Technologies SL (“the Company”) was incorporated in Bilbao on January 18, 2017 by a public deed granted. Its registered office is at Paseo Mikeletegi, 83, Donostia-San Sebastián, Gipuzkoa, Spain. The business of the company is the Internet and mobile application sale of services related to (i) the capture of anthropometric and personal body measurements, (ii) intermediation in the sale of fashion articles, accessories and similar offered by businesses in this sector, and (iii) the integration of the aforementioned services in the sales processes of these businesses.

b.	The Company prepared the annual accounts for 2021 under the going concern principle, having taken into consideration the current COVID-19 situation and uncertainty caused by the Ukraine-Russia War, as well as their possible effects on the economy in general and the Company in particular, there being no risk to the continuity of its business.

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are prepared according to United States Generally Accepted Accounting Principles (“U.S. GAAP”), applied on a consistent basis, as followed:

a.	Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company’s balance sheet includes tax credits of $165,000 and $154,000 for the periods ended December 31, 2021 and 2020 respectively, The realization of this asset is subject to the Company obtaining sufficient profits in the future to allow for tax compensation. However, the Company’s management estimates that the Company has the ability to materialize these assets in the near future following the financial forecasts for the coming years. This opinion is based on the Company’s business plan and is evident in the multiple increases in share capital with a share premium, which are a true reflection of the expected return from this project.

b.	Functional currency:

The presentation currency of the financial statements is the U.S. dollar. The currency of the primary economic environment in which the operations of the Company is conducted is EURO and thus it is the Company’s functional currency. The financial statements are translated as follows:

1.	Assets and liabilities at the end of each reporting period (including comparative data) are translated at the closing rate at the end of the reporting period.

2.	Income and expenses for each period included in profit or loss (including comparative data) are translated at average exchange rates for the relevant periods; however, if exchange rates fluctuate significantly, income and expenses are translated at the exchange rates at the date of the transactions.

3.	Stock capital, capital reserves and other changes in capital are translated at the exchange rate prevailing at the date of incurrence.

4.	Accumulated deficit is translated based on the opening balance translated at the exchange rate at that date and other relevant transactions during the year are translated as described in 2) and 3) above.

5.	All resulting translation adjustments are recognized as a separate component of accumulated other comprehensive loss in equity.

c.	Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less at the date acquired.

d.	Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%

Computer equipment	33

F-51

NAIZ BESPOKE TECHNOLOGIES, S.L.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

e.	Impairment of long-lived assets:

The Company’s property and equipment are reviewed for impairment in accordance with ASC 360, “Property Plant and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. During the periods ended December 31, 2021 and 2020, no impairment losses have been recorded.

f.	Capitalized Software Development Costs:

In accordance with ASC 350-40, the Company capitalizes certain software development costs incurred in connection with developing or projects or software when both the preliminary project stage is completed, and it is probable that the software will be used as intended and will be sold to customers, until the software is available for general release. Capitalized software costs include compensation and related benefits for employees who are directly associated with the software project.

Capitalized software costs are included in intangible assets on our balance sheet and amortized on a straight-line basis when placed into service over the estimated useful lives of the projects, which is typically five years. Amortization expense is included in cost of revenue on the statements of operations and totaled $26,000 and $26,000 for the years ended December 31, 2021 and 2020, respectively. The Company reviews the carrying value for impairment whenever facts and circumstances exist that would suggest that assets might be impaired or that the useful lives should be modified.

g.	Income taxes:

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of deferred tax assets will not be realized. The Company establishes a valuation allowance, if necessary, to reduce deferred tax assets to the amount more likely than not to be realized.

The Company implements a two-step approach to recognize and measure the benefit of its tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is greater than 50 percent (cumulative basis) likely to be realized upon settlement. The Company believes that its tax positions are all highly certain of being upheld upon examination.

F-52

NAIZ BESPOKE TECHNOLOGIES, S.L.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

h.	Fair value of financial instruments:

ASC 820, Fair Value Measurements and Disclosures, relating to fair value measurements, defines fair value and established a framework for measuring fair value. The ASC 820 fair value hierarchy distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price. In addition, the fair value of assets and liabilities should include consideration of non-performance risk, which for the liabilities described below includes the Company’s own credit risk.

As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 -	Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2 -	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 -	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The expected volatility of the share prices reflects the assumption that the historical volatility of the share prices is reasonably indicative of expected future trends.

i.	Basic and diluted net loss per share:

Basic net loss per share is computed based on the weighted average number of shares of common stock outstanding during each year. Diluted net income per share is computed based on the weighted average number of shares of common stock outstanding during each year plus dilutive potential equivalent common stock considered outstanding during the year, in accordance with ASC 260, “Earnings per Share”.

F-53

NAIZ BESPOKE TECHNOLOGIES, S.L.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

j.	Revenue from contracts with customers:

The Company implemented ASC 606, Revenue from Contract with Customers.

To recognize revenue under ASC 606, the Company applies the following five steps:

1.	Identify the contract with a customer. A contract with a customer exists when the Company enters into an enforceable contract with a customer and the Company determines that collection of substantially all consideration for the services is probable.

2.	Identify the performance obligations in the contract.

3.	Determine the transaction price. The transaction price is determined based on the consideration to which the Company will be entitled in exchange for providing the service to the customer.

4.	Allocate the transaction price to performance obligations in the contract. If a contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation.

5.	Recognize revenue when or as the Company satisfies a performance obligation. When the Company provides a service, revenue is recognized over the service term.

Revenue is recognized when a contract exists between the Company and a customer (business) and upon transfer of control of promised products or services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. The Company enters into contracts that can include various combinations of products and services, which may be capable of being distinct and accounted for as separate performance obligations.

The Company derives its revenues mainly from subscriptions. Revenues include subscription fees from customers accessing the Company’s enterprise cloud services. Cloud Services allow customers to use the Company’s software without taking possession of the software. Revenue is generally recognized ratably over the contract term. Substantially all of the Company’s subscription service arrangements are non-cancelable and do not contain refund-type provisions.

k.	Contingencies and Commitments

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

F-54

NAIZ BESPOKE TECHNOLOGIES, S.L.

NOTES TO FINANCIAL STATEMENTS

NOTE 3 -	Intangible Assets

Capitalized software costs are included in intangible assets on the Company’s balance sheet and amortized on a straight-line basis when placed into service over the estimated useful lives of the projects, which is typically five years.

Intangible Assets
Cost
Balance as at January 1, 2020	554
Additions	152
Disposals	-
Translation adjustments	59
Balance as at December 31, 2020	765

Balance as at January 1, 2021	765
Additions	162
Translation adjustments	(66)
Balance as at December 31, 2021	861

Accumulated Depreciation
Balance as at January 1, 2020	16
Additions	17
Disposals
Translation adjustments	9
Balance as at December 31, 2020	42

Balance as at January 1, 2021	42
Additions	17
Translation adjustments	3
Balance as at December 31, 2021	62

Carrying amounts
As at December 31, 2020	724
As at December 31, 2021	799

F-55

NAIZ BESPOKE TECHNOLOGIES, S.L.

NOTES TO FINANCIAL STATEMENTS

NOTE 4 -	Financial Liabilities

The book value of each of the financial liability categories is an acceptable approximation of fair value. There was no variation in the fair value of the liabilities during the year.

The financial liability maturities during the five years following the end of the financial year are shown below:

	Until	Until	Until	Until	Until	After	TOTAL
	31-12-22	31-12-23	31-12-24	31-12-25	31-12-26	31-12-26	31-12-21
Debts
Debts with credit institutions	121	33	29	30	19	15	247

NOTE 5 -	Other Liabilities

	Within 1 year	Between 1-5 years	TOTAL 31-12-21
Other financial liabilities	134	75	209
Trade creditors and other accounts payable	33	-	33
Various creditors	25	-	25
Personnel	8	-	8
TOTAL	200	75	275

F-56

NAIZ BESPOKE TECHNOLOGIES, S.L.

NOTES TO FINANCIAL STATEMENTS

NOTE 6 -	Equity

The share capital consists of 15,153 shares with a par value of 1 Euro ($1.13 as of December 31,2021) each.

On February 28, 2020, the Company launched a first capital increase of 2,228 Euro ($2,518) fully paid up by adding 2,228 shares with the same rights and obligations as the original ones, with an issue premium of 18,605 Euro ($21,000) fully paid up.

On March 6, 2020, the Company launched a second capital increase of 1,166 Euro ($1,318) fully paid up by adding 1,166 shares with the same rights and obligations as the existing ones, with an issue premium of 248,834 ($821,182) fully paid up.

NOTE 7 -	Deferred tax assets

Deferred taxes:

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2021	2020
Deferred tax assets and liabilities:

Operating loss carryforwards and tax credits (*)	165	154
Other temporary differences (**)	(59)	(54)
Net deferred tax asset	106	100

(*) The age and the deadline for tax recovery of the credits for losses after the submission of Corporation Tax for the current year will be as follows:

(**) These temporary differences include the tax effect that the Company will suffer in future years due to capital subsidies the Company received and already included in its revenues.

F-57

NAIZ BESPOKE TECHNOLOGIES, S.L.

NOTES TO FINANCIAL STATEMENTS

Year	Amount	LIMIT
2017	19,688	2047
2018	126,641	2048
2019	120,114	2049
2020	143,678	2050
2021	15,019	2051
TOTAL	425,140

The age and the deadline for tax recovery of credits due to tax deductions pending application after filing the Corporation Tax for this year will be as follows:

Year	Amount	LIMIT
2017	33,873	2047
2018	10,000	2048
TOTAL	43,873

The Company has capitalized the previous deductions produced and pending application and the tax credits derived from previous losses, since the directors expect to obtain sufficient positive tax bases for their recovery in the next 10 years.

F-58

NAIZ BESPOKE TECHNOLOGIES, S.L.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 -	Related Parties

The information on operations with related parties of the Company is included in the following table:

Outstanding balances with related parties for December 31, 2021	USD
Short-term debts (*)	96,000

(*) reflects a loan that was received from a related party.

NOTE 9 -	Grants and donations

The company recognized the grants upon receipt in profit and loss in the year in which the grants were received, as long as there is no performance obligations and no liabilities to the party that provide the grants and therefore are not refundable.

The Company received grants in an amounts of 68,000 Euro and 100,000 Euro during the years ended December 31,2021 and 2020 respectively.

F-59

NAIZ BESPOKE TECHNOLOGIES, S.L.

FINANCIAL STATEMENTS

AS OF September 30, 2022

U.S. Dollars in Thousands

F-60

NAIZ BESPOKE TECHNOLOGIES SL

Condensed Consolidated Interim Balance Sheets (Unaudited)

U.S. dollars in thousands (except share data and per share data)

September 30,
2022
(Unaudited)

Assets
Current Assets:
Cash and cash equivalents	36
Account receivables	40
Other receivables and prepaid expenses	3
Total current assets	79

Intangible asset	606
Property and equipment, net	1
Non-current financial assets	9
Deferred tax assets	104
Total non-current assets	720

Total assets	799

Liabilities and stockholders’ equity

Current liabilities:
Debt with financial institutions	23
Other financial liabilities	133
Trade payables	46
Accounts payable	56
Total current liabilities	258

Debt with financial institutions	103
Other financial liabilities	193
Contingencies and commitments	6
Total non-current liabilities	302

Total liabilities	560

Stockholders’ equity:
Stock Capital -
Common stock of $1 par value - Authorized: 15,153 shares; Issued and outstanding: 15,153 as of September 30, 2022	19
Additional paid-in capital	718
Accumulated other comprehensive loss	(260)
Accumulated deficit	(238)
Total stockholders’ equity	239
Total liabilities and stockholders’ equity	799

F-61

NAIZ BESPOKE TECHNOLOGIES SL

Condensed Consolidated Interim Statements of Comprehensive Loss (Unaudited)

U.S. dollars in thousands (except share data and per share data)

		September 30,
	Note	2022

Revenues		279
Cost of revenues		(205)
Gross profit		74

Operating expenses
Research and development		(7)
Sales and marketing		(66)
General and administrative		(246)

Total operating expenses		(319)

Operating loss		(245)

Financial income (expense), net		(5)

Net loss		(250)

Other comprehensive income (loss):

Translation to presentation currency		(13)

Total comprehensive loss		(263)

F-62

NAIZ BESPOKE TECHNOLOGIES SL

Condensed Consolidated Interim Statements of Changes in Stockholders’ Equity (Unaudited)

U.S. dollars in thousands (except share data and per share data)

	Common stock		Additional paid-in	Accumulated other comprehensive	Accumulated	Total stockholders’
	Number	Amount	capital	loss	Deficit	equity

Balance as of December 31, 2020	15,153	19	706	(73)	(72)	580
Total comprehensive income (loss)	-	-	-	(137)	82	(55)
Balance as of December 31, 2021	15,153	19	706	(210)	10	525
Exercise of warrants	-	-	12	-	-	12
Total comprehensive loss	-	-	-	(50)	(248)	(298)
Balance as of September 30, 2022	15,153	19	718	(260)	(238)	239

F-63

NAIZ BESPOKE TECHNOLOGIES SL

Euros	Year ended September 30, 2022
Cash flows from operating activities:

Net loss	(248)
Adjustments to reconcile net loss to net cash used in
Depreciation and amortization	193
Other	(19)
(Increase) decrease in accounts receivable	57
Increase in other receivables and prepaid expenses	(2)
(Decrease) increase in trade payables	(98)
(Decrease) increase in accounts payables	(7)

Net cash used in operating activities	(124)

Cash flows from financing activities:

Proceeds from issuance of shares, net of issuance costs	12
Debt with financial institutions + Other

repayment of short term loan	(90)

Net cash provided by financing activities	(78)
Effect of exchange rate fluctuations on cash and cash equivalents	149

Increase (Decrease) in cash and cash equivalents	(53)
Cash and cash equivalents at the beginning of the year	89

Cash and cash equivalents at the end of the period	36

F-64

NAIZ BESPOKE TECHNOLOGIES SL

Notes to Interim Financial Statements (Unaudited)

Note 1 - General

NAIZ BESPOKE TECHNOLOGIES SL was incorporated in Bilbao on January 18, 2017 by a public deed granted. Its registered office is at Paseo Mikeletegi, 83, Donostia-San Sebastián, Gipuzkoa, Spain. The business of the company is the Internet and mobile application sale of services related to (i) the capture of anthropometric and personal body measurements, (ii) intermediation in the sale of fashion articles, accessories and similar offered by businesses in this sector, and (iii) the integration of the aforementioned services in the sales processes of these businesses.

Note 2 - Significant Accounting Policies

a.	Unaudited condensed consolidated financial statements:

The accompanying unaudited condensed consolidated interim financial statements included herein have been prepared by the Company in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”). The unaudited condensed consolidated financial statements are comprised of the financial statements of the Company. In management’s opinion, the interim financial data presented includes all adjustments necessary for a fair presentation. All intercompany accounts and transactions have been eliminated. Certain information required by U.S. generally accepted accounting principles (“GAAP”) has been condensed or omitted in accordance with rules and regulations of the SEC. Operating results for the nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for any future period or for the year ending December 31, 2022.

These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2021.

b.	Significant Accounting Policies:

The significant accounting policies followed in the preparation of these unaudited interim condensed consolidated financial statements are identical to those applied in the preparation of the latest annual financial statements.

c.	Capitalized Software Development Costs:

In accordance with ASC 350-40, the Company capitalizes certain software development costs incurred in connection with developing or projects or software when both the preliminary project stage is completed, and it is probable that the software will be used as intended and will be sold to customers, until the software is available for general release. Capitalized software costs include compensation and related benefits for employees who are directly associated with the software project.

Capitalized software costs are included in intangible assets on our balance sheet and amortized on a straight-line basis when placed into service over the estimated useful lives of the software, which is typically three years. Amortization expense is included in cost of revenue on the statements of operations and totaled $191,000 for the period ended September 30, 2022. The Company reviews the carrying value for impairment whenever facts and circumstances exist that would suggest that assets might be impaired or that the useful lives should be modified.

F-65

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 7, 2022, My Size Inc., a Delaware corporation (the “Company”), entered into that certain Share Purchase Agreement (the “Agreement”) with Borja Cembrero Saralegui (“Borja), Aritz Torre Garcia (“Aritz”), Whitehole, S.L. (“Whitehole”), Twinbel, S.L. (“Twinbel”) and EGI Acceleration, S.L. (“EGI) (each of Borja, Aritz, Whitehole, Twinbel and EGI shall be referred to as the “Sellers”), pursuant to which the Sellers agreed to sell to the Company all of the issued and outstanding equity of Naiz Bespoke Technologies, S.L., a limited liability company incorporated under the laws of Spain (“Naiz”). The acquisition of Naiz was completed on October 11, 2022 (the “Acquisition”).

In consideration of the purchase of the shares of Naiz, the Agreement provided that the Sellers are entitled to receive (i) an aggregate of 6,000,000 shares (the “Equity Consideration”) of the Company’s common stock (the “Shares”), representing in the aggregate, immediately prior to the issuance of such shares at the closing of the transaction, not more than 19.9% of the issued and outstanding Shares and (ii) up to US$2,050,000 in cash (the “Cash Consideration”). Due to sales restrictions on the sale of 6,000,000 shares, the fair value of the shares was set to $988,096, based on closing price of $0.186 measured on the basis of the quoted market price for an otherwise identical unrestricted equity instrument of the same issuer that trades in a public market, adjusted to reflect the effect of the sales restrictions.

The Equity Consideration was issued to the Sellers at closing of the transaction. The Agreement also provides that, in the event that the actual value of the Equity Consideration (based on the average closing price of the Shares on the Nasdaq Capital Market over the 10 trading days prior to the closing of the transaction (the “Equity Value Averaging Period”)) is less than US$1,650,000, the Company shall make an additional cash payment (the “Shortfall Value”) to the Sellers within 45 days of the Company’s receipt of Naiz’s 2025 audited financial statements; provided that certain revenue targets are met. Following the Equity Value Averaging Period, it was determined that the Shortfall Value is US$459,240.

The Cash Consideration is payable to the Sellers in five installments, according to the following payment schedule: (i) US$500,000 at closing, (ii) up to US$500,000 within 45 days of the Company’s receipt of Naiz’s 2022 audited financial statements, (iii) up to US$350,000 within 45 days of the Company’s receipt of Naiz’s unaudited financial statements for the six months ended June 30, 2023, (iv) up to US$350,000 within 45 days of the Company’s receipt of Naiz’s unaudited financial statements for the six months ended December 31, 2023, and (v) up to US$350,000 within 45 days of the Company’s receipt of Naiz’s 2024 audited financial statements; provided that in the case of the second, third, fourth and fifth installments certain revenue targets are met.

The payment of the second, third, fourth and fifth cash installments are further subject to the continuing employment or involvement of Borja and Aritz (each of Borja and Aritz shall be referred to as a “Key Person” and collectively, as the Key Persons) by or with Naiz at the date such payment is due (except if a Key Person is terminated from Naiz due to a Good Reason (as defined in the Agreement).

F-66

The following unaudited pro forma financial information for the nine months ended September 30, 2022 and for the year ended December 31, 2021 combine the historical consolidated financial statements of the Company and the combined financial statements of Naiz. The unaudited pro forma condensed combined balance Sheet is presented as if the Acquisition had occurred on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 are presented as if the Acquisition had occurred on January 1, 2021, the first day of the year ended December 31, 2021.

The unaudited pro forma financial information has been developed from, and should be read in conjunction with, the Company’s unaudited interim condensed consolidated financial statements contained in the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2022, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and the audited combined financial statements and unaudited interim financial statements of Naiz incorporated into this Current Report on Form 8-K/A.

The unaudited pro forma financial information has been prepared by the Company using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Company is the acquirer for accounting purposes. Accordingly, consideration transferred by the Company to complete the acquisition has been allocated, on a preliminary basis, to identifiable assets and liabilities of Naiz based on estimated fair values. The Company made an allocation of the consideration transferred to the assets acquired and liabilities assumed based upon management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. Accordingly, the pro forma adjustments related to the allocation of consideration transferred are preliminary and have been presented solely for the purpose of providing the financial statements in this Current Report on Form 8-K/A. The Company expects to finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year from the acquisition date.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Acquisition. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had the Company and Naiz been a combined organization during the specified periods. The actual results reported in periods following the Acquisition may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Naiz may materially vary from those of the Company. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, management will conduct a final review of Naiz’s accounting policies to determine if differences in accounting policies require adjustment or reclassification of Naiz’s results of operations or reclassification of assets or liabilities to conform to the Company accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

The purchase price allocation takes into account the information management believes is reasonable at the time of acquisition. Nevertheless, the Company has one year from the Closing Date to make a final determination of purchase price accounting allocations; and, accordingly, adjustments may be made to the foregoing allocations for the Acquisition (the measurement period).

F-67

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2022

(in thousands)

	MY SIZE INC.	Naiz Bespoke Technologies, S.L	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	4,360	36	(590)	1	3,806
Restricted cash	262	-	-		262
Inventory, net	1,059	-	-		1,059
Accounts receivables	386	40	-		426
Other receivables and prepaid expenses	651	3	-		654
Total current assets	6,718	79	(590)		6,207

Long term deposit	28	-	-		28
Long Term Financial Investment	-	9	-		9
Property and equipment, net	144	1	-		145
Right-of-use asset	659	-	-		659
Deferred tax assets	-	144	-		144
Investment in marketable securities	80	-	-		80
Intangible assets	294	606	483	2	1,383
Goodwill	268	-	1,048	3	1,316
	1,473	760	1,531		3,764

Total assets	8,191	839	941		9,971

Liabilities and stockholders’ equity
Current liabilities:
Account payables	596	24	98	5	718
Short term accruals and deferrals	-	56	-		56
Short term loans	-	156	(90)	1	66
Right of use liability	177	-	-		177
Bank overdraft and short-term loans	195	-	-		195
Trade payables	749	-	-		749
Other payables	390	28	-		418
Derivatives	28	-	-		28
Total current liabilities	2,135	264	8		2,407

Long term loans	86	296	-		382
Deferred tax liabilities	68	40	261	2	369
Long term right of use liability	368	-	-		368
Total non-current liabilities	522	336	261		1,119

Total liabilities	2,657	600	269		3,526

COMMITMENTS AND CONTINGENCIES

Shareholders’ equity
Stock Capital -
Common stock of $0.001 par value - Authorized: 200,000,000 shares; Issued and outstanding: 25,726,284 and 23,982,503 as of September 30, 2022 , pro forma; 31,726,284 shares issued and outstanding	26	19	(13)		32
Additional paid-in capital	57,213	718	285	6	58,216
Accumulated other comprehensive loss	(584)	(260)	260		(584)
Accumulated deficit	(51,121)	(238)	140		(51,219)
Total stockholders’ equity	5,534	239	672		6,445
Total liabilities and stockholders’ equity	8,191	839	941		9,971

F-68

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021

(in thousands, except per share amounts)

	MY SIZE INC.	Naiz Bespoke Technologies, S.L	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenues	131	248	-		379
Cost of revenues	-	(49)	-		(49)
Gross profit	131	199	-		330

Operating expenses:
Research and development	(4,248)	51	(57)	2	(4,254)
Sales and marketing	(2,336)	(43)	(119)	2	(2,498)
General and administrative	(4,124)	(141)	(98)	5	(4,363)
Total operating expenses	(10,708)	(133)	(274)		(11,115)

Operating profit (loss)	(10,577)	66	(274)		(10,785)

Financial income (expenses), net	57	(8)	(5)	4	44

Income tax expense	-	24	-		24
Net loss	(10,520)	82	(279)		(10,717)

Other comprehensive income (loss):

Foreign currency translation differences	18	(137)	-		119
Total comprehensive loss	(10,502)	(55)	(279)		(10,836)

F-69

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2022

(in thousands, except per share amounts)

	MY SIZE INC.	Naiz Bespoke Technologies, S.L	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenues	1,931	279	-		2,210
Cost of revenues	(1,607)	(205)	-		(1,812)
Gross profit	324	74			398

Operating expenses:
Research and development	(1,152)	(7)	(43)	2	(1,202)
Sales and marketing	(2,526)	(66)	(89)	2	(2,681)
General and administrative	(2,378)	(246)	-		(2,624)
Total operating expenses	(6,056)	(319)	(132)		(6,507)

Operating loss	(5,732)	(245)	(132)		(6,109)

Financial income (expenses), net	(198)	(5)	(3)	4	(206)
Net loss	(5,930)	(250)	(135)		(6,315)

Other comprehensive income (loss):

Foreign currency translation differences	(178)	(13)	-		(191)
Total comprehensive loss	(6,108)	(263)	(135)		(6,506)

F-70

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined balance sheet includes pro forma adjustments that reflect the U.S. GAAP accounting for the transaction to illustrate the effects of Acquisition to the Company’s historical financial statements. Based on the Company’s management’s review of Naiz summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Naiz to conform to the accounting policies of the Company are not expected to be significant. The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

1.	Reflects the Cash Consideration of $500,000 paid to the Sellers, at closing in addition to Equity Consideration. Moreover, as part of the Acquistion, the parties entered into an intercompany loan agreement pursuant to which the Company provided a loan in the amount of $90,000 to Naiz to repay a loan that received from a third party and Naiz repaid upon the Acquistion.

2.	Reflects the pro forma adjustment to record intangible assets associated with customer relationships of $750,000, technology of $295,000, and trademarks of $79,000 based on the preliminary purchase price allocation. The customer relationship intangibles will be amortized over an average of 7 years. The technology and trademarks intangible will be amortized over an average of 5 years.

3.	Reflects the pro forma adjustment to record preliminary estimated goodwill of $713,000 recognized from the Acquisition.

4.	Reflects the interest from a loan that Naiz has received from a third party and the Company repaid upon the Merger.

5.	Reflects the pro forma adjustment to record preliminary estimated Acquisition costs of $98,000 recognized from the Acquisition.

6.

Reflects the value of the consideration paid in Acquisition. the Due to sales restrictions on the sale of 6,000,000 shares, the fair value of the shares was set to $988,096, based on closing price of $0.186 measured on the basis of the quoted market price for an otherwise identical unrestricted equity instrument of the same issuer that trades in a public market, adjusted to reflect the effect of the sales restrictions.from the Acquisition.

7.	Assumes that the conditional event regarding the payment of the rest of the Cash Consideration did not mature.

F-71

My Size, Inc.

January      , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance And Distribution

The following table sets forth the fees and expenses, other than placement agent fees and expenses, payable in connection with the registration of the common stock hereunder. All amounts are estimates.

Item	Amount to be paid
SEC registration fee	$1,000
Printing expenses	1,000
Legal fees and expenses	20,000
Accounting fees and expenses	25,000
Total	$47,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation and Bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Item 15. Recent Sales of Unregistered Securities.

We sold the securities described below within the past three years which were not registered under the Securities Act.

In June 2020, we entered into a consulting agreement with a consultant pursuant to which we agreed upon the three-month anniversary of the agreement to issue a warrant to purchase up to 300 shares of our common stock. The warrants are exercisable at $32.50 per share and have a term of 18 months from the date of issuance.

In May 2021, we entered into an agreement with a consultant pursuant to which we agreed to issue warrants to purchase an aggregate of 4,000 shares of common stock, 2,000 of which are exercisable at $37.50 per share and 2,000 of which are exercisable at $50.00 per share, in each case exercisable until December 31, 2022. In addition, in June 2021, we entered into an agreement with a consultant pursuant to which we agreed to issue warrants to purchase 2,000 shares of common stock at an exercise price of $37.50 per share exercisable until December 31, 2022.

On May 26, 2021, we entered into the Amendment to the Purchase Agreement with Shoshana Zigdon, pursuant to which we issued 100,000 shares of common stock to Ms. Zigdon in a private placement.

On October 26, 2021, we entered into a securities purchase agreement with several institutional investors pursuant to which the Company agreed to sell and issue, in a registered direct offering, 100,592 shares of common stock, and, in a concurrent private placement, the Company also agreed to sell and issue to the investors warrants to purchase up to 75,444 shares of common stock, at an offering price of $33.80 per share and associated warrant, for aggregate proceeds of approximately $8.5 million, before deducting fees payable to the placement agent and other estimated offering expenses payable by the Company. In addition, in connection with the private placement, we entered into securities purchase agreements with the same institutional investors pursuant to which we agreed to sell and issue in a private placement offering an aggregate of 150,889 shares of common stock, an aggregate of 113,167, at the same purchase price as in the registered direct offering. The offerings closed on October 28, 2021. The Warrants are immediately exercisable and expire five years from issuance at an exercise price of $31.50 per share, subject to adjustment as set forth therein. The Warrants may be exercised on a cashless basis if there is no effective registration statement registering the shares underlying the warrants.

On January 10, 2023, we entered into the RD Purchase Agreement with the purchaser, pursuant to which the Company agreed to sell and issue in the RD Offering an aggregate of 162,000 RD Shares and 279,899 Pre-funded Warrants, and, in a concurrent private placement, 441,899 Series A Warrants and 441,899 Series B Warrants, at an offering price of $3.005 per RD Share and associated Series A and Series B Warrants and an offering price of $3.054 per Pre-funded Warrant and associated Series A and Series B Warrants. In addition, we entered into the PIPE Purchase Agreement with the purchaser, pursuant to which we agreed to sell and issue in the PIPE Offering an aggregate of 540,098 Pre-funded Warrants, 540,098 Series A Warrants and 540,098 Series B Warrants, at an offering price of $3.054 per Pre-funded Warrant and associated Series A and Series B Warrants. The Offerings closed on January 12, 2023. The Pre-funded Warrants are immediately exercisable at an exercise price of $0.001 per share and will not expire until exercised in full. The Series A and Series B Warrants are immediately exercisable upon issuance at an exercise price of $2.805 per share, subject to adjustment as set forth therein. The Series A Warrants have a term of five and one-half years from the date of issuance and the Series B Warrants have a term of 28 months from the date of issuance.

The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act since, among other things, the transactions did not involve a public offering.

II-2

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

3.1	Amended and Restated Certificate of Incorporation of My Size, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Form on Form 8-K filed on March 23, 2017)

3.2	Amended and Restated By-Laws of My Size, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed on March 4, 2016)

3.3	Amendment to Amended and Restated Certificate of Incorporation of My Size, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on February 20, 2018)

3.4	Second Amended and Restated By-Laws of My Size, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 24, 2018)

3.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation of My Size, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 18, 2019)

3.6	Certificate of Amendment of Amended and Restated Certificate of Incorporation of My Size, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 7, 2022)

3.7	Amendment No. 1 to Second Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on January 7, 2022)

3.8	Certificate of Amendment to Amended and Restated Certificate of Incorporation of My Size, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 7, 2022)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3/A filed on November 14, 2016)

4.3	Form of Warrant to Purchase Common Stock issued on February 2, 2018 (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K filed on March 27, 2019)

4.4	Description of Securities Registered under Section 12 (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K filed on March 19, 2020)

4.5	Form of Warrant (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-1, Amendment No. 1, filed with the SEC on May 5, 2020.)

4.6	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-1, Amendment No. 1, filed with the SEC on May 5, 2020)

5.1*	Opinion of McDermott Will & Emery LLP

10.1	My Size, Inc. 2017 Equity Incentive Plan (incorporated by reference as an exhibit to the Company’s Definitive Proxy Statement on Schedule DEF 14A filed on March 2, 2017)

10.2	My Size, Inc. 2017 Consultant Equity Incentive Plan (incorporated by reference as an exhibit to the Company’s Definitive Proxy Statement on Schedule DEF 14A filed on March 2, 2017)

II-3

10.3	My Size, Inc. 2017 Stock Option Plan Israel Grantees Sub-Plan (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed on March 27, 2019)

10.6	Purchase Agreement between My Size, Inc. and Shoshana Zigdon dated as of February 16, 2014 (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed on March 4, 2016)

10.9 +	Employment Agreement between My Size Israel 2014 Ltd. and Ronen Luzon dated November 18, 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 19, 2018)

10.10 +	Employment Agreement between My Size Israel 2014 Ltd. and Or Kles dated November 18, 2018 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on November 19, 2018)

10.11 +	Employment Agreement between My Size Israel 2014 Ltd. and Billy Pardo dated November 18, 2018 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on November 19, 2018)

10.12	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 15, 2020)

10.13	Form of Warrant (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 15, 2020)

10.14	Form of Placement Agent Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 15, 2020)

10.15	Securities Purchase Agreement (incorporated by reference to Exhibit 10.30 to the Company’s Registration Statement on Form S-1, Amendment No. 1, filed with the SEC on May 5, 2020)

10.16	Underwriting Agreement, dated January 5, 2021, by and between the Company and Aegis Capital Corp. (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on January 7, 2021)

10.17	Underwriting Agreement, dated March 22, 2021, by and between the Company and Aegis Capital Corp. (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on March 25, 2021)

10.18	Amendment to Purchase Agreement between My Size Israel 2014 Ltd., My Size, Inc. and Shoshana Zigdon (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q on August 16, 2021)

10.19	Form of Registered Direct Offering Securities Purchase Agreement, dated October 26, 2021, by and between the Company and the Purchasers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 28, 2021)

10.20	Form of PIPE Securities Purchase Agreement, dated October 26, 2021, by and between the Company and the Purchasers (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 28, 2021)

10.21	Form of Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on October 28, 2021)

II-4

10.22	Form of Placement Agent Warrant issued by the Company on October 28, 2021 (incorporated by reference to Exhibit 10.22 to the Company’s Form S-1 filed on November 12, 2021)

10.23	Form of Registration Rights Agreement, dated October 26, 2021, by and between the Company and the Purchasers (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on October 28, 2021)

10.24	Engagement Agreement, dated October 26, 2021, by and between the Company and the Purchasers (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on October 28, 2021)

10.25	Settlement Agreement dated November 4, 2021, among My Size, Inc., David Lazar and certain of his affiliates (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 5, 2021)

10.26	Share Purchase Agreement dated as of February 7, 2022 between My Size Israel 2014 Ltd. and Amar Guy Shalom and Elad Bretfeld (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 8, 2022)

10.27	Employment Agreement between My Size Israel 2014 Ltd. and Ezequiel Javier Brandwain dated January 27, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 1, 2022)

10.28	Share Purchase Agreement, dated as of October 6, 2022, by and among My Size, Inc., Borja Cembrero Saralegui, Artiz Toree Garcia, Whitehold, S.L., Twinbel, S.L., and EGI Acceleration, S.L. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 12, 2022)

10.29	Form of Lock-Up Agreement by and among My Size, Inc. and the stockholders identified on the signature page thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on October 12, 2022)

10.30	Form of Voting Agreement by and among My Size, Inc. and the stockholders identified on the signature page thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on October 12, 2022)

10.31	My Size, Inc. Amendment to the My Size, Inc. 2017 Equity Plan (incorporated by reference to Appendix B to the Company’s definitive proxy statement filed with the SEC on November 4, 2022)

10.32	Form of Registered Direct Offering Securities Purchase Agreement, dated January 10, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2023)

10.33	Form of PIPE Securities Agreement, dated January 10, 2023 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2023)

10.34	Form of Registered Direct Pre-Funded Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2023)

10.35	Form of Series A and Series B Warrant (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2023)

10.36	Form of Private Placement Pre-Funded Warrant (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2023)

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10.37	Form of Registration Rights Agreement, dated January 10, 2023 (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2023)

10.38	Engagement Agreement, dated December 5, 2022 (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2023)

23.1*	Consent of Somekh Chaikin, member firm of KPMG International, independent registered public accounting firm to My Size Inc.

23.2*	Consent of Airen Auditors SLP, independent auditor to Naiz Bespoke Technologies, S.L.

23.3*	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)

24.1*	Power of Attorney

101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Schema
101.CAL*	Inline XBRL Taxonomy Calculation Linkbase
101.DEF*	Inline XBRL Taxonomy Definition Linkbase
101.LAB*	Inline XBRL Taxonomy Label Linkbase
101.PRE*	Inline XBRL Taxonomy Presentation Linkbase
104*	Cover Page Interactive Data File (formatted as Inline XBRL document and contained in Exhibit 101)

107*	Filing Fee Table

*	Filed herewith

(b)	Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Airport City, State of Israel on this January 30, 2023.

MY SIZE, INC.

By:	/s/ Ronen Luzon
Name:	Ronen Luzon
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTED, that each director and officer of My Size, Inc. whose signature appears below hereby appoints Ronen Luzon and Or Kles, and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective -amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ronen Luzon	Chief Executive Officer and Director	January 30, 2023
Ronen Luzon	(principal executive officer)

/s/ Or Kles	Chief Financial Officer	January 30, 2023
Or Kles	(principal financial officer and principal accounting officer)

/s/ Arik Kaufman	Director	January 30, 2023
Arik Kaufman

/s/ Oren Elmaliah	Director	January 30, 2023
Oren Elmaliah

/s/ Oron Branitzky	Director	January 30, 2023
Oron Branitzky

/s/ Guy Zimmerman	Director	January 30, 2023
Guy Zimmerman

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